As Filed with the Securities and Exchange Commission on December 6, 2005
Registration No. 333-129626

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARTISTdirect, Inc.
(Name of Small Business Issuer in its Charter)

Delaware	7389	95-4760230

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10900 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(310) 443-5360
(Address and Telephone Number of Principal Executive Offices)

Robert N. Weingarten, Chief Financial Officer
10900 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(310) 443-5360
(Name, Address and Telephone Number of Agent for Service)

Copies to
David I. Sunkin, Esq.
Kristy D. Palmquist, Esq.
Sheppard Mullin Richter & Hampton LLP
333 South Hope Street, 48th Floor
Los Angeles, California 90071-1448
Telephone (213) 620-1780 Facsimile (213) 620-1398

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this registration statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
		Maximum	Aggregate	Amount of
	Amount To Be	Offering Price	Offering	Registration
Title of Each Class of Securities To Be Registered	Registered (1)	Per Share	Price	Fee
Common Stock, $.01 par value(2)	22,127,526	$2.35(6)	$51,999,686(6)	$6,120.36(8)
Common Stock, $.01 par value(3)	6,601,209	$2.35(6)	$15,512,841(6)	$1,825.86(8)
Common Stock, $.01 par value(4)	8,618,620	$2.35(6)	$20,253,757(6)	$2,383.87(8)
Common Stock, $.01 par value(5)	200,000	$2.39(7)	$478,000(7)	$51.15
TOTAL REGISTRATION FEE:				$10,381.24

(1)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 20,297,097 shares of Common Stock underlying convertible promissory notes issued by the Registrant to certain of the selling stockholders and 1,830,429 shares of Common Stock that may be payable as interest shares. Interest accrues on the unpaid principle amount of the convertible promissory notes in United States dollars or in shares of the Registrant’s Common Stock at the Registrant’s option. For purposes of determining the number of interest shares to be registered under this prospectus, the Registrant has used $2.75 per share as the estimated value for the Registrant’s shares.

(3)	Represents shares of Common Stock underlying warrants issued by the Registrant to selling stockholders.

(4)	As required by certain contractual obligations to which the Registrant is subject, the number of shares of Common Stock registered represents 130% of the number of shares of Common Stock underlying the convertible promissory notes, interest shares and warrants issued by the Registrant to certain of the selling stockholders. Refer also to footnotes (2) and (3) above.

(5)	Represents shares of Common Stock underlying a warrant issued by the Registrant pursuant to contractual obligations to a selling stockholder.

(6)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the Over-The-Counter Bulletin Board on November 7, 2005.

(7)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the Over-the-Counter Bulletin Board on December 1, 2005.

(8)	Amount previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Dated December 6, 2005
PROSPECTUS
37,547,355 Shares
ARTISTdirect, Inc.
COMMON STOCK
     This prospectus relates to 37,547,355 shares of common stock of ARTISTdirect, Inc. that may be resold from time to time to the public by the selling stockholders named in this prospectus, including:
•	up to 20,297,097 shares of common stock underlying convertible promissory notes held by certain of the selling stockholders;

•	up to 1,830,429 shares of common stock that may be issued as interest shares pursuant to the convertible promissory notes issued to certain of the selling stockholders;

•	up to 6,601,209 shares of common stock underlying warrants held by certain of the selling stockholders;

•	in accordance with our contractual obligations, up to an additional 8,618,620 shares issuable upon conversion of the convertible promissory notes, issuance of interest shares and upon exercise of the above-referenced warrants; and

•	up to 200,000 shares of common stock underlying a warrant issued to a selling stockholder.

     We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised.

     Our common stock is traded on the Over-The-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “ARTD.” The closing sales price for our common stock on December 5, 2005 was $2.30 per share, as reported on the Over-the-Counter Bulletin Board.

     The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December       , 2005

     Please read this prospectus carefully. It describes our business, our financial condition and results of operations and various risk factors. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.
     You should solely rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

-i-

PROSPECTUS SUMMARY
     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.
     In this prospectus, the terms “we,” “us,” and “our” refer to ARTISTdirect, Inc., a Delaware corporation, and its consolidated subsidiaries, as appropriate in the context, and, unless the context otherwise requires, “common stock” refers to the common stock, par value $0.01 per share, of ARTISTdirect, Inc.
Our Company
General
     We are an online music entertainment company that provides an integrated offering for music fans, artists and marketing partners. The ARTISTdirect network (www.artistdirect.com) is a network of web sites offering multi-media content, music news and information, community around shared music interests, advertising sponsorships, music-related specialty commerce and digital music services.
     The ARTISTdirect network consists of our music search engine and database containing information on more than 100,000 artists, retail e-commerce offering a wide selection of artist merchandise and music, our proprietary music guide that enables users to browse music by artist, genre or time period, a music-oriented online community and the ability for users to download and listen to music and view music videos.
•	ARTISTdirect.com — a comprehensive online music search engine and resource for music information. ARTISTdirect.com provides information on more than 100,000 artists across numerous musical genres, featuring news, concert information, artist biographies, album reviews, contests, promotions, music samples and downloads. Artistdirect.com also offers links to numerous other Web sites in the online music community.

•	Community — a music-oriented online community providing message boards relating to general music topics. The Community area allows fans to communicate with others around the world to share interests and commentary about their favorite music and artists.

•	The ARTISTdirect shopping area — a retail site offering a wide selection of music titles and artist and lifestyle merchandise.

•	Music Streaming and Downloads and Video — a feature that enables users to stream, download and listen to music from a variety of artists.

•	Video — Users can view a variety of current music videos featuring popular and emerging artists.

•	Music Guide — a feature that allows users to navigate a large catalog of music by artist, genre or time period (e.g., 60’s Rock), facilitating both quick access to music known to the user and the discovery of music that may be new to the user. The music guide is designed to function with either short music clips or with full song files at such time as we are able to enter into music licensing agreements on terms acceptable to us.
     On July 28, 2005, we acquired a privately-held company that provides Internet piracy prevention (“IPP”) solutions. Refer to “Recent Developments” below.
     We were incorporated in October 1999 under the laws of the State of Delaware. Our primary executive offices are located at 10900 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024. Our telephone number is (310) 443-5360.

Recent Developments
     On July 28, 2005, we consummated the acquisition (the “Acquisition”) of MediaDefender, Inc., a privately held Delaware corporation (“MediaDefender”). The aggregate consideration for the Acquisition was $42.5 million in cash, subject to a holdback of $4.25 million which was placed into an escrow account to cover certain indemnification claims for a limited period of time. Up to $3.0 million of the holdback may be released prior to June 30, 2006 upon the occurrence of certain triggering events. MediaDefender is a recognized creator of and one of the leaders in the rapidly-expanding IPP industry. Over the past four years, MediaDefender’s IPP solutions have been utilized by many of the major music and entertainment companies in the global music and movie industries as an effective means of thwarting illegal downloading and causing consumers to pay for authorized digital content.
     Concurrent with the consummation of the Acquisition, we completed a $15 million senior secured debt transaction and a $30 million convertible subordinated debt transaction. The securities were offered and sold to issuees in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. Each of the issuees qualified as an accredited investor (as defined by Rule 501 under the Securities Act). This prospectus relates primarily to the resale of the equity securities issued in connection with these financing transactions.
The Offering

Common stock offered by selling stockholders	37,547,355 shares*

Common stock outstanding	4,611,149 shares
Use of proceeds	We will not receive any proceeds from the sale of the common stock
OTC Bulletin Board	ARTD
     * Represents 20,297,097 shares of our common stock underlying convertible promissory notes that were issued to certain of the selling stockholders, 1,830,429 shares of our common stock that may be issued as interest shares pursuant to the convertible promissory notes issued to certain of the selling stockholders and 6,601,209 shares of our common stock underlying warrants that were issued to certain of the selling stockholders. In accordance with our contractual obligations, it also includes an additional 8,618,620 shares of our common stock issuable upon conversion of the convertible promissory notes, issuance of interest shares and upon exercise of the above-referenced warrants. We have also included 200,000 shares of our common stock underlying a warrant pursuant to certain “piggyback” registration rights contractually granted by us to the holder in September 2003.
     The above information is based on the number of shares of common stock outstanding as of December 1, 2005, and excludes:
•	961,928 shares of our common stock issuable upon exercise of options outstanding as of December 1, 2005 under our 1999 Employee Stock Option Plan, 1999 Artist Plan and our 1999 Artist and Artist Advisor Plan (collectively, the “1999 Option Plans”);

•	6,972,161 shares of our common stock issuable upon exercise of warrants outstanding as of December 1, 2005; and

•	20,297,097 shares of our common stock issuable upon conversion of convertible promissory notes outstanding as of December 1, 2005.

Summary Condensed Consolidated Financial Data
     The following table presents summary consolidated financial data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, which has been derived from our audited consolidated financial statements, and as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005, which has been derived from our unaudited consolidated financial statements. The unaudited information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, contains all adjustments, including normal recurring accruals and those relating to the MediaDefender Acquisition necessary for the fair presentation of our operating results for these periods and our financial condition as of these dates. The selected consolidated financial data does not purport to indicate results of operations as of any future date or for any future period. The summary consolidated financial data has been derived from and should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our audited consolidated financial statements and notes thereto and our Quarterly Report on Form 10-QSB/A filed by us with the Securities and Exchange Commission (“SEC”) on November 23, 2005.
     As a result of the sale of all of our interest in ARTISTdirect Recordings to Radar Records effective February 28, 2005, we have accounted for our interest in ARTISTdirect Records as a discontinued operation at December 31, 2004 and for the year then ended in accordance with SFAS No. 144. Accordingly, we have restated our consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2002 and 2003 to reflect such accounting treatment, and the assets and liabilities of ARTISTdirect Records have been classified as “held for sale.”
     During December 2004, we ceased the sale of products under the iMusic label and discontinued the operations of the iMusic record label. Accordingly, we have accounted for the operations of iMusic as a discontinued operation for all periods presented and have restated our consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2002 and 2003 to reflect the termination of the business operations of iMusic.
     Our audited consolidated financial statements reflect the historical results of ARTISTdirect prior to the Acquisition, and do not include the historical financial results of MediaDefender prior to the consummation of the Acquisition. Our interim consolidated financial statements for the nine months ended September 30, 2005 include the operations of MediaDefender subsequent to its Acquisition. We have included audited financial statements of MediaDefender for the years ended December 31, 2003 and 2004 and unaudited financial statements for the six months ended June 30, 2004 and 2005 and elsewhere in this prospectus. Refer to “Index to MediaDefender, Inc. Financial Statements.” All amounts shown below are in thousands except for share and per share data.

						Nine Months Ended September 30,
Consolidated Statement of Operations	Year Ended December 31,					(unaudited)
Data:	2000	2001	2002	2003	2004	2004	2005
Total net revenues	$18,370	$10,421	$5,637	$4,632	$5,143	$3,508	$8,311
Loss from continuing operations	(61,499)	(61,276)	(17,273)	(6,892)	(1,063)	(1,034)	(442)
Net income (loss)	(59,309)	(69,880)	(48,192)	(21,701)	(3,311)	(2,492)	20,366
Net income (loss) attributable to common shareholders	(85,178)	(70,571)	(48,192)	(21,701)	(3,311)	(2,492)	20,366
Loss from continuing operations per common share
Basic	(27.52)	(17.12)	(5.12)	(1.99)	(0.30)	(0.30)	(0.12)
Diluted	(27.52)	(17.12)	(5.12)	(1.99)	(0.30)	(0.30)	(0.11)
Net income (loss) per common share
Basic	(26.83)	(19.49)	(13.92)	(6.27)	(0.94)	(0.72)	5.43
Diluted	(26.83)	(19.49)	(13.92)	(6.27)	(0.94)	(0.72)	4.92
Weighted average common shares outstanding
Basic	3,175,126	3,620,161	3,461,057	3,461,992	3,502,117	3,502,117	3,748,569
Diluted	3,175,126	3,620,161	3,461,057	3,461,992	3,502,117	3,502,117	4,136,255

						As of
	As of December 31,					September 30, 2005
Consolidated Balance Sheet Data:	2000	2001	2002	2003	2004	(unaudited)
Cash and cash equivalents	$49,199	$25,016	$1,910	$719	$1,156	$2,292
Working capital (deficiency)	84,163	48,323	8,397	(15,915)	(18,438)	3,812
Total assets	117,762	59,873	15,925	3,006	2,413	54,131
Long term obligations	12,308	903	1,117	—	—	45,723

RISK FACTORS
     Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.
     Our actual results may differ materially from those anticipated in these forward-looking statements. We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond our control. Refer also to “Special Note Regarding Forward-Looking Statements.”
RISKS RELATED TO OUR BUSINESS
We have a history of operating losses and negative cash flows.
     We have incurred losses and negative cash flows from operations in every fiscal period since inception, except for the three months ended September 30, 2005, and have an accumulated deficit of $205.6 million as of September 30, 2005. For the year ended December 31, 2004, we incurred a net loss of $3.3 million (including $2.2 million from discontinued operations) and negative operating cash flows of $3.5 million. As of September 30, 2005, we had net working capital of $3.8 million and stockholders’ equity of $5.0 million. Through December 31, 2003, we had funded substantially all of the operations of our former subsidiary ARTISTdirect Records. Effective July 30, 2004, our remaining $12.0 million funding obligation to ARTISTdirect Records, LLC (“ARTISTdirect Records”) was extinguished, and effective February 28, 2005, we sold all of our interest in ARTISTdirect Records to Radar Records Holdings, Inc. (“Radar Records”) for a one-time cash payment of $115,000.
     During 2003, we restructured our operations, laid off most of our staff and reduced operating costs. Subsequently, management has continued its efforts to improve and expand operations and cash flows related to our online music network. Due to these previous actions and based on the historical earnings of MediaDefender, we believe that we have sufficient cash resources to meet anticipated capital requirements for the foreseeable future.
It is difficult to evaluate our business and prospects because we have a limited operating history and a rapidly evolving business.
     Our limited operating history and rapidly evolving business make it difficult to evaluate our prospects or to accurately predict our future revenue or results of operations. Our revenue and income potential are unproven, and our business model is constantly and rapidly evolving. In particular, the Internet is constantly changing and we may need to modify our business model to adapt to these changes.
We have substantial debt obligations, which could materially and adversely affect our business.
     To obtain sufficient cash resources to fund the Acquisition of MediaDefender, we incurred approximately $46.4 million worth of indebtedness. We will require substantial amounts of cash to fund scheduled payments of interest on the notes issued in the debt transactions, payment of the principal amount of the notes, future capital expenditures, payments on our leases and any increased working capital requirements due to the Acquisition. If we are unable to meet our cash requirements out of cash flow from operations, there can be no assurance that we will be able to obtain alternative financing. The degree to which we are financially leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. In the absence of such financing, our ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements would be significantly reduced. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, some of which are beyond our control.

The success of our newly-acquired Internet piracy prevention business depends in part on the continued success of MediaDefender’s content protection technology.
     If current MediaDefender customers, which include major movie studios and record labels, determine that the benefits of MediaDefender’s technology do not justify the expense, then demand for its IPP technology would decline and our operating results would be harmed.
Our relationships with entertainment industry participants are particularly important to our newly-acquired Internet piracy prevention business, and if we fail to maintain such relationships fostered by MediaDefender our business prospects could be materially harmed.
     If we fail to maintain and expand MediaDefender’s relationships with a broad range of participants throughout the entertainment industry, including movie studios and record labels, our business prospects could be materially harmed. Relationships have historically played an important role in the entertainment industries that MediaDefender serves. If we fail to maintain and strengthen these relationships, these entertainment industry participants may not purchase or use our technologies, which could materially harm our business and business prospects. In addition, if major entertainment industry participants form strategic relationships that exclude us, our business and business prospects could be materially adversely affected.
Global sales of recorded music have recently declined and this trend may continue in the future.
     Based on data compiled by The Recording Industry Association of America, or RIAA, after declining for four consecutive years, the number of CDs shipped domestically from record companies to retail distribution channels rose 5.3%, a 2.7% increase in value, in 2004, compared to the previous year. When compared to year-end numbers five years ago, the number of overall units shipped to retail in 2004 is down 21%. According to the RIAA, the decline, in sales had been due in part, to widespread copying and illegal Internet downloading of music. If the overall trend continues, it may affect our e-commerce business and have a material affect on our revenues.
If we are unable to grow our online advertising significantly in the near future, our business may be adversely affected.
     If we do not increase advertising revenue, our business will be adversely affected. Increasing our advertising revenue depends upon many factors, including our ability to:
•	respond to and anticipate fluctuations in the demand for, and pricing of, online advertising;

•	develop and maintain key advertising relationships and compete for advertisers with Internet and traditional media companies;

•	conduct successful selling and marketing efforts aimed at advertising agencies and direct marketing departments;

•	successfully develop, sell and execute entertainment marketing solutions;

•	increase the size of our audience and the amount of time that our audience spends on our Web sites;

•	accurately measure the size and demographic characteristics of our audience;

•	offer advertisers the means to effectively target their advertisements to our audience; and

•	increase the amount of revenue per advertisement.
     Our failure to achieve one or more of these objectives could impair our ability to increase advertising revenue, which could adversely affect our business. In addition to the above factors, general economic conditions, as well as economic conditions specific to online advertising, electronic commerce and the music industry, could affect our ability to increase our advertising revenue.
We may not be able to develop or obtain sufficiently compelling content to attract and retain our target audience.
     For our business to be successful, we must provide content and services that attract consumers who will purchase music and related merchandise online. We may not be able to provide consumers with an acceptable mix of products, services, information and community to attract them to our Web sites or to encourage them to remain on our Web sites for an extended period of time. If our audience determines that our content does not reflect its tastes, then our audience size could decrease or the demographic characteristics of our audience could change and we may be unable to react to those changes effectively or in a timely manner. Any of these results would adversely affect our ability to attract advertisers and sell music and other related merchandise. Our ability to provide compelling content could be impaired by any of the following:
•	reduced access to content controlled by record labels, music publishers and artists;

•	diminished technical expertise and creativity of our production staff; and

•	inability to anticipate and capitalize on trends in music.
If we do not build and maintain strong brands, we may not be able to attract a significant number of users to our web sites.
     To attract users we must develop a brand identity for ARTISTdirect and increase public awareness of the ARTISTdirect network; however, to conserve cash we have significantly decreased the amounts we have spent and plan to spend on our offline and online advertising and promotional efforts to increase brand awareness, traffic and revenue. Accordingly, our marketing activities may not result in increased revenue and, even if they do, any increased revenue may not offset the expenses we incur in building our brands. Moreover, despite these efforts we may be unable to increase public awareness of our brands, which would have an adverse effect on our results of operations.
Our market is highly competitive and we may not be able to compete successfully against our current and future competitors.
     The market for the online promotion and distribution of music and related merchandise is highly competitive and rapidly changing. There are a significant number of Web sites promoting and distributing music and related merchandise that compete for the attention and spending of consumers, advertisers and users. We face competitive pressures from numerous actual and potential competitors. Our competitors include America Online, MSN, Yahoo!, Amazon.com, MTV, myspace.com, mp3.com, billboard.com and other web sites and traditional music companies.
     Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Some of our competitors have entered into agreements to work together to offer music over the Internet, and we may face increased competitive pressures as a result. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages relative to us, including:
•	longer operating histories;

•	significantly greater financial, technical and marketing resources;

•	greater brand name recognition;

•	larger existing customer bases; and

•	more popular content or artists.
     These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services than we can. Consumers, artists, talent management companies and other music-related vendors or advertisers may perceive web sites maintained by our existing and potential competitors as being superior to ours. In addition, increased competition could result in reduced advertising rates and margins and loss of market share, any of which could harm our business.
We depend on a limited number of suppliers for music merchandise, fulfillment and distribution and if we cannot secure alternate suppliers, our business may be harmed.
     We rely to a large extent on timely distribution by third parties. During 2004, we relied on two vendors, Alliance Entertainment, and Benn Co. (formerly Old Glory Boutique Distributing, Inc.) to fulfill and distribute our orders for music and related merchandise. During the year ended December 31, 2004, approximately 93% and 7%, respectively, of our total customer orders were fulfilled by Alliance and Benn Co., respectively. We purchase a significant portion of our artist-licensed merchandise from Benn Co. and most all of our compact discs from Alliance. Our contracts with Alliance and Benn Co. expired in August 2003 and April 2003, respectively, and we now operate with these vendors on a month-to-month basis. Our business could be significantly disrupted if Alliance or Benn Co. were to terminate or breach their agreements or suffer adverse developments that affect their ability to supply products to us. If, for any reason, Alliance, Benn Co. or other vendors are unable or unwilling to supply products to us in sufficient quantities and in a timely manner, we may not be able to secure alternative suppliers, on acceptable terms, in a timely manner or at all.
We depend on third party inventory and financial systems and carrier services.
     Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. If our distributors’ systems fail or are unable to scale or adapt to changing needs, or if we cannot integrate our information systems with the systems of any new distributors, we may not have adequate, accurate or timely inventory or financial information. We also rely on third-party carriers for shipments to and from distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carriers’ ability to provide delivery services to meet our distribution and shipping needs. In the past, we have occasionally experienced an unusually high volume of orders, which resulted in shipping delays to our customers. These delays did not have a material adverse effect, however, our failure to deliver products to our customers in a timely and accurate manner in the future could harm our reputation, our relationship with customers, the ARTISTdirect brand and our results of operations.
Our business is subject to seasonality, which could adversely affect our operating results.
     We have experienced and expect to continue to experience seasonal fluctuations in our online sales. These seasonal patterns will cause quarterly fluctuations in our operating results. In particular, a disproportionate amount of our online sales have been realized during the fourth calendar quarter and during the summer months, traditionally when artists go on tour. Due to our limited operating history, it is difficult to predict the seasonal pattern of our online sales and the impact of such seasonality on our business and operating results. Our seasonal online sales patterns may become more pronounced, strain our personnel, warehousing, and order shipment activities and cause our operating results to be significantly less than expected for any given period. This would likely cause our stock price to fall.
We may be subject to system disruptions, which could reduce our revenue.
     Our ability to attract and retain artists, users, advertisers and merchants for our online network depends on the performance, reliability and availability of our Web sites and network infrastructure. Our own staff performs the maintenance and operation of substantially all of our Internet communications hardware and servers. We have periodic maintenance windows, and we experience outages from time to time caused by temporary problems in our own systems or software. While we have implemented procedures designed to improve the reliability of our systems, these interruptions may continue to occur from time to time. Our users also depend on third party Internet service providers and web site operators for access to our web sites. These entities have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures in the future which are unrelated to our systems, but which could nonetheless adversely affect our business.
Computer viruses, electronic break-ins or similar disruptive events could disrupt our online services.
     Computer viruses, electronic break-ins or similar disruptive events could disrupt our online services. System disruptions could result in the unavailability or slower response times of our web sites, which would reduce the number of advertisements delivered or commerce conducted on our web sites and lower the quality of our users’ experience. Service disruptions could adversely affect our revenue and, if they were prolonged, would seriously harm our business and reputation. Our business interruption insurance may not be sufficient to compensate us for losses that may occur as a result of these interruptions.
The loss of key personnel could adversely affect our business because these individuals are important to our business.
     Our future success depends to a significant extent on the continued services of our senior management, including Jonathan V. Diamond, Randy Saaf and Octavio Herrera. The loss of any of these individuals would likely have an adverse effect on our business. Competition for personnel throughout our industry is intense and we may be unable to retain these key employees or attract, integrate or retain other highly qualified employees in the future. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected. Recent changes in corporate governance and securities laws and regulations, such as the Sarbanes-Oxley Act of 2002, could make it more difficult for us to attract and retain qualified executive officers or qualified members of our Board of Directors, particularly to serve on our audit committee.
If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur expenses to enforce our rights.
     We rely upon the registered trademark rights in the United States for our commercial use of the ARTISTdirect, UBL, Ultimate Band List and other brand names and their respective associated domain names, and the ARTISTdirect logo. We seek to protect our trademarks, copyrights and other proprietary rights by registration and other means, but these actions may be inadequate. We have trademark applications pending in several jurisdictions, but our registrations may not be accepted or may be preempted by third parties and/or we may not be able to register our trademarks in all jurisdictions in which we intend to do business. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally attempt to control access to and distribution of our proprietary information. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign jurisdictions where laws or law enforcement practices may not protect our proprietary rights as fully as those in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in litigation to enforce our rights. In addition, policing unauthorized use of our content, trademarks and other proprietary rights could be very expensive, difficult or impossible, particularly given the global nature of the Internet.
Our access to copyrighted content depends upon the willingness of content owners to make their content available.
     The music content available on the ARTISTdirect network is typically comprised of copyrighted works owned or controlled by multiple third parties. Most of the content on our artist-specific web sites is either owned or licensed by the artist. On other parts of the ARTISTdirect network, depending on the nature of the content and how we use the music content, we typically license such rights from publishers, record labels, performing rights societies or artists. We frequently either do not have written contracts or have short-term contracts with copyright owners, and, accordingly, our access to copyrighted content depends upon the willingness of such parties to continue to make their content available. If the fees for music content increase substantially or if significant music content becomes unavailable, our ability to offer music content could be materially limited. We have not obtained a license for some of the content offered on the ARTISTdirect network, including links to other music-related sites and thirty-second streamed song samples, because we believe that a license is not required under existing law. However, this area of law remains uncertain and may not be resolved for a number of years. When this area of law is resolved, we may be required to obtain licenses for such content, alter or remove the content from our web sites and be forced to pay potentially significant financial damages for past conduct.
Intellectual property claims against us could be costly and could result in the loss of significant rights.
     Third parties may assert and have asserted trademark, copyright, patent and other types of infringement or unfair competition claims against us. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, loss of access to, and use of, content, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. While we have resolved all such disputes in the past, we may not be able to do so in the future. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology or content on a timely basis, our business could be harmed. In addition, since we rely on third parties to provide services enabling our online product sales transactions, including credit card processing, order fulfillment, shipping and customer service, we could become subject to infringement actions by third parties based upon our use of intellectual property provided by our third-party providers. It is also possible that we could become subject to infringement actions based upon the content licensed from third parties. Any such claims or disputes could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if our efforts to enforce our intellectual property rights are unsuccessful or if claims by third parties against ARTISTdirect or the UBL are successful, we may be required to change our trademarks, alter or remove content, pay financial damages, or alter our business practices. These changes of trademarks, alteration of content, payment of financial damages or alteration of practices may adversely affect our business.

If our online security measures fail, we could lose visitors to our sites and could be subject to claims for damage from our users, content providers, advertisers and merchants.
     Our relationships with consumers would be adversely affected and we may be subject to claims for damages if the security measures that we use to protect their personal information, especially credit card numbers, are ineffective. We rely on security and authentication technology that we license from third parties to perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer’s personal information. Our infrastructure may be vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems. Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Security breaches relating to our activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage our reputation and our relationships with our content providers, advertisers and merchants. We also could be liable to our content providers, advertisers and merchants for the damages caused by such breaches or we could incur substantial costs as a result of defending claims for those damages. We may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Our security measures may not prevent disruptions or security breaches.
We may be subject to liability if private information provided by our users were misused.
     Our privacy policy discloses how we use individually identifiable information that we collect. This policy is displayed and accessible throughout the ARTISTdirect network. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to liability. We could also be subject to liability for claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, or other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation.
Legislative initiatives seeking to weaken copyright law or new governmental regulation and resulting legal uncertainties could harm our business.
     Consumer rights advocates and other constituencies are challenging copyright law, notably the U.S. Digital Millennium Copyright Act of 1998, through both legislative and judicial actions. Legal uncertainties surrounding the application of the DMCA may adversely affect our business. If copyright law is compromised, this could result in reduced demand for Internet piracy prevention technology.
Laws or regulations may adversely affect our ability to collect demographic and personal information from users, or to display certain content on our sites, and could affect our ability to attract advertisers.
     Legislatures and government agencies have adopted and are considering adopting additional laws and regulations regarding the collection, use and disclosure of personal information obtained from individuals when accessing web sites. For example, the Children’s Online Privacy Protection Act restricts the ability of Internet companies to collect information from children under the age of 13 without their parents’ consent. In addition, the Federal Trade Commission (“FTC”) and state and local authorities have been investigating Internet companies regarding their use of personal information. Our privacy programs may not conform with laws or regulations that are adopted. In addition, these legislative and regulatory initiatives may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. These initiatives may also affect our ability to conduct electronic commerce.
     The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive imposes restrictions that are more stringent than current Internet privacy standards in the United States. If this directive were enforced against us, it could prevent us from collecting data from users in European Union member countries or subject us to liability for use of information in contravention of the directive. Other countries have adopted or may adopt similar legislation. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices.

     In addition, legislatures and government agencies have adopted and are considering adopting additional laws and regulations governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. For example, the Child Online Protection Act, or COPA, prohibits and imposes criminal penalties and civil liability on anyone communicating material harmful to minors through the Internet for commercial purposes, unless access to such material is blocked to minors under age 17. The U.S. Supreme Court has maintained a preliminary injunction precluding enforcement of COPA, pending the decision on questions of COPA’s constitutionality that the U.S. Supreme Court remanded to the Third U.S. Circuit Court of Appeals. We could be liable if the injunction against COPA is lifted and if content delivered by us or placed on our Web sites violates COPA. Such a result may adversely affect our ability to attract users under age 17 and, consequently, may adversely affect our ability to attract advertisers.
We may be sued for content available or posted on our website or products through our web sites or for linking and framing of third-party web sites.
     We may be liable to third parties for content published on our web sites and other web sites where our syndicated content appears if the music, artwork, text or other content available violates their copyright, trademark or other intellectual property rights or if the available content is defamatory, obscene or pornographic. Similar claims have been brought, sometimes successfully, against web site operators in the past. We also may be liable for content uploaded or posted by our users on our web sites, such as digitally distributed music files, postings on our message boards, chat room discussions and copyrightable works. In addition, we could have liability to some of our content licensors for claims made against them for content available on our web sites. We also could be exposed to these types of claims for content that may be accessed from our web sites or via links to other web sites or for products sold through our web site. While we have resolved all of these types of claims made against us in the past, we may not be able to do so in the future. We intend to implement measures to reduce exposure to these types of claims, but such measures may not be successful and may require us to expend significant resources. Any litigation as a result of defending these types of claims could result in substantial costs and damages. Our insurance may not adequately protect us against these types of claims or the costs of their defense or payment of damages. We link to and “frame” third-party web sites of our artists without express written permission to do so. In addition, in the past we have provided a search feature to allow users to find music residing elsewhere on the Internet. Those practices are controversial, and have, in instances not involving us, resulted in litigation. Various claims, including trademark and copyright infringement, unfair competition, and commercial misappropriation, as well as infringement of the right of publicity may be asserted against us as a result. The law regarding linking and framing remains unsettled; it is uncertain as to how existing laws, especially trademark and copyright law, will be applied by the judiciary to the Internet. Also, Congress is increasingly active in passing new laws related to the Internet, and there is uncertainty as to the impact of future potential laws, especially those involving domain names, databases and privacy.
We may need to change the manner in which we conduct our business if government regulation increases.
     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues such as user privacy, pricing, taxation, content, copyrights, distribution, security, and the quality of products and services. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Any imposition of access fees could increase the cost of transmitting data over the Internet. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. The United States Congress has enacted Internet laws regarding children’s privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the web. Any new, or modifications to existing, laws or regulations relating to the web could adversely affect our business. Prohibition and restriction of Internet content and commerce could reduce or slow Internet use, decrease the acceptance of the Internet as a communications and commercial medium and expose us to liability. Any of these outcomes could have a material adverse effect on our business, results of operations and financial condition. The growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.
The Internet is subject to rapid changes, which could result in significant additional costs.
     The market for Internet products and services is characterized by rapid change, evolving industry standards and frequent introductions of new technological developments. These new standards and developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove difficult or impossible for us. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our web sites could harm our ability to attract and retain users. Among other things, we will need to license or develop leading technologies, enhance our existing services and develop new services and technologies that address the various needs of our users.
Our net sales could be adversely affected if we become subject to sales and other taxes.
     If one or more states or any foreign jurisdiction successfully asserts that we should collect sales or other taxes on our sale of products over the Internet, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California and Florida. However, one or more states may seek to impose sales tax collection obligations on companies, such as ARTISTdirect, which engage in or facilitate online commerce. A number of proposals have been made at various state and local levels that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Moreover, if any state or foreign jurisdiction were to successfully assert that we should collect sales or other taxes on the exchange of merchandise on its system, our results of operations could be adversely affected. In addition, any operations in states outside California and Florida could subject our shipments in such states to state sales taxes under current or future laws. Congress has enacted legislation limiting the ability of the states to impose taxes on Internet-based transactions. This legislation, known as the Internet Tax Freedom Act, imposes a moratorium ending on November 1, 2003 on state and local taxes on electronic commerce where such taxes are discriminatory and on Internet access unless such taxes were generally imposed and actually enforced before October 1, 1998. Failure to renew this legislation in the future would allow various states to impose taxes on Internet-based commerce.
RISKS RELATED TO THE ACQUISITION AND RELATED FINANCING TRANSACTIONS
The combined company must succeed in the Internet piracy prevention market if it is to realize the expected benefits of the Acquisition.
     The combined company’s strategic plan depends upon the successful development and introduction of products and solutions that address the needs of the IPP market. In order for the combined company to succeed in this developing market, it must align strategies and objectives and focus a significant portion of its resources towards serving this market. The combined company may encounter the following difficulties, costs and delays involved in integrating their operations:
•	failure to successfully manage relationships with customers and other important relationships;

•	failure of customers to accept new services or to continue using the products and services of the combined company;

•	difficulties in successfully integrating the management teams and employees of ARTISTdirect and MediaDefender;

•	the loss of any key employees;

•	diversion of the attention of management from other ongoing business concerns;

•	potential incompatibilities of technologies and systems;

•	potential difficulties integrating and harmonizing financial reporting systems; and

•	potential incompatibility of business cultures.
     The failure of the combined company to succeed in this market would significantly harm our business and prevent us from realizing the anticipated benefits of the Acquisition. If the anticipated benefits of the Acquisition are not realized or do not meet the expectations of financial or industry analysts, the market price of our common stock may decline.

The significant costs associated with the Acquisition may not prove to be justified in light of the benefits ultimately realized and could adversely affect our future liquidity and operating results.
     We estimate that we incurred direct transaction costs of approximately $50 million associated with the Acquisition and the related financing transactions, including the $42.5 million purchase price, and all of which have been included as a part of the total purchase cost for accounting purposes. These numbers are estimates that are subject to increase. The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the Acquisition and the related financing transactions.
     Additionally, MediaDefender's net income may be less than historical results due to the increased expenses associated with being a part of a publicly-traded company. Such expenses include, but are not limited to, increased compensation and Sarbanes-Oxley compliance costs.
     Should the anticipated benefits of the Acquisition fail to be realized, the significant costs associated with the Acquisition and the related financing transactions may not prove to be justified in light of the benefits ultimately realized and could adversely affect future liquidity and operating results.
If all of the equity-based securities issued by us to finance the Acquisition are converted or exercised in accordance with their respective terms, significant dilution to our existing stockholders will result.
     There are currently 4,611,149 shares of our common stock outstanding. Assuming the conversion or exercise of all equity-based securities issued in connection with the recent financing transactions completed to finance the Acquisition, there will be approximately 37,500,000 shares of our common stock issued and outstanding (which also assumes exercise of all of our currently outstanding options and warrants, but does not take into account the additional 8,618,620 shares registered in accordance with certain of our contractual obligations).
This offering related to the resale by the selling stockholders of the equity-based securities issued by us to finance the Acquisition may have an adverse impact on the market price of our common stock.
     This prospectus relates to the resale of up to 37,547,355 shares of our common stock by the selling stockholders. We will not receive any proceeds from these resales and have prepared this prospectus principally in order to meet our contractual obligations to the selling stockholders. Since there is a limited trading market for our common stock, the sale of any large block of this stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.
RISKS RELATED TO OUR CAPITAL STRUCTURE
Our stock price is volatile and could decline in the future.
     The price of our common stock may fluctuate in the future. The stock market, in general, and the market price for shares of technology companies in particular, have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the technology and related industries have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:
•	announcements of technological innovations or new products by us or our competitors;

•	U.S. and foreign governmental actions;

•	developments concerning our patent or other proprietary rights or our competitors (including litigation);

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	market conditions for technology stocks in general; and

•	market conditions of securities traded on the OTC Bulletin Board.

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.
     Although our common stock trades on the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. The market price for our common stock will be influenced by a number of factors, including:
•	the issuance of new equity securities in a future offering;

•	issued and outstanding shares of our common stock becoming eligible for resale pursuant to contractual registration requirements or pursuant to exemptions from registration becoming available following the passage of time;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock; and

•	general economic and other national conditions.
The limited trading market may cause volatility in the market price of our common stock.
     Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol “ARTD.” The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:
•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.
Our common stock is considered a “penny stock” and may be difficult to sell.
     Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

     Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.
Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.
     Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of the assessment by our independent registered public accountants. This requirement will first apply to our annual report for fiscal 2007. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. We have previously disclosed in our periodic filings with the SEC the determination of our principal executive officer and principal financial officer that we presently have material weakness in our internal controls. We are currently attempting to address these issues by reviewing and revising our internal accounting policies and procedures. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted. We may also incur additional accounting related expenses associated with compliance with Section 404.
We do not foresee paying cash dividends in the foreseeable future.
     We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements include certain projections and business trends that are “forward-looking” within the meaning of the United States Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:
•	Our limited operating history;

•	Our ability to protect our intellectual property rights;

•	Our ability to successfully develop and commercialize our proposed products;

•	The degree and nature of our competition;

•	Our ability to employ and retain qualified employees;

•	The limited trading market for our common stock; and

•	The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”
     These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or to the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders.
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
     Our common stock is approved for quotation on the Over-the-Counter Bulleting Board under the trading symbol “ARTD.” The following table sets forth the high and low sales prices for our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
2003
First Quarter	$3.70	$1.05
Second Quarter	2.00	0.10
Third Quarter	1.20	0.35
Fourth Quarter	0.85	0.12
2004
First Quarter	0.35	0.26
Second Quarter	0.62	0.32
Third Quarter	0.45	0.40
Fourth Quarter	0.40	0.26
2005
First Quarter	1.25	0.22
Second Quarter	1.85	0.94
Third Quarter	4.00	1.47
Fourth Quarter (through December 1, 2005)	2.95	2.00
     At December 1, 2005, there were approximately 292 holders of record of our common stock. The closing sales price of our common stock on December 5, 2005 was $2.30, as reported on the Over-the-Counter Bulletin Board.
DIVIDEND POLICY
     We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the Board of Directors considers appropriate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     This prospectus contains forward-looking statements. Our actual results could differ materially from those set forth as a result of general economic conditions and changes in the assumptions used in making such forward-looking statements. The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information appearing else where in this prospectus. The analysis set forth below is provided pursuant to applicable SEC regulations and is not intended to serve as a basis for projections of future events.
     EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF CERTAIN FORWARD-LOOKING TERMINOLOGY, SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “INTEND,” “ESTIMATE,” “BELIEVE,” OR COMPARABLE TERMINOLOGY THAT INVOLVES RISKS OR UNCERTAINTIES. ACTUAL FUTURE RESULTS AND TRENDS MAY DIFFER MATERIALLY FROM HISTORICAL AND ANTICIPATED RESULTS, WHICH MAY OCCUR AS A RESULT OF A VARIETY OF FACTORS. SUCH RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, FACTORS DISCUSSED IN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SET FORTH BELOW, AS WELL AS IN “RISK FACTORS” SET FORTH HEREIN. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. READERS SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN OTHER REPORTS OR DOCUMENTS THAT WE FILE FROM TIME-TO-TIME WITH THE SEC.
Overview
     We are a music entertainment company that features an online music network appealing to music fans, artists and marketing partners. The ARTISTdirect network (www.artistdirect.com) is a network of Web-sites offering multi-media content, music news and information, community around shared music interests, music-related specialty commerce and digital music services. Refer also to “Prospectus Summary- Our Company.”
Critical Accounting Policies
     The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, intangible assets, income taxes, and contingencies and litigation, among others. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements: revenue recognition, stock-based compensation, impairment of long-lived assets and goodwill, and income taxes. Our significant accounting policies are described in Note 2 to the consolidated financial statements included in our December 31, 2004 Annual Report on Form 10-K, as amended. In addition, a summary of significant accounting policies adopted as a result of our Acquisition of MediaDefender effective July 28, 2005 is presented in Note 1 to the condensed consolidated unaudited financial statements included in our September 30, 2005 Quarterly Report on Form 10-QSB, as amended. Both such financial statements, including the notes thereto, are included elsewhere in this prospectus.
Revenue Recognition
     Under the provisions of Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable; and (iv) collectibility is reasonably assured.
     E-commerce revenue consists primarily of the gross amount of sales revenue paid by the customer for recorded music and merchandise sold via the Internet, including shipping fees, and is recognized when the products are shipped. We record e-commerce revenue on a gross basis as we enter into sale transactions with customers, establish the prices of the products, choose the suppliers of the products, assume the risk of inventory loss and collect all amounts from the customers and assume the credit risk. E-

commerce revenue is subject to amounts due to the respective artists based on their contracts, and such expense is recorded as part of direct cost of product sales.
     We record amounts charged to customers for shipping and handling in accordance with Emerging Issues Task Force No. 00-10, “Accounting for Shipping and Handling Fees and Costs.” Pursuant to EITF No. 00-10, we record amounts charged to customers for shipping and handling as revenue, and the related costs incurred for shipping and handling are recorded to direct cost of product sales in the consolidated statements of operations.
     Media revenue consists primarily of the sale of advertisements and sponsorships, both online and offline, under short-term contracts. To date, the duration of our advertising and sponsorship commitments has generally averaged from one to three months, with certain programs lasting up to six months. Our online obligations typically include the guarantee of a minimum number of times (“impressions”) that an advertisement appears in pages viewed by the users of our online properties. Online advertising revenue is generally recognized as the impressions are served during the period in which the advertisement is displayed, provided that we have no significant remaining obligations and collection of the resulting receivable is reasonably assured. To the extent that minimum guaranteed page deliveries are not met, recognition of the corresponding revenue is deferred until the guaranteed impressions are delivered.
     We recognize revenue for sponsorship arrangements, both online and offline, over the period during which the advertising is provided, generally on a straight-line basis. If the sponsorship arrangement is for the sponsorship of a specific event, we recognize revenue when the event occurs. We recognize revenue separately for each element of integrated entertainment marketing packages that offer advertisers a combination of offline concert and tour sponsorships that are supported by online banner advertising, web-page sponsorships, emails to our customers and custom content. We determine the fair value of each deliverable based on the fair value of the different deliverables when sold on a stand-alone basis. We recognize revenue for each deliverable as the services are provided. We recognize revenue for the banner impression deliverable as the banner impressions are delivered. We recognize revenue for the customer emails when the emails are sent. We recognize revenue for web-page sponsorships on a straight-line basis over the term of the sponsorship. We recognize revenue for the custom content when the content is provided to the customer. We recognize revenue for event sponsorships when the event has occurred.
     Internet piracy prevention service revenue is recognized on a monthly basis as services are provided to customers. We record deferred revenue for customers who prepay the full, or any portion, of the fees pursuant to their respective contracts.
Stock-Based Compensation
     We account for stock-based employee compensation in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”), and comply with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is recorded based on the difference, if any, between the fair value of our stock and the exercise price on the measurement date. We account for stock issued to non-employees in accordance with SFAS No. 123, which requires entities to recognize as expense over the service period the fair value of all stock-based awards on the date of grant and EITF No. 96-18, “Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which addresses the measurement date and recognition approach for such transactions.
     We recognize compensation expense related to variable awards in accordance with EITF 96-18. For fixed awards, we recognize expense over the vesting period or the period of service.
     Stock-based compensation included in cost of revenue represents the amortization of non-cash compensation expense related to vendor warrants and stock options granted to artists and their advisors in connection with entering into contractual commitments to operate their online commerce activities. We record the fair value of options/warrants granted to non-employees as compensation expense over the period of service. We determine the fair value of the options/warrants based on the Black-Scholes option-pricing model.
     Stock-based compensation included in operating expenses represents the amortization of non-cash compensation expense related to equity instruments granted to employees, directors, professional firms, artists and artist advisors. Compensation for equity grants to non-employees is recorded in the same manner as described above. We record stock compensation for employee option grants equal to the excess of the fair value of our common stock over the exercise price on the grant date. We record the compensation over the vesting period.
Intangible Assets
     Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Accordingly, non-compete agreements are being amortized over the life of the respective non-compete agreements, ranging from 20 months to 4 years, and customer relationships and proprietary technology are being amortized over 3 years.
     SFAS No. 142 requires goodwill to be tested for impairment on an annual basis and under certain circumstances, and written down when impaired, rather than amortized as previous standards required. An interim impairment test is required if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value.
     We will evaluate the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. We will use a rate corresponding to its cost of capital, risk adjusted where appropriate, in determining discounted cash flows. Estimated cash flows will be determined by disaggregating the business segments to a reporting level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying value of the net assets (tangible and identifiable intangibles) and related goodwill, we will perform an impairment test to measure the amount of the impairment loss, if any. Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill. In determining the estimated future cash flows, we will consider current and projected future levels of income based on management’s plans for that business, as well as business trends, prospects and market and economic conditions.
Impairment of Long-Lived Assets
     We account for the impairment of long-lived assets, such as property and equipment and intangible assets, under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to SFAS No. 144, We periodically evaluate, at least annually, whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on various valuation techniques, including a discounted value of estimated future cash flows. We report an impairment cost as a charge to operations at the time it is recognized.
Income Taxes
     We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we determine that we would be able to realize our deferred tax assets in the future in excess of our recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.
Accounts Receivable
     Accounts receivable are stated at the amount management expects to collect from outstanding balances. When appropriate, management provides for probable uncollectible amounts through a provision for a bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the fact that our customers consist primarily of large reputable companies in the music and entertainment industries.
Recently Issued Accounting Standards
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123R requires that we measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. We are required to adopt SFAS 123R effective January 1, 2006. Under this method, we will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, we will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. We are currently evaluating the potential effect that the adoption of SFAS 123R will have on our financial statement presentation and disclosures.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. We do not routinely enter into nonmonetary exchanges. Accordingly, we do not expect that the adoption of SFAS 153 will have a significant effect on our financial statement presentation or disclosures.
Results of Operations for Years Ended December 31, 2003 and 2004
Net Revenue
     Net revenue for the year ended December 31, 2004 increased to $5.143 million, from $4.632 million for the year ended December 31, 2003, an increase of $511,000 or 11%.
     E-commerce revenue decreased to $2.994 million for the year ended December 31, 2004, from $3.459 million for the year ended December 31, 2003, a decrease of 13% or $465,000, primarily as a result of lower traffic to the web-site, fewer sales orders and a decline in demand for music and licensed artist merchandise in 2004. During the years ended December 31, 2003 and 2004, approximately 45% and 70%, respectively, of revenues from E-commerce were generated from the products related to one music merchandising entity.
     Media revenue increased to $2.149 million for the year ended December 31, 2004, from $1.173 million for the year ended December 31, 2003, an increase of 83% or $976,000, as a result of an increase in the number of online advertisers and an increase in the cost per 1,000 impressions (“CPM”) amount earned from the sales of impression and non-impression based advertising and offline sponsorships. Included in media revenue for the year ended December 31, 2003 was $550,000 of sponsorship income from AT&T Wireless. During the year ended December 31, 2004, most of our media revenues were generated by one outside sales organization which represented us with respect to advertising and sponsorship sales on our web-site. This relationship is continuing in 2005.
Cost of Revenue
     Direct Cost of Product Sales. Direct cost of product sales increased to $3.034 million for the year ended December 31, 2004, from $2.552 million for the year ended December 31, 2003, an increase of $482,000 or 19%, primarily as a result of efforts to increase web-site traffic.
     Other Cost of Revenue. Other cost of revenue decreased to $518,000 for the year ended December 31, 2004, from $1.034 million for the year ended December 31, 2003, a decrease of $516,000 million or 50%, primarily as a result of a decrease in customer service fees for e-commerce and a shift in the media advertising sales function from an internal department to an outside firm.
     Stock-Based Compensation. For the year ended December 31, 2004, we did not record any stock-based compensation. For the year ended December 31, 2003, we recorded non-cash stock-based compensation charges of $33,000. Stock-based compensation expense relates primarily to the amortization of the estimated value of stock options, calculated pursuant to the Black-Scholes option-pricing model, previously issued to artists and their advisors in connection with the operation of their stores and is amortized over the life of the associated contracts.
Operating Expenses
     Web-Site Development. For the year ended December 31, 2004, we did not record any web-site development expense. Web-site development expense was $5,000 for the year ended December 31, 2003.
     Sales and Marketing. Sales and marketing expense decreased to $167,000 for the year ended December 31, 2004, from $410,000 for the year ended December 31, 2003, a decrease of $243,000 or 59%, primarily as a result of the expiration of our agreement with Ticketmaster in 2003.
     General and Administrative. General and administrative expense decreased to $2.676 million for the year ended December 31, 2004, from $4.134 million for the year ended December 31, 2003, a decrease of $1.458 million or 35%. This decrease was primarily attributable to decreases in payroll and related costs as a result of the personnel reductions as part of the mid-2003 restructuring and occupancy costs relating to the termination of our office lease in 2003. Included in general and administrative expenses in 2004 were $204,000 of costs related to business development activities.
     Provision for Doubtful Accounts. The provision for doubtful accounts increased to $110,000 for the year ended December 31, 2004, from $83,000 for the year ended December 31, 2003, primarily as a result of a higher level of uncollectible accounts receivable related to increased advertising revenues in 2004.
     Stock-Based Compensation. We recorded stock-based compensation expense of $7,000 for the year ended December 31, 2004, as compared to $527,000 for the year ended December 31, 2003 in connection with previous stock-based compensation issued to employees, directors, professional firms, artists and advisors for promotional services. The decrease was due to the amortization period for the previously-issued stock-based compensation having been completed prior to 2004.
     Depreciation and Amortization. Depreciation and amortization expense decreased to $223,000 for the year ended December 31, 2004, from $1.014 million for the year ended December 31, 2003, a decrease of $791,000 or 78%. This decrease was primarily due to the write-down and abandonment of property and equipment during 2003.

     Loss from Sale and Abandonment of Property and Equipment and Impairment of Goodwill. For the year ended December 31, 2004, we did not record any loss from sale and abandonment of property and equipment. During the year ended December 31, 2003, we recorded a loss from the sale and abandonment of property and equipment of $2.225 million. This loss was mainly as a result of vacating our office space following the termination of our lease.
Loss From Equity Investment
     We did not have any loss from equity investments for the year ended December 31, 2004. The loss from equity investments was $64,000 for the year ended December 31, 2003. This equity loss related to our investment in SnoCore, LLC.
Interest Income, Net
     For the year ended December 31, 2004, net interest income was $29,000, as compared with net interest income of $146,000 for the year ended December 31, 2003. This net decrease in interest cost of $117,000 is primarily due to lower average cash balances held during 2004 as compared with 2003.
Forgiveness Of Debt By Officer
     During 2002, our Chairman’s employment agreement was amended whereby he agreed to defer his future salary until we raised new debt or equity financing of at least $20 million. During the three months ended June 30, 2003, our Chairman’s employment agreement was further amended whereby all deferred and any future salary, except a base amount, would be waived, even if new debt or equity financing is raised. Accordingly, during the year ended December 31, 2003, $411,000 of accrued compensation due to our Chairman was recorded as gain from forgiveness of debt in the consolidated statement of operations.
Gain From Sale of Tradename
     Effective November 23, 2004, pursuant to a Trademark Assignment and Purchase Agreement dated as of November 12, 2004, we sold all of our rights, title and interest in and to certain trademarks, service markets and trade names, in certain countries of the world, that consist of or incorporate the term “iMusic” (the “Marks”), including domain names that consist of or incorporate the term iMUSIC (the “Domain Names”) and goodwill related to such marks or trade names, to Apple Computer, Inc. for a cash payment of $500,000. The Marks and Domain Names that we sold did not have any carrying value on our books.
Discontinued Operations
     We recorded a loss from equity investments 100% of the loss of ARTISTdirect Records through April 30, 2002 due to our commitment to fund 100% of its operations. From May 1, 2002 through December 31, 2002, we recorded approximately 83% of the loss of ARTISTdirect Records based on our relative share of the remaining funding commitment to ARTISTdirect Records. For the year ended December 31, 2003, we recorded approximately 73% of the losses of ARTISTdirect Records. For the year ended December 31, 2003, we recorded $9.256 million as our relative share of the loss of ARTISTdirect Records.
     For the year ended December 31, 2004, we consolidated the operations of ARTISTdirect Records, and recorded a related loss from discontinued operations of $2.111 million.
     For the year ended December 31, 2004, the operations of the iMusic record label generated a loss of $137,000, as compared to $298,000 loss for the year ended December 31, 2003.
Cumulative Effect of Consolidation of ARTISTdirect Records
     As a result of the consolidation of ARTISTdirect Records as of December 31, 2003, we recorded a one-time charge to operations of $5.255 million in 2003 resulting from the cumulative effect on prior years of the change in accounting method from equity to consolidation.

Net Loss
     As a result of the foregoing factors, net loss decreased to $3.311 million for the year ended December 31, 2004, as compared to $21.701 million for the year ended December 31, 2003, a decrease of $18.390 million or 85%.
Results of Operations for Nine Months Ended September 30, 2004 and 2005
Net Revenue
     Net revenue increased by $4,803,000 or 136.9% to $8,311,000 for the nine months ended September 30, 2005, as compared to $3,508,000 for the nine months ended September 30, 2004, primarily as a result of an increase in media revenue of $2,775,000 and the acquisition of MediaDefender, which provided revenue of $2,336,000 from its anti-piracy services in 2005, reflecting 28.1% of our total net revenue for the nine months ended September 30, 2005. We expect that revenues from MediaDefender will represent a significant proportion of our total revenues in the future.
     E-commerce revenue decreased by $308,000 or 14.0% to $1,890,000 for the nine months ended September 30, 2005, as compared to $2,198,000 for the nine months ended September 30, 2004, primarily due to a decrease in sales of products related to one music merchandising entity.
     Media revenue increased by $2,775,000 or 211.8% to $4,085,000 for the nine months ended September 30, 2005, as compared to $1,310,000 for the nine months ended September 30, 2004, as a result of an increase in the number of online advertisers, an increase in the cost per thousand (“CPM”) amounts earned from the sales of impression and non-impression based advertising and offline sponsorships, and the expansion of our affiliations with other web-sites for which we both market advertising and participate in advertising revenues. A short-term program with a major advertiser/sponsor during the three months ended June 30, 2005 contributed approximately $1,761,000 of the increase in revenue during the nine months ended September 30, 2005. The program ended June 30, 2005 and, as designed, did not continue.
     We market and sell advertising on a CPM basis to advertising agencies and directly to various companies as part of their marketing programs. We also market and sell sponsorships for various portions of the ARTISTdirect network. Customers may purchase advertising space on the entire ARTISTdirect network, or they may tailor advertising based on music genre or functionality. We intend to continue to focus on increasing revenue from our media operations business segment, which generates revenues from the sale of online advertising and sponsorships to companies seeking to reach one or more of the distinct demographic audiences viewing content in the ARTISTdirect network.
     During the nine months ended September 30, 2005 and 2004, approximately 67% and 69%, respectively, of revenues from e-commerce were generated from the products related to one music merchandising entity. During the nine months ended September 30, 2005, our media revenues were generated by one outside sales organization which represented us with respect to advertising and sponsorship sales on our web-site.
Cost of Revenue
     Total cost of revenue increased by $2,367,000 or 94.5% to $4,871,000 for the nine months ended September 30, 2005, as compared to $2,504,000 for the nine months ended September 30, 2004, primarily as a result of an increase in media revenue and the acquisition of MediaDefender, which contributed cost of revenue of $1,069,000, or 45.8% of MediaDefender net revenue. Depreciation of property and equipment is included in cost of revenue for all business segments. Included in MediaDefender’s cost of revenue for the nine months ended September 30, 2005 was the amortization of proprietary technology of $423,000.
     E-commerce cost of revenue decreased by $214,000 or 11.4% to $1,659,000 for the nine months ended September 30, 2005, as compared to $1,873,000 for the nine months ended September 30, 2004, as a result of the decrease in E- commerce revenues.
     Media cost of revenue increased by $1,512,000 or 239.6% to $2,143,000 for the nine months ended September 30, 2005, as compared to $631,000 for the nine months ended September 30, 2004, as a result of an increase in impressions being delivered by affiliate web-sites with which we have revenue-sharing arrangements, advertising serving costs, and sales commissions paid to a third party in conjunction with increased media revenues.
     As a result of the foregoing, gross profit was $3,440,000 for the nine months ended September 30, 2005, as compared to $1,004,000 for the nine months ended September 30, 2004, reflecting gross margins of 41.4% and 28.6%, respectively. The significant improvement in gross margin for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004 was due to a change in the business mix, reflecting an increase in revenues from higher margin segments. A summary of gross profit and gross margin by segment is as follows:

	Nine Months Ended
	September 30,
	2005		2004
	(dollar amounts in thousands)
	Gross	Gross	Gross	Gross
	Profit	Margin	Profit	Margin
Segment:
E-commerce	$231	12.2%	$325	14.8%
Media	1,942	47.5%	679	51.8%
Anti-piracy services	1,267	54.2%	—	—

Totals	$3,440	41.4%	$1,004	28.6%

Operating Expenses
     Sales and Marketing. Sales and marketing expense increased by $151,000 to $262,000 for the nine months ended September 30, 2005, as compared to $111,000 for the nine months ended September 30, 2004, primarily as a result of the amortization of customer relationships acquired in the MediaDefender acquisition of $125,000.
     General and Administrative. General and administrative expense increased by $580,000 or 29.8% to $2,526,000 for the nine months ended September 30, 2005 as compared to $1,946,000 for the nine months ended September 30, 2004, in part as a result of the acquisition of MediaDefender and increased compensation of senior management effective with the closing of the MediaDefender acquisition. Included in general and administrative expenses for the nine months ended September 30, 2005 was the amortization of non-compete agreements of $77,000 and stock-based compensation of $47,000. Also included in general and administrative expenses were $122,000 and $173,000 of costs related to business development activities for the nine months ended September 30, 2005 and 2004, respectively. Significant components of general and administrative expenses consist of management compensation, personnel and personnel-related costs, insurance, legal and accounting fees, consulting fees and occupancy costs.
     The increase in general and administrative expense in 2005 as compared to 2004 was in part attributable to the awarding of discretionary cash bonuses to our senior executives of $125,000 that were recorded during the nine months ended September 30, 2005 as described below.

     During March 2005, we awarded discretionary cash bonuses to our Chief Executive Officer and Chief Financial Officer aggregating $125,000, which are payable when such amount would represent no more than 10% of our cash balances. We awarded such bonuses as consideration for management successfully completing our corporate restructuring during the three months ended March 31, 2005. In particular, management restructured our Internet operations, which had sustained losses since inception, into a growing, profitable business segment; negotiated the extinguishment of our $12.0 million funding obligation to ARTISTdirect Records; and disposed of our investment in ARTISTdirect Records effective February 28, 2005, which resulted in the elimination of $19.137 million of liabilities from our consolidated balance sheet at that date. Such bonuses were reviewed and approved by our Board of Directors.
Interest Income
     Interest income for the nine months ended September 30, 2005 was $17,000, as compared to interest income of $19,000 for the nine months ended September 30, 2004.
Interest Expense
     Interest expense for the nine months ended September 30, 2005 of $622,000 relates to $15 million of senior secured notes payable, which bear interest at 11.25% per annum, and $30 million of subordinated convertible notes payable, which bears interest at 4.0% per annum, issued to finance the acquisition of MediaDefender.
     Additional consideration in the form of warrants issued to the lenders was accounted for at fair value and recorded as a reduction to the carrying amount of the debt, and is being amortized to interest expense over the term of the debt. Accordingly, the amortization of discount on debt included in interest expense for the nine months ended September 30, 2005 was $101,000. We did not have any interest expense for the nine months ended September 30, 2004.
Amortization of Deferred Financing Costs
     Amortization of deferred financing costs was $153,000 for the nine months ended September 30, 2005. Deferred financing costs consist of consideration paid to third parties with respect to the acquisition and financing of the MediaDefender transaction, including cash payments for legal fees and placement agent fees, and the issuance of subordinated notes payable and the fair value of warrants issued, which were deferred and are being amortized over the term of the related debt. We did not have any amortization of deferred financing costs for the nine months ended September 30, 2004.
Income (Loss) from Continuing Operations
     As a result of the aforementioned factors, loss from continuing operations was $442,000 for the nine months ended September 30, 2005, as compared to a loss from continuing operations of $1,034,000 for the nine months ended September 30, 2004.
Provision for Income Taxes
     As a result of the profitable operations of MediaDefender for the period that it was consolidated with our operations during the nine months ended September 30, 2005, the non-deductibility of certain non-cash charges for tax reporting purposes, and likely permanent limitations on our ability to utilize our net operating loss carryforwards, we recorded a provision for income taxes of $336,000 for the nine months ended September 30, 2005. We did not record a provision for income taxes for the nine months ended September 30, 2004.
Discontinued Operations
     On February 28, 2005, we completed the sale of 100% of the common stock of ARTISTdirect Records to Radar Records pursuant to a Transfer Agreement for a one-time cash payment of $115,000, as a result of which we no longer have any equity or other economic interest in ARTISTdirect Records, and Radar Records became the owner of a majority of the membership interests in ARTISTdirect Records and also acquired the receivable reflecting the $33.0 million of loan advances previously provided to ARTISTdirect Records by us. In conjunction with this transaction, at February 28, 2005, we wrote-off the intercompany balance due from ARTISTdirect Records ($80,000 at February 28, 2005), which was eliminated in consolidation. Radar Records acquired the common stock of ARTISTdirect Records subject to the rights of BMG. Radar Records also agreed to offer to investors who had provided bridge funding to ARTISTdirect Records, excluding Frederick W. Field and entities related to or controlled by him, the right to acquire proportional shares (based on the amount of bridge funding made by each bridge investor in ARTISTdirect Records) of the common stock of ARTISTdirect Records on the same terms and conditions as set forth in the Transfer Agreement.
     The amount of consideration received by us was determined with reference to various factors, including, but not limited to, our future business plans and intention to focus on our internet and web-site operations, ARTISTdirect Record’s current limited capital resources and substantially reduced level of operations, ARTISTdirect Record’s future business plans and capital requirements and the likelihood of obtaining such capital on a timely basis and under reasonable terms and conditions, the unpaid costs that we have advanced ARTISTdirect Records to date, and would be required to continue to advance ARTISTdirect Records in the future, and the probability of us obtaining a return on our investment of $33.0 million in ARTISTdirect Records.

     As a result of the existence of various conflicts of interest with respect to this transaction, full disclosure of these conflicts of interest was made to our Board of Directors and the required approval by the disinterested members of our Board of Directors was obtained prior to the closing of the transaction.
     As a result of the sale of all of our interest in ARTISTdirect Records to Radar Records effective February 28, 2005, we have accounted for our interest in ARTISTdirect Records as a discontinued operation at December 31, 2004 in accordance with SFAS No. 144. Accordingly, we have restated our consolidated financial statements for the nine months ended September 30, 2004 to reflect such accounting treatment, and the assets and liabilities of ARTISTdirect Records were classified as “held for sale” through February 28, 2005.
     As a result of the disposition of our interest in ARTISTdirect Records effective February 28, 2005,we recognized a net gain (primarily non-cash) in our consolidated statement of operations for the nine months ended September 30, 2005 of $21.079 million, primarily as a result of the elimination of the liabilities of ARTISTdirect Records.
Net Income (Loss)
     As a result of the foregoing factors, net income was $20,366,000 for the nine months ended September 30, 2005, as compared to a net loss for the nine months ended September 30, 2004 of $2,492,000.
Recent Developments
     On July 28, 2005, we consummated the Acquisition of MediaDefender pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among ARTISTdirect, ARTISTdirect Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and MediaDefender. Under the terms of the Merger Agreement, Merger Sub merged with and into MediaDefender, the separate corporate existence of Merger Sub ceased and MediaDefender survived as our wholly-owned subsidiary. The stockholders of MediaDefender received aggregate consideration of $42.5 million in cash, subject to a holdback of $4.25 million which was placed into an escrow account through June 30, 2006 to cover any indemnification claims under the Merger Agreement by the parties. Up to $3.0 million of the holdback may be released prior to June 30, 2006 upon the occurrence of certain triggering events. The amount of consideration paid by us upon the closing of the Acquisition was determined in arm’s-length negotiations among the parties thereto. Prior to entering into the agreement discussed above, there were no material relationships between ARTISTdirect or any of our affiliates, officers or directors, or associates of any such officers or directors, on the one hand, and MediaDefender or any of its affiliates, officers or directors, or associates of any such officers or directors, on the other. Effective upon consummation of the Acquisition, Randy Saaf was appointed to serve as Chief Executive Officer of MediaDefender and Octavio Herrera was appointed to serve as President of MediaDefender. The Acquisition will be accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations,” and the operations of the two companies will be consolidated commencing August 1, 2005.
     MediaDefender is a leading provider of anti-piracy solutions in the IPP industry designed to thwart Internet piracy and encourage consumers to pay for content. MediaDefender’s proprietary suite of IPP solutions covers the 15 networks that constitute over 95% of all peer-to-peer (“P2P”) file-sharing activity, as well as Internet Relay Chat and Usenet. MediaDefender employs an array of non-invasive technical countermeasures on P2P networks to frustrate attempts by users of P2P networks to locate, copy and share unauthorized copyrighted materials. MediaDefender’s solutions rely on patent-pending technology, which combines proprietary software with a robust, scalable information-technology infrastructure. Over the past four years, MediaDefender’s IPP solutions have been utilized by many of the major music and entertainment companies in the global music and movie industries to thwart illegal downloading and drive consumers to pay for authorized digital content. Current customers include four major record labels and six major movie studios.
     Concurrent with the consummation of the Acquisition described above, we completed a $15 million senior secured debt transaction (the “Senior Financing”) and a $30 million convertible subordinated debt transaction (the “Sub-Debt Financing”).
     The Senior Financing was completed in accordance with the terms set forth in the Note and Warrant Purchase Agreement entered into on July 28, 2005 by ARTISTdirect , each of the investors indicated on the schedule of buyers thereto and U.S. Bank National Association as Collateral Agent (the “Note Purchase Agreement”). Pursuant to the terms of the Note Purchase Agreement, each investor received a note with a term of three years and 11 months that bears interest at the rate of 11.25% per annum (each a “Senior Note”), payable quarterly. Termination and payment of the Senior Notes by us prior to maturity will not result in a pre-payment penalty. The Senior Financing investors received a priority security interest in all of our and all of our subsidiaries existing and future assets, tangible and intangible, including but not limited to, cash and cash equivalents, accounts receivable, inventories, other current assets, furniture, fixtures and equipment and intellectual property. In addition, the investors received five year warrants to purchase up to an aggregate of 3,250,000 shares of the Company’s common stock at an exercise price of $2.00 per share, subject to certain anti-dilution adjustments (collectively, the “Senior Warrant Shares”).
     The Sub-Debt Financing was completed in accordance with the terms set forth in the Securities Purchase Agreement entered into on July 28, 2005 by ARTISTdirect and each of the investors indicated on the schedule of buyers thereto (the “Securities Purchase Agreement”). Pursuant to the terms of the Securities Purchase Agreement, each investor received a convertible subordinated note with a term of four years that bears interest at the rate of 4.00% per annum (each a “Sub-Debt Note”). Interest is payable quarterly in cash or shares of common stock, at our option assuming certain financial criteria are satisfied. Each Sub-Debt Note has an initial conversion price of $1.55 per share, subject to certain anti-dilution and change-of-control adjustments. Each Sub-Debt Note is subject to mandatory conversion by us in the event certain trading price targets for our common stock are met following effectiveness of the registration statement of which this prospectus is a part.
     In addition, the Sub-Debt Financing investors received five year warrants to purchase up to 8.25% of the number of shares of our common stock underlying the Sub-Debt Notes at an exercise price of $1.55 per share, subject to certain anti-dilution adjustments (collectively, the “Sub-Debt Warrant Shares”).
     Pursuant to the terms of a letter agreement, dated July 15, 2005, by and between ARTISTdirect and Broadband Capital Management LLC (“Broadband”), we issued Broadband $1,460,000 worth of a Sub-Debt Note (in addition to the $30 million referenced to above) and warrants to purchase up to 1,516,935 shares of common stock with an exercise price of $1.55 per share. The notes and warrants issued to Broadband or its affiliates were issued on the same terms and conditions granted to the other Sub-Debt Financing investors. The securities were issued as partial consideration for Broadband’s services as our placement agent in the Sub-Debt Financing and the Senior Financing.
     Pursuant to the terms of a letter agreement, dated June 21, 2005, by and between ARTISTdirect and Libra FE, LP (“Libra”), we issued Libra a warrant to purchase up to 237,500 shares of our common stock with an exercise price of $2.00 per share upon the closing of the Senior Financing (the “Libra Warrant Share”). The warrant was issued as partial consideration for Libra’s services as our placement agent in the Senior Financing described above.
     We issued 1,109,032 shares of common stock and a warrant to purchase up to 114,985 shares of common stock with an exercise price of $1.55 per share to WNT07 Holdings, LLC upon the closing of the Acquisition. The managers of WNT07 Holdings, LLC are Eric Pulier and Teymour Boutros-Ghali, both members of our Board of Directors. The shares and warrants were issued as consideration for services provided by Mr. Pulier and Mr. Boutros-Ghali as our consultants in the Acquisition.
     Due to the restrictions imposed by the Internal Revenue Code regarding substantial changes in the stock ownership of companies with net operating loss carry-forwards, the utilization of our federal net operating loss carry-forward will likely be severely limited as a result of the change in the effective stock ownership of the Company that could result from the Senior Financing and Sub-Debt Financing transactions described above.
Liquidity and Capital Resources
     Overview. Until the Acquisition of MediaDefender, we financed our continuing operations during the past few years primarily from the sale of our equity securities. As of September 30, 2005 and December 31, 2004, we had $2.292 million and $1.156 million of unrestricted cash and cash equivalents, respectively. At September 30, 2005, we had working capital of $3,812,000, as compared to a working capital deficiency of $18.438 million at December 31, 2004, primarily because of the consolidation of ARTISTdirect Records, which had liabilities of $18.770 million at December 31, 2004. Effective February 28, 2005, we sold 100% of our interest in ARTISTdirect Records for a cash payment of $115,000, as a result of which we no longer have any equity or other economic interest in ARTISTdirect Records. As a result of the sale of our interest in ARTISTdirect Records effective February 28, 2005, the liabilities of ARTISTdirect Records were eliminated from our balance sheet at that date. The improvement in our cash and working capital positions at September 30, 2005 is also attributable to the Acquisition of MediaDefender, and includes approximately $1.0 million from debt issued to finance the transaction, which was retained by us as general working capital.
     During 2003, we restructured our operations, laid off most of our staff and reduced operating costs. Subsequently, management continued its efforts to improve and expand operations and cash flows from our online music network.

     On July 28, 2005, we consummated the Acquisition of MediaDefender. The aggregate consideration for the Acquisition was $42.5 million in cash, less the $4.250 million held in escrow to cover indemnification claims, if any for a limited period of time. Concurrent with the consummation of the Acquisition, we completed a $15 million senior secured debt transaction and a $30 million convertible subordinated debt transaction. If all of our outstanding equity-based instruments are converted or exercised into shares of common stock in accordance with their respective terms, including those issued in conjunction with the Acquisition, there will be a total of approximately 37,500,000 shares of our common stock issued and outstanding.
     As a result of the general improvement in our media and e-commerce operations and the expected positive impact from the Acquisition of MediaDefender, we believe that our available cash resources are likely to be sufficient to meet anticipated working capital requirements for the foreseeable future. However, we may seek additional funding for possible acquisitions, expansion of existing operations or other general corporate purposes, or to the extent that our media and e-commerce operations and MediaDefender’s operations do not generate sufficient levels of profitability and cash flow. Should we seek to raise additional capital, there can be no assurances that such capital can be raised on terms satisfactory to us, on a timely basis, or at all.
     Operating. Net cash provided by operating activities was $57,000 for the nine months ended September 30, 2005, as compared to net cash used in operating activities of $3,427,000 for the nine months ended September 30, 2005 and 2004, respectively. Net cash provided by continuing operations was $95,000 for the nine months ended September 30, 2005, as compared to net cash used in continuing operations of $212,000 for the nine months ended September 30, 2004. The improvement in net cash provided by continuing operations in 2005 as compared to 2004 was primarily a result of a decrease in net loss. Net cash used in discontinued operations was $38,000 and $3,215,000 for the nine months ended September 30, 2005 and 2004, respectively.
     Investing. Net cash used in investing activities was $42,930,000 for the nine months ended September 30, 2005, which consisted of $42,500,000 paid to acquire MediaDefender, costs incurred with respect to the MediaDefender acquisition of $769,000 and purchases of property and equipment of $211,000, reduced by cash acquired in the MediaDefender transaction of $435,000 and the proceeds from the sale of ARTISTdirect Records of $115,000 Net cash provided by investing activities was $989,000 for the nine months ended September 30, 2004, which consisted of the sale/maturity of short-term investments of $1,012,000, reduced by purchases of property and equipment of $23,000.
     Financing. Net cash provided by financing activities was $44,014,000 for the nine months ended September 30, 2005, which consisted of the proceeds from the senior secured debt financing of $15 million and the subordinated convertible debt financing of $30 million, and the issuance of bridge notes by ARTISTdirect Records of $37,000 during the two months ended February 28, 2005, reduced by payments for deferred financing costs of $1,025,000 and an increase in restricted cash of $3,000. Net cash provided by financing activities was $2,479,000 for nine months ended September 30, 2004, which consisted of the issuance of bridge notes by ARTISTdirect Records during such period.
Contractual Obligations
     Below is a table setting forth contractual obligations as of September 30, 2005:

	Payments Due by Period
	(in thousands)
Contractual cash obligations	Total	Year 1	Year 2	Year 3	Year 4	Year 5

Employment contracts	$4,138	$1,294	$1,264	$1,264	$316	$—

Guaranteed payments to MediaDefender management	1,050	—	1,050	—	—	—

Operating lease obligations	85	85	—	—	—	—

Senior secured notes payable	15,000	—	—	—	15,000	—

Interest on senior secured notes payable	6,474	1,711	1,711	1,711	1,341	—

Subordinated convertible notes payable	31,461	—	—	—	31,461	—

Interest on subordinated convertible notes payable	5,030	1,476	1,258	1,258	1,038	—

Total contractual cash obligations	$63,238	$4,566	$5,283	$4,233	$49,156	$—

Off-Balance Sheet Arrangements
     As of September 30, 2005, we had no off-balance sheet arrangements.

BUSINESS AND OPERATIONS
     Business Overview. We were incorporated in October 1999 in the State of Delaware and operate as an online music entertainment company that provides an integrated offering for music fans, artists and marketing partners. The ARTISTdirect network (www.artistdirect.com) is a network of web sites offering multi-media content, music news and information, community around shared music interests, advertising sponsorships, music-related specialty commerce and digital music services.
     The ARTISTdirect network consists of our music search engine and database containing information on more than 100,000 artists, retail e-commerce offering a wide selection of artist merchandise and music, our proprietary music guide that enables users to browse music by artist, genre or time period, a music-oriented online community and the ability for users to download and listen to music and view music videos.
     ARTISTdirect business segments. The ARTISTdirect network is comprised of our media and e-commerce operations.
•	Our media operations include our content-oriented web sites, a collection of third party music sites and our entertainment marketing initiatives. Revenue from Media operations is generated from the sale of online advertising and integrated marketing solutions. We market and sell advertising on a cost-per-impression basis to advertising agencies and directly to various companies as part of their marketing programs. Customers may purchase advertising space for the entire ARTISTdirect network, or they may tailor advertising based on music genre (e.g., jazz, country, rock music) or based on functionality (e.g., directing advertising to customers using music download features or broadband-only features of the ARTISTdirect network). Since we are increasingly aware of websites outside the ARTISTdirect network that are frequently visited by artists and music fans, we have also offered our customers advertising space on behalf of third party music-related websites. Our media operations accounted for 16%, 25% and 42% of our revenue during the fiscal years ended December 31, 2002, 2003 and 2004, respectively.

•	E-commerce operations consist of the sale of recorded music and artist-related merchandise. Most of our sales come from our ARTISTdirect shopping area, which offers a comprehensive selection of music CDs and broad range of artist and lifestyle merchandise. Our e-commerce operations accounted for 84%, 75% and 58% of our revenue during the fiscal years ended December 31, 2002, 2003 and 2004, respectively.

•	In July 2005, we acquired an IPP segment operated by MediaDefender. Refer to “MediaDefender Overview” below.
     Technology. Our infrastructure is designed to be integrated, scalable, reliable and secure. The software that we use supports the acquisition, management and publication of content on our web sites. During 2005, the management of our web sites and servers for content, applications, database and electronic commerce is handled internally. Our servers are maintained at IX2 Networks, LLC, a co-location facility in Los Angeles, California. Our operations depend on our and IX2’s ability to protect our systems against fire, power loss, telecommunications failure, break-ins and other events. All web sites, servers, and systems are monitored and periodic backups are stored at our downtown data center.
     Our current e-commerce system is based on systems, analysis and program (“SAP”) development software with certain enhancements provided to us by Pandesic, LLC, a joint venture between Intel and SAP that wound up operations in January 2001. Upon Pandesic’s cessation of operations, we received the source code and executables for the e-commerce system that had been provided previously by Pandesic, implemented SAP’s software in house under a two-year license for SAP. In December 2002, our two-year license expired and we entered into a perpetual license agreement for SAP.
     Order Processing and Fulfillment. Our web sites include an ordering system that is designed to facilitate convenient online purchasing of pre-recorded music and merchandise. Customers can add items to their “shopping cart” while surfing our web sites. At any time they can securely “checkout”, at which time they need to register (if they are new customers), or enter a username and password to retrieve previously saved billing, shipping and credit card information. We verify orders submitted for credit card payment for fraud detection and sufficient funds before we release them for fulfillment. We also accept alternative modes of payment, such as checks and money orders. Credit card numbers are encrypted, and all customer, commerce and transactional data are stored in secure databases protected by firewalls. The transmission of information over the Internet uses Secure Socket Layer security technology verified by VeriSign.

•	In August 1998, we entered into a five-year agreement with Alliance Entertainment Corp. (“Alliance”) to be our primary supplier of music and music-related information for our ARTISTdirect superstore. This agreement is now month-to-month. Alliance owns the All Music Guide, a comprehensive source of artist and album information that is supplied to our users primarily through its integration into the UBL. Alliance fulfills compact discs ordered by our customers and we pay Alliance the wholesale cost plus a fulfillment fee. In addition, Alliance provides warehouse space and fulfillment services pursuant to an oral agreement that Alliance may terminate at any time for a majority of the music-related merchandise that we offer which allows the consolidated shipping of customer orders for both music and merchandise. We have integrated our order processing system with Alliance’s information systems to assist in fulfillment tracking, inventory management and customer service. We purchase almost all of the music titles available for sale on our web sites from inventory held by Alliance.

•	In November 2001, we entered into a six-month agreement with Old Glory Boutique Distributing Inc. (“Old Glory”) to be a wholesale supplier of music-related merchandise and provide fulfillment services for the products for which it sells to us. The agreement was renewed for a one-year period in May 2002 and automatically renewed for an additional year in May 2003. In December 2002, this agreement was assigned from Old Glory to Benn Co., LLC. This agreement is now month-to-month.
     If we are unable to continue our agreements with these suppliers, or if Alliance ceases to provide fulfillment services for merchandise, our business could be adversely affected.
     Customer Service. In June 2001, we entered into a two-year agreement with Alliance to provide customer support services for our Web sites’ consumers and respond to customer inquiries, orders and other requests made by phone, fax, e-mail and regular mail. Prior to entering into the agreement with Alliance, we provided customer service with an internal staff of customer service representatives. This agreement is now month-to-month.
     Sales and Marketing. We sell advertising and sponsorships to companies seeking to reach one or more of the distinct demographic audiences viewing content in the ARTISTdirect network. Advertisers may choose single elements such as targeted or run-of-network banners or sponsorship of fixed placement on our web sites. Pricing is negotiated based upon the size of the target audience, the duration and intensity of the campaign and the size and placement of the advertisement. For the years ended December 31, 2003 and 2004, advertising revenue represented approximately 25% and 42%, respectively, of total net revenue. In 2004, advertising revenue increased approximately 83% over the previous year.
     We use a number of methods to create awareness of the ARTISTdirect network and drive traffic to our web sites. We have focused much of our marketing activity on e-mail direct marketing to communicate with registered users of specific artists and the ARTISTdirect network. Campaigns have included direct notification of special merchandise offers, contests, promotions and music downloads.
     Competition. The market for the online promotion and distribution of music and music-related products and services is relatively new, highly competitive and rapidly changing. There are a large number of Web sites competing for the attention and spending of consumers and advertisers, and we expect that number to increase, because there are few barriers to entry to Internet commerce. In addition, the competition for advertising revenue, both on Web sites and in more traditional media, is intense. We compete as follows:
•	for music consumers and advertisers with providers of music information, community and content such as MTV, America Online, MSN, Yahoo!, Listen.com and various other companies;

•	with major online music retailers such as Amazon.com in selling music and merchandise;

•	for music consumers and artist relationships with traditional music industry companies, including Sony BMG Music Entertainment, EMI Music, a unit of EMI Group, Warner Music Group, and Universal Music Group, a unit of Vivendi. Some of these companies have recently established online presences to promote and distribute the music and tours of their respective artists;

•	for music consumers and advertisers with publishers and distributors of traditional media, such as television, radio and print, including MTV, CMT, Rolling Stone and Spin and their Internet affiliates; and

•	with traditional retailers targeting music consumers, including Tower Records and Virgin Megastore and their Internet affiliates, in selling music and merchandise.
     Our competitors have worked together to offer music over the Internet, and we may face increased competitive pressures as a result. For instance, RealNetworks, Time Warner, Bertelsmann AG and EMI Group formed MusicNet, a digital music subscription platform featuring on-demand downloads and streaming. Various retailers such as BestBuy have cooperated to distribute music through the iTunes platform.
     We believe that we are able to compete primarily on the bases of:
•	the breadth and quality of our search, database and the community features of our site;

•	the variety, availability and price of music-related merchandise on our sites; and

•	the ease of use and consumer acceptance of the ARTISTdirect network.
     Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages over us, including:
•	longer operating histories;

•	significantly greater financial, technical and marketing resources;

•	greater brand name recognition;

•	larger existing customer bases; and

•	more popular content or artists.
     These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than we can. Web sites maintained by our existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, we may not be able to maintain or increase our web site traffic levels, purchase inquiries and number of click-through on our online advertisements. Further, our competitors may experience greater growth in these areas than we do. Increased competition could result in advertising price reduction, reduced margins or loss of market share, any of which could harm our business.
     Governmental Regulation. The laws and regulations that govern our business change rapidly. Although our operations are currently based in California, the United States government and the governments of other states and foreign jurisdictions have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:
     Content Regulation. Federal, state and foreign governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. For example, the Child Online Protection Act, or COPA, prohibits and imposes criminal penalties and civil liability on anyone communicating material harmful to minors through the Internet for commercial purposes, unless access to such material is blocked to minors under age 17. The Third U.S. Circuit Court of Appeals has upheld a preliminary injunction precluding enforcement of COPA. In November 2001, the U.S. Supreme Court heard an appeal but no decision has been issued yet. We could be liable if the injunction against COPA is lifted and if content delivered by us or placed on our web sites violates COPA. On March 6, 2003, the Third U.S.

Circuit Court of Appeals issued a ruling that COPA restricts free speech because it is not narrowly focused is enough to only target pornography, and is therefore unconstitutional. The Department of Justice could appeal this ruling to the U.S. Supreme Court.
     Privacy Law. The state of privacy law is unsettled, and rapidly changing. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenues. In late 1998, COPPA was enacted, mandating that measures be taken to safeguard minors under the age of 13. The FTC promulgated regulations implementing COPPA on October 21, 1999, which became effective on April 21, 2000. The principal COPPA requirement is that individually identifiable information about minors under the age of 13 not be collected, used or displayed without first obtaining informed parental consent that is verifiable in light of present technology. The FTC final regulations create a “sliding scale” of permissible methods for obtaining such consent. Consent for internal use of the individually identifiable information of children under the age of 13 can be obtained through e-mail plus an additional safeguard, such as confirming consent with a delayed e-mail, telephone call, or letter. Obtaining verifiable consent from a child’s parent to share that child’s information with a third party or enable the child to publicly distribute the information by, for example, allowing unrestricted access to a chat room or message board is significantly more burdensome. While the temporary “sliding scale implementation was due to expire on April 21, 2002, on October 31, 2001, the FTC extended the implementation period through April 21, 2005.
     The FTC has required that parental consent for such higher risk activities be verified by more secure methods than e-mail, such as a credit card in connection with a transaction, print-and-sign forms, toll-free numbers staffed by trained operators, or digital signatures. Complying with the new requirements is costly and will likely dissuade some of our customers. While we are attempting to be fully compliant with the FTC requirements, our efforts may not be entirely successful. In addition, at times we rely upon outside vendors to maintain data-collection software, and there can be no assurance that they will at all times comply with our instructions to comply with COPPA. If our methods of complying with COPPA are inadequate, we may face litigation with the FTC or individuals, which would adversely affect our business.
     Moreover, we have posted a privacy policy pertaining to all users and visitors to our web site. By doing so, we have subjected ourselves to the jurisdiction of the FTC. Should any of our business practices be found to differ from our privacy policy, we could be subject to sanctions and penalties from the FTC. It is also possible that users or visitors could try to recover damages in a civil action as well.
     Laws Governing Sending of Unsolicited Commercial E-mail. We typically provide our customers and other visitors to our Web sites with an opportunity to “opt-in,” or agree to receive e-mailings from us. In 2003, the federal government implemented the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM) designed to limit unsolicited commercial e-mail commonly referred to as “spam.” In addition, California and a number of other states regulate the sending of e-mails for commercial purposes to third parties where there is no preexisting business relationship. Further, several states give Internet service providers (“ISPs”) a private right of action against those who send large e-mailings across their servers in contravention of the ISP’s posted policy. There is no guarantee that we will always be fully compliant in all of our communications at all times. Our failure to comply with applicable laws regarding these types of e-mails could result in significant fines, actual or statutory damages, and injunctive actions.
     Conformance to E-Commerce Statutory Requirements for Formation of Contracts. We conduct e-commerce on our web sites, and through affiliated web sites. The applicable law on online formation of contracts has been unsettled and is evolving. On June 30, 2000, the federal government enacted the “E-Sign” statute, which in limited cases permits online formation of contracts. Similarly, on January 1, 2000, California adopted a standard version of the Uniform Electronic Transactions Act (“UETA”), which also permits electronic signatures and record-keeping for certain types of contracts. We attempt to comply with these laws, but there is no guarantee that we will be successful. Judicial interpretation of their application could result in customer contracts being set aside or modified. In that case, our e-commerce revenue could be materially adversely affected.
     Sales Tax. The tax treatment of goods sold over the Internet is currently unsettled. We collect sales taxes for goods shipped to California and Florida, where we have a physical presence. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. While the Internet Tax Freedom Act (ITFA) has placed a moratorium on new state and local taxes on Internet commerce, the tax moratorium expired on November 1, 2003 and has not been re-enacted. At least some state legislatures that will convene during early 2004 have indicated that they will move to expand their sales taxes to cover Internet commerce, if the ITFA is not reinstated. Imposing state sales taxes on Internet-based commerce would adversely affect our business.
     Online Contests and Sweepstakes. We conduct online promotional contests and sweepstakes. No purchase is necessary to participate. Our official rules, with all material terms, conditions of eligibility, dates of participation, methods of entry and limitations, if any, along with the odds and prize offerings, are posted on our web sites. In order to comply with New York and Florida state law, our prizes are limited in value to less than $5,000, or we must comply with those states’ registration and bonding requirements. While we attempt to comply with the law of all fifty state jurisdictions, we may not be uniformly successful, and foreign jurisdictions may attempt to regulate or ban our promotional contests. In that event, we could lose an effective tool for increasing and keeping visitors to our web site, and our business could be adversely affected.
     Intellectual Property. Copyrighted material that we develop, as well as our service marks and domain names relating to the ARTISTdirect or UBL brands, and other proprietary rights are important to our business prospects. We seek to protect our common-law trademarks through federal registration, but these actions may be inadequate. Where consultants develop copyrighted content for us, our general policy is to use written agreements prior to content creation to obtain ownership of that content. In addition, we principally rely upon trademark, copyright, trade secret and contract law to protect our proprietary rights. We generally enter into confidentiality agreements, “work-made-for-hire” contracts and intellectual property licenses with our employees, consultants and corporate partners, respectively, as part of our efforts to control access to and distribution of our technologies, content and other proprietary information.
     The following sets forth a schedule of our active trademarks:
     Federal Trademark Filings

MARK	APPL. NO.	REG. DATE

ARTISTDIRECT	75927362	7/29/03
CORPORATE LOGO	76072567	9/16/03
CORPORATE LOGO	76072566	6/5/01
CORPORATE LOGO	76072563	7/17/01
CORPORATE LOGO	76072562	7/31/01
CORPORATE LOGO	76072561	7/31/01
CORPORATE LOGO	76072560	1/1/02
BORN ON THE WORLD WIDE WEB	75768869	9/5/00
BORN ON THE WORLD WIDE WEB	75768868	9/5/00
BORN ON THE WORLD WIDE WEB	75768011	9/5/00
THE ULTIMATE BAND LIST	75306059	11/28/00
ARTISTDIRECT	75418187	6/6/00
ARTISTDIRECT	75061782	5/5/98
ARTISTDIRECT	75061781	10/19/99
UBL	75306060	9/22/98
     State Trademark Filings

MARK	State	REG. NO.	REG. DATE

THE ULTIMATE BAND LIST	Puerto Rico	50161	April 30, 2002
ARTISTDIRECT	Puerto Rico	50159	April 30, 2002
ARTISTDIRECT	Puerto Rico	49609	March 31, 2002
UBL	Puerto Rico	49616	March 31, 2002
UBL	Puerto Rico	49615	March 31, 2002
THE ULTIMATE BAND LIST	Tennessee	49614	March 31, 2002
THE ULTIMATE BAND LIST	Puerto Rico	49614	March 31, 2002
THE ULTIMATE BAND LIST	Tennessee	49613	March 31, 2002
THE ULTIMATE BAND LIST	Puerto Rico	49613	March 31, 2002
THE ULTIMATE BAND LIST	Tennessee	49612	March 31, 2002
THE ULTIMATE BAND LIST	Puerto Rico	49612	March 31, 2002
ARTISTDIRECT	Tennessee	49611	March 31, 2002
ARTISTDIRECT	Tennessee	49610	March 31, 2002
ARTISTDIRECT	Tennessee	49609	March 31, 2002
UBL	Puerto Rico	50158	April 30, 2002
UBL	Puerto Rico	50157	April 30, 2002
     Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose or use our customer lists, Web site content, service marks, domain names or confidential commercial data. The steps that we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights at all, or as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in costly and distracting litigation to enforce our rights.
     A copyright gives the owner divisible rights, including those of performance, reproduction and distribution. The music featured by us is typically comprised of copyrighted works owned, controlled or administered by multiple third parties, including record labels, artists, songwriters, music publishers and performance rights and licensing organizations such as The Harry Fox Agency, Broadcast Music Inc. and the American Society of Composers, Authors and Publishers. Each song often has multiple copyright owners, who control rights which may include performance, reproduction and distribution rights in the “musical composition” comprised of the lyrics and music, as well as with the “sound recording” of the artist’s interpretation of the “musical composition.” In the case of music videos, there are separate copyrights to the visual content, as well as “synchronization rights” for integrating the music and video. We, or our artists, may have different licensing arrangements with some or all of these parties to perform, reproduce and distribute works depending upon how the song or music video is used by us.
     Our web sites, depending upon the specific musical work, may offer audio streaming of part or all of an entire song or “Web casting,” or the downloading of an entire song in MP3 or other compressed audio formats. Full-length streaming only occurs in special instances after obtaining an oral license from the record label or band manager for the “sound recording.” In that case, an ASCAP or BMI blanket music license is also obtained by us or by our artists for rights to perform the associated underlying “musical composition.” Where we offer full-length downloads of songs in MP3 or other compressed audio formats, we seek to obtain the rights to transmit, reproduce and perform the “sound recording” in writing from the person or entity owning or controlling copyrights in such “sound recording.” With respect to rights in the “musical compositions” embodied in such “sound recordings” offered for download, we seek to clear rights in musical composition in one of the following three ways:
•	a license agreement with the publisher, writer or other owner of such copyright in the “musical composition”;

•	a waiver of any fees or royalties that would otherwise be required for such use; or

•	a representation and warranty from the owner of the copyrights in the “sound recording” that no mechanical royalties are owed to any third parties.

     In the event that the foregoing steps are insufficient to clear rights, or we otherwise fail to obtain rights, we could be exposed to claims of copyright infringement, with attendant disruption to our operations and liability including potential statutory or actual damages and loss of profits attributable to infringement, plus payment of attorneys’ fees to the claimant and entry of an injunction.
     There are other situations, such as a limited 30-second sample of a song that is “streamed,” where we use content relying upon a sub-license from an artist’s record label. However, the laws in this area are uncertain, and we may be forced to obtain additional licenses or may be prevented from third party content use, and may further be liable to pay actual or statutory damages, profits attributable to any alleged infringement, as well as attorneys’ fees. Our licensing arrangements for third-party content vary from formal contracts to informal agreements based on the promotional nature of the content. In some cases we pay a fee to the licensor for use of the “sound recording,” “musical composition” or music video and in other cases the use is free. We also use other third-party content, including photographs, artist names, likenesses and concert reviews. While it is our general policy to obtain a written release or license for such use, in many instances we rely only upon an oral license for such use. We rely upon our positive working relationships with copyright owners to obtain licenses on favorable terms. Any changes in the nature or terms of these arrangements, including any requirement that we pay significant fees for the use of the content, could have a negative impact on the availability of content or our business.
     For example, the Copyright Office recently opined that additional royalties, besides those collected for musical compositions by ASCAP or BMI, are due for webcasted music that is selected by or on behalf of the recipient pursuant to 17 U.S.C. Section 2114(j)(7). If upheld, that ruling would prevent us from expanding our service to permit users to play a requested song via our Web site without paying additional royalties.
     Linking and Framing of Third-Party Web Sites. We link to and “frame” third-party web sites of our artists without express written permission to do so. In addition, in the past we have provided a search feature to allow users to find music residing elsewhere on the Internet. Those practices are controversial, and have, in instances not involving us, resulted in litigation. Various claims, including trademark and copyright infringement, unfair competition, and commercial misappropriation, as well as infringement of the right of publicity may be asserted against us as a result of these practices. The law regarding linking and framing remains unsettled; it is uncertain as to how existing laws, especially trademark and copyright law, will be applied by the judiciary to the Internet. Also, Congress is increasingly active in passing new laws related to the Internet, and there is uncertainty as to the impact of future potential laws, especially those involving domain names, databases and privacy.
     Defamation or Contributory Infringement. Our web site features a community area where visitors can post comments. We do not censor such comments and it is possible that a customer could use our web sites as a forum to make false, misleading or disparaging remarks about others. Such on-line comments could lead to claims for defamation or infringement. As to libel claims brought in the United States, we believe that we qualify for safe harbor protection for third-party postings under 47 U.S.C. Section 230(c)(1). However, other countries, notably the United Kingdom, may impose such liability, and it is possible we could be sued there for third-party postings. Separately, our web sites allow consumers to use our personal web publishing tools to post samples of their works. Such postings could be misused to post unlicensed copyrighted content of others. We have obtained limited safe-harbor protection under the recently enacted Digital Millennium Copyright Act against liability for infringing material of which we do not have control and knowledge.
     Seasonality. The seasonality of our e-commerce segment affects our revenue. Our CDs and other online goods are most often purchased during the holiday season and also during the summer months, traditionally when artists go on tour.
     Employees. At September 30, 2005, we employed 14 full-time employees and five part-time consultants, not including MediaDefender employees. We believe that our relationship with our employees is good. None of our employees is represented by a labor union. See also “MediaDefender Overview — Employees.”
     Facilities. Our headquarters are located in Los Angeles, California. We lease approximately 2,485 square feet of space in Los Angeles, California, on a month-to-month basis, which is in good repair and adequate for our current purposes for the next 12 months. See also “MediaDefender Overview — Facilities.”
     Legal Proceedings. From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

MediaDefender Overview
     On July 28, 2005, we consummated the Acquisition of MediaDefender. MediaDefender was incorporated in July 2000 in the State of Delaware and is a provider of anti-piracy solutions in the high-growth IPP industry. MediaDefender’s solutions have been adopted by major entertainment companies as a practical means to thwart Internet piracy and drive consumers to pay for digitized content distributed through authorized Internet sites.
     Internet-Based Piracy. Piracy has long been a problem for the global content industries. The International Intellectual Property Alliance (“IIPA”) estimates that commercial piracy alone costs the U.S. content industries approximately $20 billion to $22 billion in lost sales each year. Historically, most consumer participation in piracy required a transaction with a third-party vendor. The advance of new technologies has served to make anonymous the illegal distribution and consumption of content. This has been followed by a fundamental shift in consumer behavior; piracy in the Internet age is now viewed as an acceptable activity that millions of people around the world no longer consider illegal or immoral. In the past five years, Internet-based P2P file-sharing networks have emerged as the greatest threat to the future of content companies.
     Due to the relatively small size of mp3 files, music was the first industry to be impacted by Internet piracy. From 1999 to 2003, total music sales in the U.S. declined by approximately 25%, or $3.7 billion. The 2.3% increase in 2004 album sales can be partially attributed to the increased use of anti-piracy solutions by music companies. Music industry executives blame Internet piracy for approximately $7 billion in lost potential revenue over a two-year period. The growth of broadband Internet access is now making larger-sized files, such as movies, software and video games, similarly vulnerable to Internet-based piracy. Already, the majority of motion pictures are available on the Internet before theatrical release.
     To date, attempts to limit Internet-piracy have been unsuccessful. Litigation, legislation, education, commercial innovation, packaged media and digital rights management (“DRM”) anti-piracy technologies have been employed with limited impact. For example, despite the litigation that forced the closure of Napster in July 2001, P2P file-sharing networks continue to evolve and thrive.
     IPP Solutions. MediaDefender employs a wide array of technical countermeasures on P2P networks to frustrate users’ attempts to find, copy and share unauthorized copyrighted materials. MediaDefender’s customers specify the timing, duration, scope and level of effectiveness of desired protection on a track-by-track, album-by-album or movie-by-movie basis. Users of P2P networks attempting to download a file that is successfully protected by MediaDefender either cannot begin the downloading process, download the specified file to find that it is not the content for which they were searching, or download a file to find that it works for the first few seconds and then reverts to white noise or static. By making it more difficult for P2P users to access unauthorized content on the Internet, MediaDefender induces consumers to pay for content distributed through legitimate means, such as Apple Corporation’s iTunes.
     MediaDefender’s suite of IPP solutions currently covers the 15 major P2P file-sharing networks that constitute over 95% of all P2P file-sharing activity, as well as Internet relay chat (“IRC”) and Usenet and consists of spoofing, decoying, interdiction, counterposting and queuing. MediaDefender’s IPP solutions are typically deployed together, in degrees that vary according to customer preference.
     Suite of Solutions. MediaDefender’s solutions are a practical and proven means of thwarting Internet piracy and driving consumers to pay for online content. MediaDefender employs a wide array of non-invasive technical countermeasures on P2P networks to frustrate users’ attempts to find copy and share unauthorized copyrighted materials. These solutions are typically deployed together in degrees that vary according to customer preference. MediaDefender’s piracy-detection techniques can pinpoint the initial leak of content onto the Internet and allow the Company to direct its efforts to limit replication at the point of origin. Customers also receive access to MediaDefender’s secure on-line reporting system, which provides critical information regarding the number of attempted and blocked illegal downloads per specified title. The primary means by which MediaDefender’s solutions hinder illegal Internet file-sharing and downloading include:
•	Spoofing. Spoofs are false signals that represent themselves as legitimate content.

•	Swarming. Swarms are corrupt data packet segments that are spliced into existing copies and subsequent downloads of illegitimate files of specified titles.

•	Decoying. Decoys are false files that are named and titled so as to appear to be legitimate content.

•	Interdiction. Interdiction creates long lines that inhibit would-be pirates from obtaining access to protected copyrighted materials.

•	Counter-posting. Counter-posting is a method of protection that operates on UseNet.

•	Queuing. Queuing is used on IRC to prevent P2P users from accessing protected content by taking up space in the line to download that content.
     Monitoring. In addition to providing IPP solutions, MediaDefender also tracks attempts by P2P users to access files illegally and provides such information to customers in the form of weekly monitoring reports. By continuously monitoring the Internet to detect leaks of copyrighted material, MediaDefender is able to advise customers concerning the origination of such leaks and help customers determine when MediaDefender’s IPP solutions are needed. Customers often employ MediaDefender’s monitoring capabilities in anticipation of executing a full-scale IPP solutions contract. This early monitoring allows customers to observe the level of piracy affecting their copyrighted materials and has proven to be an effective marketing tool for the Company’s IPP solutions.
     MediaDefender continuously monitors Internet activity for leaks of any new customer-owned content. In addition to an automated web crawler device that monitors leaks 24 hours per day, MediaDefender also employs several individuals who detect customer content leaks by monitoring activity on the various networks websites and chat rooms. MediaDefender is able to make customers aware of any leaks immediately 24 hours per day seven days per week. This awareness enables customers to better manage their relationships with creative talent by demonstrating control and knowledge of the situation. Monitoring reports are provided to customers on a weekly basis and contain information that allows customers to determine:
•	The piracy problem’s size and nature for each individual release;

•	When particular copyrighted materials should be protected;

•	The IP addresses of individuals who are downloading copyrighted content;

•	How often a specific title is requested;

•	How often a title is illegally shared; and

•	Demographics of illegal sharers.
     Ancillary Solutions. MediaDefender can provide ancillary solutions to customers to achieve a number of different goals. MediaDefender has assisted customers in identify the IP address responsible for the origination of illegal content on P2P networks allowing customers to pursue legal action against the source of the piracy.
     Next-Generation Solutions. Due to the rapidly evolving nature of the P2P environment, MediaDefender must continually adapt its technologies in order to offer customers increasing levels of effectiveness against the latest Internet-piracy threats. In the third quarter of 2003, MediaDefender commercially released its next-generation solution, called “Uber.” Uber-level solutions allows MediaDefender to provide approximately a 95% effectiveness in preventing unauthorized downloads of customer-specified content. MediaDefender’s development team is constantly monitoring advances in peer-to-peer networking and developing solutions to target new networks.
     Patent Pending Technology. MediaDefender’s IPP solutions utilized proprietary software and a robust, scalable IT platform of approximately 1,724 servers and 6.0 gigabytes of bandwidth capacity. This patent-pending combination of software and IT was created over time and based upon the successes and failures of real-world trials. Computer equipment and software is monitored and maintained on a 24/7 basis. The use of back-up and redundant systems, combined with constant monitoring, allows MediaDefender to provide continuous coverage and rapidly address potential technical problems.

     Intellectual Property. In December 2002, MediaDefender filed an umbrella patent that covers a variety of its concept and back-end technologies, which is still pending. Due to the evolving nature of P2P networks, these technologies are not based on any one service, but rather have the fluidity to be transferred to any P2P network. The claims in the patent filing are predominantly methods for managing a large array of computers for the purpose of preventing piracy on P2P networks.
     Sales & Marketing. MediaDefender’s sales process is relationship-based with a relatively long sales cycle that results in extremely loyal customers. Initial customer relationships were with music and movie industry clients, targeted due to the impact of piracy on these businesses. MediaDefender management has invested significant time in building relationships with its clients, which has resulted in industry in roads due to subsequent world-of-mouth referrals.
     Customers and Target Markets. MediaDefender’s current customers include many of the major companies in the U.S. music and movie industries.
     Market Share and Competition. Management believes that MediaDefender has a majority of the growing IPP solution market. Its three major competitors are Overpeer, Inc., MediaSentry, Inc. and Macrovision.
     Employees. MediaDefender employs 36 full-time employees and two part-time employees. Management believes its relationship with all employees is good. None of MediaDefender’s employees is represented by a labor union.
     Facilities. MediaDefender is headquartered in Marina del Rey, California and also utilizes five location facilities that house MediaDefender’s 1,800 servers. We believe all facilities are in good repair and adequate for our purposes for the next 12 months. The following table provides an overview of MediaDefender’s facilities.

Square
Location	Primary Function	Footage	Lease Term
Corporate Headquarters Marina del Rey, CA	Company management and all current employees operate from this location	3,600	5 months

Co-Location Facility 1	1350 Servers and 5x1 Gbps Bandwidth	NA	1 year
600 W 7th St
Los Angeles, CA

Co-Location Facility 2	148 Servers and 5x100 Mbps Bandwidth	NA	1 year
200 N Nash St
El Segundo, CA

Co-Location Facility 3	190 Servers and 1x1 Gbps Bandwidth	NA	monthly
530 W 6th St
Los Angeles, CA

Co-Location Facility 4	50 Servers	NA	monthly
1200 W 7th St
Los Angeles, CA

Co-Location Facility 5	25 Servers	NA	monthly
1200 W 7th St
Los Angeles, CA
     Legal Proceedings. MediaDefender is not currently a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on its results of operations or financial position.

MANAGEMENT
Directors and Executive Officers
     The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Frederick W. Field	53	Chairman of the Board of Directors
Jonathan V. Diamond	46	President, Chief Executive Officer and Director
Robert N. Weingarten	52	Chief Financial Officer and Secretary
Teymour Boutros-Ghali	50	Director
Eric Pulier	39	Director
Dimitri Villard	62	Director
James N. Lane	53	Director
Fred Davis	46	Director
Randy Saaf	29	Chief Executive Officer of MediaDefender
Octavio Herrera	29	President of MediaDefender
Nicholas Turner	46	Executive Vice President
     Frederick W. Field. Mr. Field has served as our Chairman of the Board since June 2001 and served as our Chief Executive Officer from June 2001 until September 2003. Mr. Field also currently serves as Chief Executive Officer of ARTISTdirect Records, LLC and as Chairman of the Board and Chief Executive Officer of Radar Pictures, Inc., a film production company. From 1990 to 2001, Mr. Field served as Co-Chairman of Interscope Records, a music production company. From 1979 to 1997, Mr. Field served as Chairman of the Board and Chief Executive Officer of Interscope Communications, Inc.
     Jonathan V. Diamond. Mr. Diamond has served as our Chief Executive Officer and director since September 2003. From January 2003 to the present, he has also served as the Chairman, Chief Executive Officer and a director of YouthStream Media Networks, Inc., a publicly-traded company (YSTM. PK). He was the co-founder of N2K, Inc. and served as its Vice Chairman and Chief Executive Officer through its 1999 merger with CDnow, Inc., an e-commerce company. He continued to serve as Chairman of the combined company until its sale to Bertelsmann Music Group in August 2000. Mr. Diamond was a co-founder of GRP Records, an independent music label acquired by MCA in 1990. Mr. Diamond holds an M.B.A. from the Columbia University Graduate School of Business and a B.A. in Economics and Music from the University of Michigan Honors College.
     Robert N. Weingarten. Mr. Weingarten has served as our Chief Financial Officer and Secretary since January 2004. From July 1992 to present, Mr. Weingarten has been the sole shareholder of Resource One Group, Inc., a financial consulting and advisory company. From February 2003 to present, he has served as the Chief Financial Officer of YouthStream Media Networks, Inc., a publicly traded company (YSTM. PK). Since 1979, Mr. Weingarten has served as a consultant to numerous public companies in various stages of development, operation or reorganization. Mr. Weingarten received an M.B.A. Degree in Finance from the University of Southern California in 1975 and a B.A. Degree in Accounting from the University of Washington in 1974. Mr. Weingarten currently serves as a director of Aries Ventures Inc. (ARVT. PK) and of Resource Ventures, Inc., both of which are public companies.
     Teymour Boutros-Ghali. Mr. Boutros-Ghali has served as a director since January 2005. From January 2002 to present, Mr. Boutros-Ghali has served as the Managing Partner of Monitor Ventures, an early stage venture investor and advisory firm that is part of the Monitor Group, a global strategy consulting firm and merchant bank with almost $2 billion under management. From January 2000 to January 2002, he worked as an independent consultant for Monitor Group and Digital Evolution. He also served as the Chief Executive Officer for AllBusiness from April 1997 to January 2000. For the past five years, Mr. Boutros-Ghali has served as a director for various private companies. From June 2004 to present, he has served as a director for Hydropoint Data Systems, a water management solutions company. From 2001 to 2002, and 2001 to 2003, Mr. Boutros-Ghali served as a director for Switchouse and Digital Evolution, respectively. Mr. Boutros-Ghali received S.M. and a Ph.D. Degrees from the Massachusetts Institute of Technology in 1982 and 1980, respectively. He also received B.A. and M.A. Degrees in Electrical Engineering from Cambridge University in 1976.
     Eric Pulier. Mr. Pulier has served as a director since November 2004. Currently, Mr. Pulier serves as the Founder and Executive Chairman of SOA Software, Inc., a position which he has held since 2001. Mr. Pulier also served as a Director and/or founder of multiple technology companies in the United States, including US Interactive, Inc., Gluecode, Inc., Media Platform On-Demand, and the Center for Telecommunications Management. Mr. Pulier has been a pioneer in the software and digital interactive industries for over 15 years. He has been instrumental in establishing ground-breaking companies in several sectors including corporate communications, professional services, security and enterprise software. Mr. Pulier is a Magna Cum Laude graduate of Harvard University.
     Dimitri Villard. Mr. Villard has served as a director since January 2005. Mr. Villard has also served as President and a director of Pivotal BioSciences, Inc., a biotechonology company, since September 1998. In addition, since January 1982 to present, he has served as President and director of Byzantine Productions, Inc. Previously, Mr. Villard was a director at the investment banking firm of SG Cowen and affiliated entities, a position he held from January 1997 to July 1999. Mr. Villard received a B.A. Degree in Government from Harvard University in 1964. Mr. Villard currently serves as a director of Dax Solutions, Inc., an entertainment industry digital asset management venture, a position he has held since May 2004. He is also a member of the Executive Committee of the Los Angeles chapter of the Tech Coast Angels, a private venture capital group.
     James N. Lane. Mr. Lane has served as a director since May 2005. Mr. Lane has also served as Chairman and Chief Executive Officer of Devonwood Capital Partners, a private equity firm since 2002. From 1997-2002, Mr. Lane was Chairman and Chief Executive Officer of SG Capital Partners, a private equity firm affiliated with Societe General and SG Cowen Securities, managing over $800 million of capital. Prior to establishing SG Capital Partners, Mr. Lane’s career spanned approximately 20 years at Goldman Sachs, & Co. He was a former General Partner and founding member and Co-Head of Goldman Sachs’ Principal Investment Area, which invested and managed several billion dollars of the firm’s and clients’ money in private equity investments. Mr. Lane’s responsibilities included managing the Leveraged Finance group in New York and the European Corporate Finance and Merchant Banking businesses in London. Mr. Lane earned his B.A. degree, cum laude, from Wheaton College and his M.B.A., with highest honors, from Columbia University.
     Fred Davis. Mr. Davis has served as a director since November 2005. Mr. Davis currently serves as a partner at the music law firm of Davis, Shapiro, Lewit, Montone & Hayes (formerly Davis & Shapiro), which he co-founded in 1997. Prior to 1997, Mr. Davis served as an Executive Vice President at EMI Records. Mr. Davis received his bachelors degree from Tufts University and his J.D. degree from Fordham School of Law.
     Randy Saaf. Mr. Saaf currently serves as Chief Executive Officer of our wholly-owned subsidiary MediaDefender, which was acquired on July 28, 2005. Mr. Saaf previously served as both President and Chief Executive Officer of MediaDefender since he co-founded the company in July 2000. Mr. Saaf received his Bachelor of Science degree in Engineering from Harvey Mudd College in 1998.
     Octavio Herrera. Mr. Herrera currently serves as President of our wholly-owned subsidiary MediaDefender, which was acquired on July 28, 2005. Mr. Herrera previously served as VP, Business Development and Chief Financial Officer of MediaDefender since he co-founded the company in July 2000. Mr. Herrera received his Bachelor of Science degree in Physics from Occidental College in 1998.
     Nicholas Turner. Mr. Turner has served as our Executive Vice President since January 2005. Mr. Turner has over 20 years experience as a senior level executive and entrepreneur in the entertainment and new media industries. Mr. Turner has been a professional recording musician, artist manager, record producer, new media pioneer and record label marketing executive, as well as charity event creator and fundraiser. Mr. Turner has extensive expertise in guiding companies through the transition from the analog to digital world. During the last 10 years, Mr. Turner has held senior executive positions with various companies, including N2K, Inc. and CDnow, Inc., with responsibility for marketing and revenue generation activities.
Family Relationships
None.

Code of Ethics
     We have adopted a Code of Ethics that applies to each of our employees, executive officers and directors. A copy is available free of charge on the Internet at www.sec.gov. The Code of Ethics was filed as Exhibit 14.1 to our annual report for the fiscal year ended December 31, 2003.
Board Compensation
     Directors who are not employees of the Company do not currently receive any cash compensation for their service as members of our Board of Directors or any Board committee. However, directors are reimbursed for all reasonable travel and out-of-pocket expenses incurred by them in attending Board and committee meetings. All directors are eligible to participate in the ARTISTdirect, Inc. 1999 Employee Stock Option Plan.
Executive Compensation
     The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of our three other most highly compensated executive officers whose salary and bonus for the 2004 fiscal year was in excess of $100,000, for services rendered in all capacities for the fiscal years ended December 31, 2002, 2003 and 2004, respectively. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2004 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”
SUMMARY COMPENSATION TABLE

						Long-Term
		Annual Compensation				Compensation Awards
					Other		Securities		All
					Annual	Restricted Stock	Underlying	LTIP	Other
Name and					Compensation	Awards	Options/	Payouts	Compensation
Principal Positions	Year	Salary ($)		Bonus ($)	($) (1)	($)	SARs (#)	($)	($)
Frederick W. Field	2004	28,080
Chairman, Former Chief	2003	56,160	(2)
Executive Officer	2002	812,500	(3) (4)
Jonathan V. Diamond	2004	185,000			7,800
Chief Executive Officer	2003	46,250		4,315	1,950
	2002
Robert N. Weingarten	2004	120,000				120,000 (6)
Chief Financial Officer	2003
	2002
Keith Yokomoto	2004	120,000			7,800	60,000 (7)
Former President and	2003	597,222	(5)		7,800				76,924 (5)
Chief Operating Officer	2002	402,778

(1)	Consists of car allowance.

(2)	Includes $28,080 of deferred salary received in connection with Mr. Field’s service as Chief Executive Officer of ARTISTdirect Records, LLC. ARTISTdirect Records was a co-venture which was indirectly jointly owned by ARTISTdirect and Mr. Field.

(3)	Includes $541,667 of salary received in connection with Mr. Field’s service as Chief Executive Officer of ARTISTdirect Records, LLC. ARTISTdirect Records was a co-venture which was indirectly jointly owned by ARTISTdirect and Mr. Field.

(4)	From July 16, 2002, Mr. Field elected to defer all of his salary under his employment agreements with ARTISTdirect and ARTISTdirect Records. During 2002, Mr. Field deferred $229,167 of salary from ARTISTdirect and $458,334 of salary from ARTISTdirect Records. In May 2003, all deferred salary totaling approximately $411,000 from ARTISTdirect and approximately $822,000 from ARTISTdirect Records was waived.

(5)	Includes $412,847 in deferred salary and $76,924 in accrued vacation pay which were paid to Mr. Yokomoto upon his termination as an employee on December 31, 2003. Of such amount, $150,000 was repaid to ARTISTdirect for a prepaid bonus that Mr. Yokomoto previously received.

(6)	Effective March 29, 2004, we issued to Robert N. Weingarten, our Chief Financial Officer, a stock option to purchase 120,000 shares at $0.50 per share, which was not less than the fair market value on the date of grant, exercisable through March 29, 2011. The option vests and becomes exercisable in a series of 36 successive equal monthly installments upon the optionee’s completion of service measured from March 29, 2004.

(7)	Effective January 9, 2004, we issued to Keith Yokomoto, our former President and Chief Operating Officer, and a Director of ARTISTdirect at that time, two non-qualified stock options to purchase 10,000 shares and 50,000 shares at $0.50 per share, which was not less than the fair market value on the date of grant, exercisable through January 9, 2011. The option for 10,000 shares was immediately vested upon issuance. The option for 50,000 shares was scheduled to vest in increments of 10,000 shares on February 1, 2004, March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, based on the accomplishment of certain milestones by each respective date, which were not attained. Accordingly, the option for 50,000 shares did not vest and thus expired.
     The following table sets forth certain information regarding stock options granted to our named executive officers during the year ended December 31, 2004.
OPTIONS/ SAR GRANTS IN LAST FISCAL YEAR

Potential Realizable
Value at Assumed
	Number of	Percent of			Annual Rates of
	Securities	Total Options			Stock Price
	Underlying	Granted to	Exercise		Appreciation for
	Options	Employees in	Price per	Expiration	Option Terms(3)
Name	Granted(1)	2004(2)	Share ($)	Date	5%	10%
Frederick W. Field	—	—	—	—	—	—
Jonathan V. Diamond	—	—	—	—	—	—
Robert N. Weingarten	120,000	100.0%	$0.50	03/29/11	$17,098	$39,846
Keith Yokomoto	—	—	—	—	—	—

(1)	Each option represents the right to purchase one share of common stock.

(2)	During the year ended December 31, 2004, we granted options to management and employees to purchase an aggregate of 120,000 shares of common stock exercisable at $0.50 per share. The fair market value on the date of grant was $0.35 per share.

(3)	Amounts represent hypothetical gains that could be achieved for the respective options if such options appreciate based on the fair market value on the date of grant and if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock price growth. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
     The following table provides information, with respect to the named executive officers, concerning unexercised stock options held by them at December 31, 2004. None of the named executive officers exercised any stock options during 2004.

AGGREGATED OPTION FISCAL YEAR-END VALUES

			Number of Securities				Value of Unexercised
			Underlying Unexercised				In-the-Money
	Shares		Options at				Options at
	Acquired on		Fiscal Year End				Fiscal Year End ($)(1)
Name	Exercise (#)	Value Realized ($)	Exercisable		Unexercisable		Exercisable	Unexercisable
Frederick W. Field	—	—	303,370		—		$—	$—
Jonathan V. Diamond	—	—	259,659		—		—	—
Robert N. Weingarten	—	—	30,000	(2)	90,000	(2)	—	—

(1)	Based on December 31, 2004 closing stock price of $0.26 per share.

(2)	The option vests and becomes exercisable in a series of 36 successive equal monthly installments upon optionee’s completion of each month of service measured from March 29, 2004.
Current Employment Contracts and Termination of Employment, Change-in-Control Agreements
     On July 28, 2005, we entered into an Employment Agreement with Jonathan V. Diamond, our Chief Executive Officer. During the term of the Employment Agreement, which shall continue through December 31, 2008, Mr. Diamond will earn a base salary of no less than $350,000 per annum, plus certain specified perquisites that include a monthly car allowance. He is also eligible to receive a discretionary bonus of up to 100% of base salary, as determined by the Compensation Committee of the Board of Directors or, if none, the Board, and a performance bonus of up to 100% of base salary if we achieve specified earnings targets in fiscal 2007 and 2008. Mr. Diamond shall also be entitled to receive stock options at the discretion of the Board of Directors. In the event Mr. Diamond is terminated “without cause,” he shall be entitled to receive 12 months of severance pay at the rate of 100% of his monthly salary, any performance bonus due for the year in which termination occurs and all stock options subject to time vesting shall be deemed fully vested and exercisable.
     On July 28, 2005, we entered into an Employment Agreement with Robert N. Weingarten, our Chief Financial Officer. During the term of the Employment Agreement, which shall continue through December 31, 2008, Mr. Weingarten will earn a base salary of no less than $195,000 per annum, plus certain specified perquisites that include a monthly car allowance. He is also eligible to receive a discretionary bonus of up to 100% of base salary, as determined by the Compensation Committee of the Board of Directors or, if none, the Board, and a performance bonus of up to 100% of base salary if we achieve specified earnings targets in fiscal 2007 and 2008. Mr. Weingarten shall also be entitled to receive stock options at the discretion of the Board of Directors. In the event Mr. Weingarten is terminated “without cause,” he shall be entitled to receive 12 months of severance pay at the rate of 100% of his monthly salary, any performance bonus due for the year in which termination occurs and all stock options subject to time vesting shall be deemed fully vested and exercisable.
     In accordance with the Merger Agreement, we acknowledged the terms of Employment Agreements entered into on July 28, 2005 by MediaDefender with each of Randy Saaf, who will serve as Chief Executive Officer of MediaDefender, and Octavio Herrera, who will serve as President of MediaDefender. Each of Messrs. Saaf and Herrera will earn a base salary of no less than $350,000 per annum during the initial term of the agreements, which shall continue until December 31, 2008. Both are also entitled to receive performance bonuses of up to $350,000 if MediaDefender achieves specified earnings targets in fiscal 2007 and 2008. Each are entitled to receive 12 months of severance pay at the rate of 100% of his monthly salary and the pro-rata portion of the performance bonus referenced above if they are terminated “without cause.” Additionally, we granted stock options to purchase up to 200,000 shares of common stock to each of Messrs. Saaf and Herrera.
     Effective January 1, 2005, we entered into a one-year agreement with Nicholas Turner to serve as our Executive Vice President with a base annual salary of $120,000 per year, plus certain perquisites benefits. In conjunction with the consulting agreement, the Company granted Mr. Turner a non-plan, non-qualified stock option to purchase 92,000 shares of common stock at an exercise price of $0.79 per share, which was the approximate fair market value of the common stock on the date of grant, vesting monthly over a period of two years.
Option Plans
     At December 1, 2005, an aggregate of 961,928 stock options were outstanding under the 1999 Option Plans.

Securities Authorized for Issuance Under Equity Compensation Plans
     The following table provides information as of December 1, 2005 regarding compensation plans (including individual compensation arrangements) under which equity securities of our company are authorized for issuance.

			Number of securities
			remaining available for
	Number of Securities to be	Weighted-average	future issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	302,370	$7.50	172,852
Equity compensation plans not approved by security holders	4,824,685	$8.97	1,673,737
Total	5,117,055		1,846,589
Beneficial Ownership
     The following table sets forth information with respect to the following: (i) each person who beneficially owns more than five percent (5%) of our voting securities, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group. Percentages are based on 4,611,149 shares of our common stock outstanding as of December 1, 2005.

		Amount and Nature
	Title of Class	of Beneficial		Percent
Beneficial Owner(1)	of Stock	Ownership(2)		of Class
5% Stockholders:

JMB Capital Partners, L.P. 1999 Avenue of the Stars, Suite 2040 Los Angeles, California 90067	Common	2,166,667	(3)	40.0

WNTO7 Holdings, LLC c/o Wayne, Gaynor, Umanoff & Pollack, LLP 6100 Center Drive, Suite 950 Los Angeles, California 90045	Common	1,224,017	(4)	26.0

CCM Master Qualified Fund, Ltd. One North Wacker Drive, Suite 4725 Chicago, Illinois 60606	Common	1,125,268	(5)	9.9 (6)

Rick Rubin c/o Alan S. Halfon & Company 9595 Wilshire Boulevard, Suite 505 Beverly Hills, California 90212	Common	362,022		12.7

Marc P. Geiger 151 El Camino Drive Beverly Hills, California 90212	Common	337,740		13.7

Donald P. Muller c/o Creative Artists Agency 9830 Wilshire Boulevard Beverly Hills, California 90212	Common	329,177		7.1

Universal Music Group, Inc. 2220 Colorado Avenue Santa Monica, California 90404	Common	312,500		6.8

JMG Capital Partners LP 11601 Wilshire Boulevard, Suite 2180 Los Angeles, CA 90025	Common	325,000	(7)	6.6

		Amount and Nature
	Title of Class	of Beneficial	Percent
Beneficial Owner(1)	of Stock	Ownership(2)	of Class
JMG Triton Offshore Fund, Ltd. 11601 Wilshire Boulevard, Suite 2180 Los Angeles, CA 90025	Common	325,000(7)	6.6

Coghill Capital Management, L.L.C. One North Wacker Drive, Suite 4725 Chicago, Illinois 60606	Common	288,165	6.2

Entities affiliated with Constellation Venture Capital, L.P. 575 Lexington Avenue New York, New York 10022	Common	275,113	6.0

Current Executive Officers and Directors:

Frederick W. Field	Common	302,370(8)	6.2

Jonathan V. Diamond	Common	259,659(8)	5.3

Robert N. Weingarten	Common	73,333(8)	1.5

Teymour Boutros-Ghali	Common	183,603(9)	4.0

Eric Pulier	Common	1,040,414(10)	22.1

Dimitri Villard	Common	85,000(8)	1.8

James N. Lane	Common	85,000(8)	1.8

Fred Davis	Common	0	*

Randy Saaf	Common	148,330(11)	3.1

Octavio Herrera	Common	148,330(11)	3.1

Nicholas Turner	Common	92,000(8)	2.0

All current directors and executive officers as a group (11 Persons)	Common	2,418,039	40.8

*	Indicates less than 1.0%

(1)	Unless otherwise indicated, the address for each of the individuals listed in the table is c/o ARTISTdirect, Inc., 10900 Wilshire Boulevard, Suite 1400, Los Angeles, California, 90024.

(2)	Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

(3)	Consists solely of a warrant to purchase 2,166,667 shares of common stock that may be exercised within 60 days of December 1, 2005.

(4)	Includes 114,985 shares of common stock that may be exercised within 60 days of December 1, 2005 pursuant to a warrant. Members of WNT07 Holdings, LLC include Teymour Boutros-Ghali and FDT Trust-2005. Teymour Boutros-Ghali and Eric Pulier, both members of our Board of Directors are the managing members and have voting power with respect to the shares.

(5)	Consists solely of warrants to purchase shares of common stock that may be exercised within 60 days of December 1, 2005.

(6)	CCM Master Qualified Fund, Ltd. was also issued a $13,000,000 principal amount convertible subordinated note and a warrant to purchase 691,935 shares of common stock in the Sub-debt Financing. Both contain a limitation on exercise provision that prevents CCM Master Qualified Fund, Ltd. from holding more than 9.99% of our outstanding common stock.

(7)	Consists solely of a warrant to purchase 325,000 shares of common stock that may be exercised within 60 days of December 1, 2005.

(8)	Consists solely of stock options to purchase shares of common stock that are exercisable within 60 days of December 1, 2005.

(9)	Refer to footnote (4) above. Mr. Boutros-Ghali holds a 15% economic interest in WNT07 Holdings, LLC.

(10)	Refer to footnote (4) above. FDT Trust-2005 holds a 85% economic interest in WNT07 Holdings, LLC. The trustee of FDT Trust-2005 is Greg Pulier, the brother of Eric Pulier. The beneficiaries of the trust consist of the living descendants of Myron Pulier, the father of Eric Pulier, as determined by Greg Pulier.

(11)	Consists of a warrant to purchase 119,758 shares of common stock and options to purchase 28,572 shares of common stock that may be exercised within 60 days of December 1, 2005. Management does not anticipate any interest shares being issued within 60 days of December 1, 2005. Refer also to footnotes (9) and (10) in the “Selling Stockholders” table below.

(12)	Refer to footnotes (4) and (8)-(11) above.
     Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.
     A change-in-control has not occurred since the beginning of our last fiscal year end. A change-in-control may occur as a result of the conversion or exercise of all of the equity-based securities issued in the Senior Financing and the Sub-debt Financing completed by us on July 28, 2005. Assuming maximum conversion or exercise of the equity-based securities issued in these financing transactions occur, the Senior Financing investors will own approximately 9.3% of our common stock, on a fully diluted basis, and the Sub-debt Financing investors will own approximately 55.9% of our common stock, on a fully diluted basis.
Indemnification of Directors and Executive Officers and Limitation of Liability
     As permitted by the Delaware General Corporation Law, our Certificate of Incorporation and Bylaws limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.
     The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of the liability of a director, then the liability of our directors will be eliminated or limited to the furthest extent permitted by Delaware law as so amended.
     Our Certificate of Incorporation allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. Additionally, we purchase insurance on behalf of our executive officers and directors to cover any liabilities arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law.
     Our Bylaws specify circumstances in which indemnification for our directors and executive officers is mandatory and when we may be required to advance expenses before final disposition of any litigation. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
     Insofar as indemnification by us for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Effective December 31, 2003, Keith Yokomoto, our former President and Chief Operating Officer, entered into a Termination Agreement and Mutual General Release. Mr. Yokomoto subsequently resigned as a director on October 22, 2004. Mr. Yokomoto’s July 2001 employment agreement, which had an initial term extending through June 30, 2006, provided for an annual salary of $500,000 plus certain benefits, and a commencement advance of $300,000, representing a pre-payment of $60,000 against any monies that would otherwise become payable to Mr. Yokomoto under our executive performance bonus pool for each year of the initial five-year term of the employment agreement. The employment agreement also provided that under certain conditions, Mr. Yokomoto would receive a payment of $350,000 plus one year’s salary upon the termination of his employment. In consideration for Mr. Yokomoto terminating his employment agreement as an officer effective as of December 31, 2003 and waiving all rights to $1.25 million of remaining compensation under the employment agreement, we paid Mr. Yokomoto his accrued but unpaid salary at the rate of $500,000 per year through December 31, 2003 aggregating $412,847 and his accrued but unused vacation pay through December 31, 2003 aggregating $76,924 and Mr. Yokomoto repaid us the unearned portion of the commencement advance of $150,000.
     Our administrative offices are located in an office leased by Radar Pictures, Inc., a company owned by Frederick W. Field, our Chairman of the Board of Directors, pursuant to a month-to-month arrangement. For the year ended December 31, 2004, we accrued $168,000 to Radar Pictures, Inc. as rent and facilities usage expense. Commencing January 1, 2005, we began paying rent of $7,500 per month for these facilities.
     On February 28, 2005, we sold our 50% ownership interest in ARTISTdirect Records, Inc. to Radar Records, a company owned Frederick W. Field, our Chairman of the Board of Directors, for $115,000.
     We issued 1,109,032 shares of common stock and a warrant to purchase up to 114,985 shares of common stock with an exercise price of $1.55 per share to WNT07 Holdings, LLC upon the closing of the Acquisition. The managers of WNT07 Holdings, LLC are Eric Pulier and Teymour Boutros-Ghali, both members of our Board of Directors. The shares and warrants were issued as consideration for services provided by Mr. Pulier and Mr. Boutros-Ghali as our consultants in the Acquisition.
     Randy Saaf and Octavio Herrera, formerly principals and stockholders of MediaDefender and now both executive officers of our wholly-owned subsidiary MediaDefender, each elected to invest $2,250,000 in the Sub-debt Financing on the same terms and conditions as the other Sub-debt Financing investors.
     During fiscal 2005, we completed the implementation of a new business initiative to create global awareness of the ARTISTdirect brand and increase traffic to our web-site. Through relationships previously developed by our senior management in the music and entertainment industry, we began to develop opportunities for major corporations to sponsor cause-based programs in various parts of the world in conjunction with music and entertainment celebrities. During the nine months ended September 30, 2005, we received a fee advance of $35,000 from an international non-profit organization with respect to the first such project. This fee advance was budgeted to fund initial planning and oversight and accordingly, one-half was paid to our Chief Executive Officer and one-half was paid to our Executive Vice President as a co-producer’s fee.

CHANGE IN ACCOUNTANTS
     Effective February 6, 2004, we dismissed KPMG LLP (“KPMG”) as our independent accountant. The dismissal of KPMG was recommended by our then established Audit Committee and approved by our Board of Directors.
     KPMG’s reports on our financial statements for the years ended December 31, 2001 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report, dated February 14, 2003, for the years ended December 31, 2002 and 2001 contained an explanatory paragraph stating that “the Company has incurred substantial operating losses and negative cash flows from operations to date and has funding commitments related to its record label joint venture. The Company needs additional capital to fund its operations and the operations of the record label joint venture. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”
     During the years ended December 31, 2001 and 2002, and the period from January 1, 2003 through February 6, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the our financial statements. In addition, none of the events described in Item 304(a)(1)(v) of Regulation S-K occurred during such periods.
     Effective February 17, 2004, we retained Gumbiner Savett Inc. (“GS”) as our independent accountant. The retention of GS was recommended by our then established Audit Committee and approved by our Board of Directors.
     During the years ended December 31, 2002 and 2003, and the subsequent interim period from January 1, 2004 through February 16, 2004, we did not, nor did anyone on our behalf, consult with GS regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided that GS concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined at Item 304(a)(1)(iv) or a reportable event as defined at Item 304 (a)(1)(v) of Regulation S-K.
SELLING STOCKHOLDERS
     This prospectus relates to the resale from time to time of up to a total of 37,547,355 shares of common stock by the selling stockholders, comprising:
•	20,297,097 shares of our common stock underlying convertible promissory notes that were issued to certain of the selling stockholders pursuant to transactions exempt from registration under the Securities Act;

•	1,830,429 shares of common stock that may be issued as interest shares pursuant to the convertible promissory notes that were issued to certain of the selling stockholders pursuant to an exemption from registration under the Securities Act;

•	6,601,209 shares of common stock underlying warrants that were issued to certain of the selling stockholders and our private placement agents pursuant to transactions exempt from registration under the Securities Act;

•	in accordance with our contractual obligations, up to an additional 8,618,620 shares issuable upon conversion of the convertible promissory notes and upon exercise of the above-referenced warrants; and

•	200,000 shares of our common stock underlying a warrant issued to a selling stockholder pursuant to certain contractual obligations.

     The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder in the second column and the percentage of ownership of that selling stockholder in the third column, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 1, 2005 are included, in each case without regard to any limitations on conversion or exercise. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 4,611,149 shares of common stock outstanding as of December 1, 2005.

     In accordance with the terms of registration rights agreements with the selling stockholders, this prospectus generally covers the resale of at least 130% of the sum of (i) the number of shares of common stock issuable as interest on the convertible promissory notes held by certain of the selling stockholders, (ii) the number of shares of common stock issuable upon conversion of the convertible notes held by certain of the selling stockholders, and (iii) the number of shares of common stock issuable upon exercise of the related warrants issued to certain of the selling stockholders. Because the conversion price of the convertible promissory notes, the interest payable on the convertible promissory notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
     Under the terms of the convertible promissory notes and the warrants, certain selling shareholders may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as specified in the footnotes to the table below of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation.
     Except as described below, none of the selling stockholders within the past three years has had any material relationship with us or any of our affiliates:
•	CCM Master Qualified Fund, Ltd. (“CCM”)- CCM purchased a $13,000,000 convertible promissory note in the Sub-debt Financing and received a warrant to purchase up to 691,935 shares of our common stock in accordance with the terms of the Sub-debt Financing documents. CCM also purchase a $2,000,000 promissory note in the Senior Financing and received a warrant to purchase up to 433,333 shares of our common stock in accordance with the terms of the Senior Financing documents. CCM may not convert or exercise, as applicable, any portion of the (i) Sub-debt Financing promissory note, (ii) the Sub-debt Financing warrant or the (iii) Senior Financing warrant if such conversion or exercise would cause CCM to hold more than 9.99% of our outstanding common stock. CCM is affiliated with Coghill Capital Management, L.L.C., which currently holds 5.9% of our outstanding common stock.

•	Randy Saaf, Chief Executive Officer of MediaDefender- Mr. Saaf purchased a $2,250,000 convertible promissory note in the Sub-debt Financing and received a warrant to purchase up to 119,758 shares of our common stock in accordance with the terms of the Sub-debt Financing documents.

•	Octavio Herrera, President of MediaDefender- Mr. Herrera purchased a $2,250,000 convertible promissory note in the Sub-debt Financing and received a warrant to purchase up to 119,758 shares of our common stock in accordance with the terms of the Sub-debt Financing documents.
     For additional information, refer to “Management- Beneficial Ownership” above.
     The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each individual named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

									Percentage of
			Percentage of				Number of Shares of		Shares of Common
	Number of Shares of		Shares of Common		Number of Shares of		Common Stock		Stock Beneficially
	Common Stock		Stock Beneficially		Common Stock		Beneficially Owned		Owned After
	Beneficially Owned		Owned Prior to the		Registered for Sale		After Completion of		Completion of the
Selling Stockholder	Prior to Offering		Offering (1)		Hereby (2)		the Offering (3)		Offering
CCM Master Qualified Fund Ltd.(4) c/o Coghill Capital Management, LLC Management, LLC One North Wacker Drive Suite 4350 Chicago, IL 60606	10,566,393	(23)	9.9	(24)	13,349,347	(4)	288,165	(23)	*

DKR SoundShore Oasis Holding Fund Ltd.(5) 1281 East Main Street 3rd Floor Stamford, CT 06902-3565	6,052,551		4.9	(25)	7,868,316	(5)	0		*

JLF Offshore Fund, Ltd.(6) c/o JFL Asset Management, LLC 2775 Via de la Valle Suite 204 Del Mar, CA 92014	652,919		1.0		848,795	(6)	0		*

JLF Partners I, LP(7) c/o JFL Asset Management, LLC 2775 Via de la Valle Suite 204 Del Mar, CA 92014	448,645		*		583,239	(7)	0		*

JLF Partners II, LP(8) c/o JFL Asset Management, LLC 2775 Via de la Valle Suite 204 Del Mar, CA 92014	33,289		*		43,276	(8)	0		*

Randy Saaf(9) 13428 Maxella Ave. #728 Marina del Rey, CA 90292	1,730,852		3.1		2,212,964	(9)	200,000	(26)	*

Octavio Herrera(10) 13428 Maxella Ave. #728 Marina del Rey, CA 90292	1,730,852		3.1		2,212,964	(10)	200,000	(26)	*

Michael Rapp(11) 33 Union Square West Apt. 6F New York, NY 10003	1,958,468		4.9	(25)	2,359,676	(11)	143,333		*

Philip Wagenheim(12) 245 East 87th Street New York, NY 10128	259,304		3.2		337,096	(12)	0		*

Karl Brenza (13) 26 Cherry Street Katonah, NY 10536	103,981		1.6		135,175	(13)	0		*

						Percentage of
		Percentage of			Number of Shares of	Shares of Common
	Number of Shares of	Shares of Common	Number of Shares of		Common Stock	Stock Beneficially
	Common Stock	Stock Beneficially	Common Stock		Beneficially Owned	Owned After
	Beneficially Owned	Owned Prior to the	Registered for Sale		After Completion of	Completion of the
Selling Stockholder	Prior to Offering	Offering (1)	Hereby (2)		the Offering (3)	Offering
Jeffrey Meshel(14) 245 East 63rd Street Apt. 215 New York, New York 10022	129,653	1.6	168,549	(14)	0	*

Broadband Capital Management LLC(15) 805 Third Avenue 15th Floor New York, NY 10022	236,094	3.2	306,922	(15)	0	*

Longview Fund, L.P.(16) c/o Viking Asset Management, LLC Longview Family of Funds 600 Montgomery Street 44th Floor Transamerica Pyramid San Francisco, CA 94111	2,080,565	3.1	2,704,734	(16)	0	*

Longview Equity Fund, L.P.(17) c/o Viking Asset Management, LLC Longview Family of Funds 600 Montgomery Street 44th Floor Transamerica Pyramid San Francisco, CA 94111	122,942	*	159,825	(17)	0	*

Longview International Equity Fund L.P.(18) c/o Viking Asset Management, LLC Longview Family of Funds 600 Montgomery Street 44th Floor Transamerica Pyramid San Francisco, CA 94111	66,200	*	86,059	(18)	0	*

JMB Capital Partners, L.P.(19) 1999 Avenue of the Stars Suite 2040 Los Angeles, CA 90067	2,166,667	40.0	2,816,667	(19)	0	*

JMG Capital Partners, LP(20) c/o JMG Capital Management, LLC 11601 Wilshire Blvd. Suite 2180 Los Angeles, CA 90025	325,000	6.6	422,500	(20)	0	*

JMG Triton Offshore Fund Ltd.(21) c/o JMG Capital Management, LLC 11601 Wilshire Blvd. Suite 2180 Los Angeles, CA 90025	325,000	6.6	422,500	(21)	0	*

Percentage of
		Percentage of			Number of Shares of	Shares of Common
	Number of Shares of	Shares of Common	Number of Shares of		Common Stock	Stock Beneficially
	Common Stock	Stock Beneficially	Common Stock		Beneficially Owned	Owned After
	Beneficially Owned	Owned Prior to the	Registered for Sale		After Completion of	Completion of the
Selling Stockholder	Prior to Offering	Offering (1)	Hereby (2)		the Offering (3)	Offering
Libra FE, LP(22) c/o Libra Securities, LLC 11766 Wilshire Blvd. Suite 870 Los Angeles, CA 90025	237,500	4.9	308,750	(22)	0	*

5670 Wilshire L.P. (27) 5670 Wilshire Boulevard Los Angeles, CA 90036	200,000	4.2	200,000	(27)	0	*

*	Indicates less than 1.0%.

(1)	Percentages are based on 4,611,149 shares of our common stock outstanding and takes into account only that portion of the selling stockholder’s holdings that are convertible and/or exercisable within 60 days of December 1, 2005.

(2)	Pursuant to registration rights agreements with the selling stockholders, we are required to register and to include in this prospectus 130% of the number of shares of common stock into which the convertible promissory notes, interest shares underlying the convertible promissory notes and warrants held by the selling stockholders may be converted or exercised.

(3)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares of common stock registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares of common stock pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(4)	Includes 9,143,460 shares of common stock underlying convertible promissory notes (including interest shares) and 1,125,268 shares of common stock underlying warrants. Clint D. Coghill exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(5)	Includes 5,626,745 shares of common stock underlying convertible promissory notes (including interest shares) and 425,806 shares of common stock underlying warrants. DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is a master fund in a master-feeder structure. The Fund’s investment manager is DKR Oasis Management Company LP (the “Investment Manager”). Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(6)	Includes 606,985 shares of common stock underlying convertible promissory notes (including interest shares) and 45,934 shares of common stock underlying warrants. Jeff Feinberg exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(7)	Includes 417,082 shares of common stock underlying convertible promissory notes (including interest shares) and 31,563 shares of common stock underlying warrants. Jeff Feinberg exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(8)	Includes 30,947 shares of common stock underlying convertible promissory notes (including interest shares) and 2,342 shares of common stock underlying warrants. Jeff Feinberg exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(9)	Includes 1,582,522 shares of common stock underlying convertible promissory notes (including interest shares) and 119,758 shares of common stock underlying warrants. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(10)	Includes 1,582,522 shares of common stock underlying convertible promissory notes (including interest shares) and 119,758 shares of common stock underlying warrants. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(11)	Includes 753,280 shares of common stock underlying convertible promissory notes (including interest shares) and 1,061,855 shares of common stock underlying warrants. This selling stockholder is an affiliate of a broker-dealer, but received the securities in the ordinary course of business and at the time of receipt of the securities to be resold did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. See also footnote (2).

(12)	Includes 107,611 shares of common stock underlying convertible promissory notes (including interest shares) and 151,693 shares of common stock underlying warrants. This selling stockholder is an affiliate of a broker-dealer, but received the securities in the ordinary course of business and at the time of receipt of the securities to be resold did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. See also footnote (2).

(13)	Includes 28,134 shares of common stock underlying convertible promissory notes (including interest shares) and 75,847 shares of common stock underlying warrants. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(14)	Includes 53,806 shares of common stock underlying convertible promissory notes (including interest shares) and 75,847 shares of common stock underlying warrants. This selling stockholder is an affiliate of a broker-dealer, but received the securities in the ordinary course of business and at the time of receipt of the securities to be resold did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. See also footnote (2).

(15)	Includes 84,401 shares of common stock underlying convertible promissory notes (including interest shares) and 151,693 shares of common stock underlying warrants. Michael Rapp exercises voting and investment control with respect to the shares held by this selling stockholder. This selling stockholder is a broker-dealer, but received the securities in the ordinary course of business and at the time of receipt of the securities to be resold did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. See also footnote (2).

(16)	Includes 1,934,194 shares of common stock underlying convertible promissory notes (including interest shares) and 146,371 shares of common stock underlying warrants. Peter T. Benz exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(17)	Includes 114,293 shares of common stock underlying convertible promissory notes (including interest shares) and 8,649 shares of common stock underlying warrants. Wayne H. Coleson exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(18)	Includes 61,543 shares of common stock underlying convertible promissory notes (including interest shares) and 4,657 shares of common stock underlying warrants. Wayne H. Coleson exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(19)	Consists of shares of common stock underlying warrants. Jonathan M. Brooks exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(20)	Consists of shares of common stock underlying warrants. JMG Capital Partners LP (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment advisor that has voting and dispositive power over JMG Partners’ investments, including the registrable securities. The equity interests of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”), a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(21)	Consists of shares of common stock underlying warrants. JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the registrable securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. See also footnote (2).

(22)	Consists of shares of common stock underlying warrants. Jess M. Ravich exercises voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is an affiliate of a broker-dealer, but received the securities in the ordinary course of business and at the time of receipt of the securities to be resold did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. See also footnote (2).

(23)	Includes 288,165 shares of common stock held by Coghill Capital Management, L.L.C.

(24)	The selling stockholder is contractually limited to less than 9.99% ownership of our outstanding common stock.

(25)	This selling stockholder is contractually limited to less than 4.99% ownership of our outstanding common stock.

(26)	Consists entirely of stock options issued on July 28, 2005, which vest at the rate of 25% per year. Only 28,572 options will be vested and exercisable with 60 days of December 1, 2005. Therefore, only 28,572 shares are included in the column entitled “Number of Shares of Common Stock Beneficially Owned Prior to Offering.”

(27)	Consists of shares of common stock underlying a warrant issued pursuant to a settlement agreement dated as of September 8, 2003. The warrant contains certain “piggyback” registration rights, which the selling stockholder has elected to exercise. Jerome H. Snyder, Lon J. Synder and Warren Breslow exercise voting and investment control with respect to the shares of common stock held by this selling stockholder. This selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

DESCRIPTION OF CAPITAL STOCK
Common Stock
     We are authorized to issue up to 60,000,000 shares of common stock, par value $0.01 per share, of which 4,611,149 are currently outstanding, respectively. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock are fully paid for and non-assessable.
Preferred Stock
     We are authorized to issue 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.
Stock Options
     As of December 1, 2005, there were outstanding stock options to purchase 961,928 shares of our common stock pursuant to the 1999 Option Plans at a weighted average exercise price of $26.15 per share and an additional 1,173,739 shares reserved for future grant under this stock option plan.
Warrants
     As of December 1, 2005, there were outstanding warrants to purchase 255,967 shares of our common stock with exercise prices ranging from $0.50-$40.00 per share, not including the warrants to purchase up to 6,716,194 shares of common stock with exercise prices ranging from $1.55-$2.00 per share issued in connection with the July 2005 private placement (included as part of transaction fees).
Delaware Anti-Takeover Law and Charter and Bylaw Provisions
     Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.
     Our Certificate of Incorporation and Bylaws include provisions that:
•	allow the Board of Directors to issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

•	require that special meetings of our stockholders be called only by the Board of Directors or the Chairman of the Board; and

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders.

     We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:
•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
     Section 203 defines a business combination to include:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
     In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.
Transfer Agent and Registrar
     The transfer agent for our common stock is American Stock Transfer & Trust Company, located at 59 Maiden Lane, New York, New York 10038.
SHARES ELIGIBLE FOR FUTURE SALE
     As of December 1, 2005, we had outstanding 4,611,149 shares of common stock.
Rule 144
     Except for shares held by any of our affiliates, all of the shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares were purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an affiliate (as the term affiliate is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of December 1, 2005 would equal approximately 46,111; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
     Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.
Rule 144(k)
     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.
Resale of Shares Underlying Stock Options and Warrants
     The 1999 Option Plans provide for the grant of stock options for 2,135,667 shares of common stock, of which as of December 1, 2005 options to purchase 961,928 shares were outstanding and options to purchase 1,173,739 shares remained available for grant.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock issuable upon conversion of the convertible notes, upon exercise of the warrants and as interest on the convertible notes to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock as described in the registration rights agreements dated July 28, 2005.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers who in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreements, estimated to be $75,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.
     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our “affiliates,” as that term is defined in the Securities Act.

LEGAL MATTERS
     The validity of the common stock offered by this prospectus will be passed upon for us by Sheppard Mullin Richter & Hampton LLP, Los Angeles, California.
EXPERTS
     The consolidated financial statements of ARTISTdirect, Inc. at December 31, 2004 and 2003 and for each of the years then ended and of MediaDefender, Inc. at December 31, 2004 and 2003 and for each of the years then ended, appearing in this Prospectus and Registration Statement have been audited by Gumbiner Savett Inc., independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
ADDITIONAL INFORMATION
     We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.
     We are subject to the information and periodic reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

INDEX TO ARTISTDIRECT, INC. FINANCIAL STATEMENTS

ARTISTDIRECT, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2004

(AUDITED)

ARTISTDIRECT RECORDS, LLC

INDEX TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2003

(AUDITED)

ARTIST DIRECT, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2005

(UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ARTISTdirect, Inc.

We have audited the accompanying consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2004 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARTISTdirect, Inc. and subsidiaries as of December 31, 2003 and 2004, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, as of December 31, 2003, the Company changed its method of accounting for its investment in its record label joint venture, ARTISTdirect Records, LLC.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred substantial operating losses and negative cash flows from operations to date. As of December 31, 2004, the Company has a net working capital deficiency of $18,438,000 and stockholders’ deficiency of $20,259,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GUMBINER SAVETT INC.

Santa Monica, California
March 1, 2005

ARTISTDIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT FOR SHARE DATA)

	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$719	$1,156
Restricted cash	350	175
Short-term investments	1,022	—
Accounts receivable, net	287	751
Prepaid expenses and other current assets	289	196
Assets of discontinued operations	57	16

Total current assets	2,724	2,294

Property and equipment, net	267	99
Other non-current assets	15	20

	$3,006	$2,413

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$215	$538
Accrued expenses	1,022	1,274
Liabilities of discontinued operations	17,402	18,920

Total current liabilities	18,639	20,732

Minority interest – discontinued operations	1,312	1,940

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $0.01 par value - Authorized - 5,000,000 shares Issued and outstanding – none	—	—
Common stock, $0.01 par value - Authorized - 15,000,000 shares Issued - 3,825,019 shares Outstanding - 3,502,117 shares	38	38
Treasury stock, 322,902 shares, at cost	(3,442)	(3,442)
Additional paid-in-capital	209,128	209,135
Accumulated deficit	(222,679)	(225,990)
Unrealized gain on available for sale investments	10	—

Total stockholders’ deficiency	(16,945)	(20,259)

	$3,006	$2,413

See accompanying notes to consolidated financial statements.

ARTISTDIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT FOR SHARE DATA)

	Years Ended December 31,
	2003	2004
Net revenue:
E-commerce	$3,459	$2,994
Media	1,173	2,149

Total net revenue	4,632	5,143

Cost of revenue:
Direct cost of product sales	2,552	3,034
Other cost of revenue	1,034	518
Stock-based compensation	33	—

Total cost of revenue	3,619	3,552

Gross profit (loss)	1,013	1,591

Operating expenses:
Web-site development	5	—
Sales and marketing	410	167
General and administrative	4,134	2,676
Provision for doubtful accounts	83	110
Stock-based compensation	527	7
Depreciation and amortization	1,014	223
Loss from impairment of goodwill	—	—
Loss from sale and abandonment of property and equipment	2,225	—

Total operating costs	8,398	3,183

Loss from operations	(7,385)	(1,592)
Loss from equity investment	(64)	—
Interest income, net	146	29
Forgiveness of debt by officer	411	—
Gain from sale of tradename	—	500

Loss from continuing operations	(6,892)	(1,063)

Income (loss) from discontinued operations:
Agency business	—	—
iMusic record label	(298)	(137)
ARTISTdirect Records, LLC	—	(2,111)
Equity investment in ARTISTdirect Records, LLC	(9,256)	––

Loss from discontinued operations	(9,554)	(2,248)

Loss before cumulative effect of change in accounting principles	(16,446)	(3,311)
Cumulative effect of consolidation of ARTISTdirect Records, LLC	(5,255)	—

Net loss	$(21,701)	$(3,311)

Net loss per common share — basic and diluted:
From continuing operations	$(1.99)	$(0.30)
From discontinued operations	(2.76)	(0.64)
From cumulative effect of consolidation of ARTISTdirect Records, LLC	(1.52)	—

Net loss	$(6.27)	$(0.94)

Weighted average number of common shares outstanding – basic and diluted	3,461,992	3,502,117

Pro forma amounts, assuming the consolidation of ARTISTdirect Records, LLC was applied retroactively:
Loss from continuing operations	$(6,892)
Loss from discontinued operations	(11,042)

Net loss	$(17,934)

Net loss per common share — basic and diluted:
From continuing operations	$(1.99)
From discontinued operations	(3.19)

Net loss	$(5.18)

See accompanying notes to consolidated financial statements.

ARTISTDIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(IN THOUSANDS)

	Years Ended December 31,
	2003	2004
Net loss	$(21,701)	$(3,311)
Other comprehensive loss:
Unrealized loss on available for sale securities	(58)	(10)

Comprehensive loss	$(21,759)	$(3,321)

See accompanying notes to consolidated financial statements.

ARTISTDIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

				Additional
	Common Stock		Treasury	Paid-In
	Shares	Amount	Stock	Capital
Balance at December 31, 2002	3,461,742	38	(3,442)	208,208
Issuance of warrants for legal settlement	—	—	—	100
Issuance of common stock for services	40,000	—	—	20
Amortization of unearned compensation	—	—	—	—
Issuance of securities for employee stock purchase plan	375	—	—	—
Unrealized loss on available for sale securities	—	—	—	—
Adjustment resulting from change to consolidation from equity accounting for ARTISTdirect Records, LLC effective December 31, 2003	—	—	—	800
Net Loss

Balance at December 31, 2003	3,502,117	38	(3,442)	209,128
Unrealized loss on available for sale securities	—	—	—	—
Issuance of warrants as settlement and for services rendered	—	—	—	7
Net loss	—	—	—	—

Balance at December 31, 2004	3,502,117	$38	$(3,442)	$209,135

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Unrealized
			Gain (Loss)	Total
			on Available	Stockholders’
	Unearned	Accumulated	for Sale	Equity
	Compensation	Deficit	Securities	(Deficiency)
Balance at December 31, 2002	(440)	(200,978)	68	3,454
Issuance of warrants for legal settlement	—	—	—	100
Issuance of common stock for services	—	—	—	20
Amortization of unearned compensation	400	—	—	440
Issuance of securities for employee stock purchase plan	—	—	—	—
Unrealized loss on available for sale securities	—	—	(58)	(58)
Adjustment resulting from change to consolidation from equity accounting for ARTISTdirect Records, LLC effective December 31, 2003	—	—	—	800
Net Loss		(21,701)		(21,701)

Balance at December 31, 2003	––	(222,679)	10	(16,945)
Unrealized loss on available for sale securities	—	—	(10)	(10)
Issuance of warrants as settlement and for services rendered	—	—	—	7
Net loss	—	(3,311)	—	(3,311)

Balance at December 31, 2004	$—	$(225,990)	$—	$(20,259)

See accompanying notes to consolidated financial statements.

ARTISTDIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Years Ended December 31,
	2003	2004
Cash flows from operating activities:
Net loss	$(21,701)	$(3,311)
Loss from discontinued operations	298	2,248
Loss from equity investment in ARTISTdirect Records, LLC	9,256	—
Cumulative effect of consolidation of ARTISTdirect Records, LLC	5,255	—

Loss from continuing operations	(6,892)	(1,063)
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operating activities:
Depreciation and amortization	1,014	223
Loss from equity investment	64	—
Forgiveness of debt by officer	(411)	—
Loss from impairment of goodwill	—	––
Loss from sale and abandonment of property and equipment	2,225	—
Provision for doubtful accounts and sales returns	89	110
Stock-based compensation	560	7
Adjustment as a result of reclassification of assets and liabilities of ARTISTdirect, LLC to assets and liabilities of discontinued operations held for disposal	(7)	9
Changes in operating assets and liabilities, net of effects from consolidation of ARTISTdirect Records, LLC:
(Increase) decrease in -
Accounts receivable	(526)	(574)
Prepaid expenses and other current assets	882	93
Other assets	380	(5)
Increase (decrease) in -
Accounts payable, accrued expenses and other liabilities	(2,373)	575
Deferred revenue	(144)	—

Net cash used in continuing operations	(5,139)	(625)
Net cash used in discontinued operations	(284)	(2,848)

Net cash used in operating activities	(5,423)	(3,473)

Cash flows from investing activities:
Purchases of property and equipment	—	(55)
Proceeds from sales of equipment	123	—
Sale/maturity of short-term investments, net	5,045	1,012

Net cash provided by continuing operations	5,168	957
Net cash used in discontinued operations	(2,743)	––

Net cash provided by (used in) investing activities	2,425	957

Cash flows from financing activities:
Decrease in restricted cash	1,807	175
Proceeds from employee stock purchase plan	—	––

Net cash provided by continuing operations	1,087	175
Net cash provided by discontinued operations	—	2,778

Net cash provided by financing activities	1,807	2,953

Cash and cash equivalents:
Net increase (decrease)	(1,191)	437
Balance at beginning of year	1,910	719

Balance at end of year	$719	$1,156

Supplemental disclosure of cash flow information:
Cash paid for -
Interest	$––	$––

Income taxes	$––	$––

See accompanying notes to consolidated financial statements.

ARTISTDIRECT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2004

1. BASIS OF PRESENTATION

     ORGANIZATION

     ARTISTdirect, Inc., a Delaware corporation (“ADI”), was formed on October 6, 1999 upon its merger with ARTISTdirect, LLC. The merger was only a change in the form of ownership of ADI. ARTISTdirect, LLC was organized as a California limited liability company and commenced operations on August 8, 1996. ARTISTdirect, LLC has a 99% ownership interest in ARTISTdirect Agency LLC, Kneeling Elephant Records, LLC and ARTISTdirect New Media, LLC, all of which are currently inactive, and consolidated their results since inception.

     On May 31, 2001, the Company, through its wholly-owned subsidiary, ARTISTdirect Recordings, Inc., a Delaware corporation (“ARTISTdirect Recordings”), entered into an agreement to acquire a 50% equity interest in a co-venture with Radar Records Holdings, LLC (“Radar Records”), an entity owned by Frederick W. (Ted) Field, the Company’s Chairman, to form a new record label, ARTISTdirect Records, LLC (“ARTISTdirect Records”). This transaction became effective as of June 29, 2001. In April 2002, ADI’s ownership position in ARTISTdirect Records decreased to 45% as a result of a sale of a 5% interest to BMG (see Note 9). However, ADI’s ownership position increased to 65% during 2002, as a result of ADI’s agreement to accelerate its funding commitment to ARTISTdirect Records in 2002 (see Note 9).

     Effective September 30, 2004, the Company reorganized its operating structure by transferring its media and e-commerce business operations to a wholly-owned subsidiary, ARTISTdirect Internet Group, Inc., a Delaware corporation. This reorganization did not have any effect on the Company’s business operations or consolidated financial statements.

     On February 28, 2005, the Company completed the sale all of its interest in ARTISTdirect Recordings to Radar Records (see Note 10). In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has determined that it complied with the provisions of SFAS No. 144 at December 31, 2004 with respect to the classification of the operations of ARTISTdirect Records as a discontinued operation. Accordingly, the Company has accounted for its interest in ARTISTdirect Records as a discontinued operation at December 31, 2004, and has restated its consolidated financial statements as of December 31, 2003 and for the year ended December 31, 2003 to reflect such accounting treatment, and the assets and liabilities of ARTISTdirect Records have been classified as “held for sale”.

     During December 2004, the Company discontinued the operations of its iMusic record label (see Note 13) and has therefore accounted for the operations of iMusic as a discontinued operation for all periods presented. Accordingly, the Company has restated its consolidated financial statements as of December 31, 2003 and for the year ended December 31, 2003 to reflect the termination of the business operations of iMusic.

     Unless the context indicates otherwise, ARTISTdirect, Inc. and its subsidiaries are referred to herein as the “Company”.

     BUSINESS ACTIVITIES

     The Company is a music entertainment company, headquartered in Los Angeles, California, that features an online music network appealing to music fans, artists and marketing partners. The ARTISTdirect Network (www.artistdirect.com) is a network of Web-sites offering multi-media content, music news and information, community around shared music interests, music-related specialty commerce and digital music services.

     PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the consolidated accounts of ADI and its subsidiaries in which it has controlling interests. All intercompany accounts and transactions have been eliminated for all periods presented. ADI recorded 100% of the losses attributable to ARTISTdirect Records from May 31, 2001 through April 30, 2002 based on ADI’s commitment to fund 100% of ARTISTdirect’s operations during that period of time. From May 1, 2002 through December 31, 2002, ADI recorded approximately 83% of the losses of ARTISTdirect Records as a result of BMG’s equity purchase and from an assumption of a portion of ADI’s funding commitment to the record label. For the year ended December 31, 2003, ADI recorded approximately 73% of the losses of

ARTISTdirect Records. However, as ADI did not have voting or operational control, even with its majority ownership position in ARTISTdirect Records, through December 31, 2003, ADI accounted for this investment using the equity method of accounting.

     In February 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which addresses the consolidation by business enterprises of variable interest entities. FIN 46 defines when a company should evaluate “controlling financial interest”, and thus consolidation, based on factors other than voting rights, and requires that a new “risks and rewards” model be applied in these situations. ADI adopted FIN 46 as of December 31, 2003. As a result of the adoption of FIN 46, the balance sheet of ARTISTdirect Records was consolidated beginning as of December 31, 2003, and the operations of ARTISTdirect Records were consolidated beginning with the year ended December 31, 2004 (see Note 9). There was no change in the operating or business relationship between ADI and ARTISTdirect Records as a result of the adoption of FIN 46.

     As a result of the sale of all of the Company’s interest in ARTISTdirect Records effective February 28, 2005 (see Note 10), ARTISTdirect Records was accounted for as a discontinued operation at December 31, 2004. Accordingly, the Company has restated its consolidated financial statements as of December 31, 2003 and for the year ended December 31, 2003 to reflect such accounting treatment, and the assets and liabilities of ARTISTdirect Records have been classified as “held for sale”.

     The cumulative effect of the consolidation of ARTISTdirect Records as of December 31, 2003 on prior years was to increase the loss for 2003 by $5.3 million ($1.52 per share). The cumulative effect of the change of $5.3 million ($1.52 per share) is shown as a one-time charge to the consolidated statement of operations for the year ended December 31, 2003.

     For the year ended December 31, 2004, ADI recorded 70% of the losses (after intercompany eliminations) of ARTISTdirect Records. Since Ted Field owns 30% of ARTISTdirect Records, 30% of the losses (after intercompany eliminations) were offset against the minority interest of Ted Field. This minority interest resulted from the beneficial conversion feature related to the Bridge Notes (see Note 12).

     GOING CONCERN

     The Company has incurred losses and negative cash flows from operations in every fiscal period since inception and has an accumulated deficit of $226.0 million as of December 31, 2004. For the year ended December 31, 2004, the Company incurred a net loss of $3.3 million (including $2.2 million from discontinued operations) and negative operating cash flows of $3.5 million. As of December 31, 2004, the Company had a net working capital deficiency of $18.4 million (including liabilities of discontinued operations held for disposal of $18.9 million, almost all of which were liquidated effective February 28, 2005) and a stockholders’ deficiency of $20.3 million. Through December 31, 2003, ADI had funded substantially all of the operations of ARTISTdirect Records. Effective July 30, 2004, ADI’s remaining $12.0 million funding obligation to ARTISTdirect Records was extinguished, and effective February 28, 2005, ADI sold all of its interest in ARTISTdirect Records to Radar Records for a cash payment of $115,000.

     During 2003, the Company restructured its operations, laid off most of its staff and reduced operating costs. Subsequently, management has continued its efforts to improve and expand operations and cash flows at its online music network. However, it is uncertain whether the Company’s available cash resources will be sufficient to meet anticipated capital requirements over the next twelve months. If sufficient capital is not available, then the Company may not be able to fund its operations. To the extent that the Company is unable to obtain the capital necessary to fund its future cash requirements on a timely basis and/or under acceptable terms and conditions, the Company will not have sufficient cash resources to maintain operations, and the Company may consider a formal or informal restructuring or reorganization. The conditions described above raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     Cash equivalents consist of investments, which are readily convertible into cash and have maturities of three months or less at the time of purchase.

     RESTRICTED CASH

     As of December 31, 2003 and 2004, restricted cash consisted of a bank certificate of deposit with balances of $350,000 and $175,000, respectively, securing a bank letter of credit provided as security for charge-backs to the Company’s e-commerce credit card processor.

     SHORT-TERM INVESTMENTS

     The Company classifies its short-term investments as available-for-sale and has recorded the investments at fair value, with the difference between amortized cost and fair value being recorded as a component of stockholders’ equity (deficiency). The Company invests primarily in fixed income securities with maturities of one year or less at the time of purchase. The Company did not have any short-term investments at December 31, 2004.

     DEPRECIATION

     Depreciation is provided using the straight-line method over the following estimated useful lives as follows:

Category	Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	7 years

     REVENUE RECOGNITION

     E-commerce revenue consists primarily of the gross amount of sales revenue paid by the customer for recorded music and merchandise sold via the Internet, including shipping fees, and is recognized when the products are shipped. The Company records e-commerce revenue on a gross basis as the Company enters into the sale transactions with customers, establishes the prices of the products, chooses the suppliers of the products, assumes the risk of inventory loss and collects all amounts from the customers and assumes the credit risk. E-commerce revenue is subject to amounts due to the respective artists based on their contracts, and such expense is recorded as part of direct cost of product sales.

     The Company records amounts charged to customers for shipping and handling in accordance with Emerging Issues Task Force No. 00-10, “Accounting for Shipping and Handling Fees and Costs” (“EITF No. 00-10”). Pursuant to EITF No. 00-10, the Company records amounts charged to customers for shipping and handling as revenue, and records the related costs incurred for shipping and handling to direct cost of product sales in the consolidated statements of operations. For the years ended December 31, 2003 and 2004, the Company recorded $806,000 and $705,000, respectively, as revenue for shipping and handling fees charged to customers. For the years ended December 31, 2003 and 2004, the Company recorded $523,000 and $434,000, respectively, of shipping and handling costs as direct cost of product sales in the consolidated statements of operations.

     Media revenue consists primarily of the sale of advertisements and sponsorships, both online and offline, under short-term contracts. To date, the duration of the Company’s advertising and sponsorship commitments has generally averaged from one to three months with certain programs lasting up to six months. The Company’s online obligations typically include the guarantee of a minimum number of times (“impressions”) that an advertisement appears in pages viewed by the users of the Company’s online properties. Online advertising revenue is generally recognized as the impressions are served during the period in which the advertisement is displayed, provided that no significant obligations of the Company remain and collection of the resulting receivable is reasonably assured. To the extent that minimum guaranteed page deliveries are not met, recognition of the corresponding revenue is deferred until the guaranteed impressions are delivered.

     The Company recognizes revenue for sponsorship arrangements, both online and offline, over the period during which the advertising is provided, generally on a straight-line basis. If the sponsorship arrangement is for the sponsorship of a specific event, the Company recognizes revenue when the event occurs. The Company recognizes revenue separately for each element of integrated entertainment marketing packages that offers advertisers a combination of offline concert and tour sponsorships that are supported by online banner advertising, web-page sponsorships, e-mails to the Company’s customers and custom content. The Company determines the fair value of each deliverable based on the relative fair value of the different deliverables when sold on a stand-alone basis. The Company recognizes revenue for each deliverable as the services are provided. The Company recognizes revenue for the banner impression deliverable as the banner impressions are delivered. The Company recognizes revenue for the customer e-mails when the e-mails are sent. The Company recognizes revenue for web-page sponsorships on a straight-line basis over the term of the sponsorship. The Company recognizes revenue for custom content when the content is provided to the customer. The Company recognizes revenue for event sponsorships when the event has occurred.

     Record label revenue consisted of the sale of compact discs by artists under contract to the iMusic record label in 2003 and 2004, and to ARTISTdirect Records in 2004. The Company recognized revenues upon the shipment of compact discs from its distributor to retailers and independent wholesalers and records appropriate reserves for product returns. At the time of the shipment of the product, the following criterion under Statement of Financial Accounting Standards No. 48, “Revenue Recognition When Right of Return Exists”, had been met: the seller’s price to the buyer was substantially fixed or determinable at the date of sale; the buyer had paid the seller, or the buyer was obligated to pay the seller, and the obligation was not contingent on resale of the product; the buyer’s obligation to the seller would not have been changed in the event of theft or physical destruction or damage of the product; the buyer acquiring the product for resale had economic substance apart from that provided by the seller; the seller did not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns could be reasonably estimated.

     The Company estimated the provision for returns on a quarterly basis by album based on the amount of time since the initial album release, the actual returns to date, the trend of sales activity (sales by the retailers and wholesalers) and the number of unsold units at retailers and wholesalers. Returns to the Company’s distributor are deemed to be returns to the Company. Returns in excess of the estimated current provision were charged to revenue.

     COST OF REVENUE

     Direct cost of product sales consists of amounts payable to artists related to e-commerce sales, which includes the cost of merchandise sold and the share of net proceeds due to artists, and online commerce transaction costs, including credit card fees, fulfillment charges and shipping costs.

     Direct cost of product sales also includes manufacturing costs and distribution fees payable. Manufacturing costs consist of the cost of pressing compact discs, manufacturing printed booklets and packaging materials and a provision for the obsolescence of finished goods and components. Distribution expenses consist of various distribution costs, including the cost of processing returns and warehousing inventory. Artist advances and royalty expenses consist of payments made to artists and others in connection with the recording of an album.

     Other cost of revenue consists primarily of Web-site hosting and maintenance costs, online content programming costs, online advertising serving costs, record royalties payable and payroll and related expenses for staff involved with the Web-site. Stock-based compensation expense relates to non-cash charges in connection with options issued to artists and their advisors for the right to operate their stores and warrants issued to vendors. Amounts payable to artists and transaction costs are recognized upon shipment. Costs related to the Web-site are recognized immediately when incurred.

     Payroll and related expenses are recognized in the period incurred. Non-cash stock-based compensation charges are recognized over the period of the related agreements.

     ARTIST ADVANCES

     Artist advances consisted of the amounts advanced to artists in connection with the recording of their albums. In addition, included in artist advances were costs expended for producer fees, musician fees, engineering and studio costs, equipment costs, mastering and remix costs, sample clearances and artist living expenses during recording. Artist advances were typically recoupable from artist royalties earned from the sale of compact discs. The Company expensed these advances when incurred as the Company’s artists had limited or no history of album sales.

     DISCONTINUED OPERATIONS

     The Company has accounted for its iMusic record label and its interest in ARTISTdirect Records, LLC as discontinued operations for all periods presented in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Accordingly, the Company has restated its consolidated financial statements as of December 31, 2003 and for the year ended December 31, 2003 (see Notes 10 and 13).

     INVENTORIES

     Inventories, net of a provision for obsolescence, are included in prepaid expenses and other current assets, and consist of compact discs maintained in the warehouse of the Company’s distributor and music-related merchandise. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method.

     INCOME TAXES

     The Company accounts for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is recognized if management cannot determine that it is more likely than not that some portion or all of the tax asset will be realized.

     WEB-SITE DEVELOPMENT COSTS

     Web-site development costs consist primarily of third-party development costs and payroll and related expenses for in-house Web-site development costs incurred in the start-up and production of the Company’s content and services. These costs are expensed as incurred.

     ADVERTISING COSTS

     Advertising costs are expensed as incurred and totaled $333,000 and $0 during the years ended December 31, 2003 and 2004, respectively.

     IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL

     Prior to January 1, 2002, the Company amortized goodwill, which represents the excess of the purchase price over the net assets acquired in business acquisitions, over five years. In January 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, and as a result ceased to amortize goodwill. Instead, the Company was required to perform a transitional impairment review of its goodwill as of January 1, 2002 and an annual impairment review thereafter. The Company evaluated the impact of the adoption of SFAS No. 142 and determined that no impairment charge was required upon adoption of SFAS No. 142. The impairment test was performed through comparison of the fair value of the reporting units with the carrying value of their assets. As of December 31, 2002, all goodwill and intangible assets had been written off.

     Impairment of long-lived assets is monitored on a continuing basis, and is assessed based on the undiscounted cash flows generated by the underlying assets. In the event that the carrying amount of long-lived assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value.

     See Note 6 for write-downs in 2003 with respect to the Company’s property and equipment.

     CONCENTRATION OF RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, short-term investments and trade accounts receivable. The Company places its cash and short-term investments in high credit quality instruments. Cash balances at certain financial institutions may exceed the FDIC insurance limits. The Company performs ongoing credit evaluations of its customers but does not require collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure to credit losses and maintains allowances for anticipated losses.

     The Company purchases a large percentage of its music-related merchandise inventory from a limited number of suppliers. The Company is subject to risk in the event that any of the suppliers is unable to fulfill its orders. However, there are a number of different suppliers who can provide such services for the Company.

     During the year ended December 31, 2003, AT&T Wireless accounted for $550,000 or 47% of total media revenue. During the year ended December 31, 2004, Google accounted for $245,000 or 12% of total media revenue. No other advertiser accounted for more than 10% of the Company’s media revenue during 2003 or 2004. There were no amounts due from AT&T Wireless at December 31, 2003. There was $34,000 due from Google at December 31, 2004.

     During the years ended December 31, 2003 and 2004, approximately 45% and 70%, respectively, of revenues from E-commerce were generated from the products related to one music merchandising entity.

     During the year ended December 31, 2004, most of the Company’s media revenues were generated by one outside sales organization which represented the Company with respect to advertising and sponsorship sales on the Company’s web-site.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments, which includes cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses, approximate fair value because of the short maturity of these instruments.

     The carrying amount of the bridge notes payable approximates fair value as the related effective interest rate (including the discount) approximates rates currently available to the Company.

     LIABILITY ASSOCIATED WITH INVESTMENTS IN AFFILIATED COMPANIES

     Investments in affiliated companies in which ADI’s voting interest is greater than 20% and in which ADI does not have a controlling financial interest, or in which ADI is able to exert significant influence in instances where the voting interest is less than 20%, are accounted for under the equity method of accounting. Under this method, the investment, originally recorded at cost, is adjusted to recognize ADI’s share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received. ADI’s share of losses is generally limited to the extent of its investment in and advances to the investee. However, ADI records losses in excess of its investment when funding commitments exist. Through December 31, 2003, ADI accounted for its investment in ARTISTdirect Records on the equity method of accounting since ADI did not have voting or operational control of the investee. ADI had committed to fund 100% of the operations of ARTISTdirect Records and recorded 100% of the losses attributable to that venture from May 31, 2001 to April 30, 2002. From May 1, 2002 to December 31, 2003, ADI’s funding commitment was reduced by the sale of 5% of the equity of ARTISTdirect Records to BMG and therefore ADI recorded only its proportionate share, based on the relative funding commitments, of the losses of ARTISTdirect Records.

     ADI has not recorded a valuation allowance for its loans to ARTISTdirect Records as the carrying amount of the loans has been reduced to zero as a result of ADI recording its share of losses of ARTISTdirect Records.

     See Note 9 with respect to the consolidation of ARTISTdirect Records as of December 31, 2003.

     LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share” and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

     The calculation of diluted loss per share excludes approximately 1,111,000 and 1,119,000 of potential common shares for the years ended December 31, 2003 and 2004, respectively, since the effect would be anti-dilutive.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation”, and complies with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”. Under APB No. 25, compensation expense is recorded based on the difference, if any, between the fair value of the Company’s stock and the exercise price on the measurement date. The Company accounts for stock issued to non-employees in accordance with SFAS No. 123, which requires entities to recognize as expense over the service period the fair value of all stock-based awards on the date of grant and EITF No. 96-18, “Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, which addresses the measurement date and recognition approach for such transactions.

     The Company recognizes compensation expense related to variable awards in accordance with FIN 28. For fixed awards, the Company recognizes expense over the vesting period or the period of service.

     Stock based compensation is comprised of general and administrative expense of $527,000 and $7,000 for the years ended December 31, 2003 and 2004, respectively.

     Pro forma information regarding net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of such statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model. The assumptions used in the model and the weighted average fair value of each option granted for 2003 and 2004 are as follows:

	Years Ended December 31,
	2003	2004
Risk free interest rate	3.00%	4.0%
Volatility	388%	388%
Dividend yield	0%	0%
Weighted average expected life (years)	7	7
Weighted average fair value of option	$0.89	$0.35

For purpose of pro forma disclosures, the estimated fair value of the options is amortized to operations over the vesting period of the options or the expected period of benefit. The Company’s pro forma information is as follows:

	Years Ended December 31,
	2003	2004
	(in thousands,
	except for share data)
Net loss — as reported	$(21,701)	$(3,311)
Add: Stock-based employee compensation expense reported in net loss	—	––
Deduct: Total stock-based employee compensation expense determined under fair value methods for all awards	(2,263)	(473)

Net loss — pro forma	$(23,964)	$(3,784)

Net loss per share (basic and diluted):
As reported	$(6.27)	$(0.94)
Pro forma	$(6.92)	$(1.08)

     COMPREHENSIVE LOSS

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

     The Company’s only component of other comprehensive loss is the unrealized loss on available for sale securities, consisting of losses of $58,000 and $10,000 for the years ended December 31, 2003 and 2004, respectively. These amounts have been recorded as a separate component of stockholders’ equity (deficiency).

     ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Some of the more significant estimates include allowances for bad debts and sales returns, impairment of long-lived assets, impairment of fixed assets, stock-based compensation and the valuation allowance on deferred tax assets. Actual results could differ from those estimates.

3. RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R effective January 1, 2006. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS 123R will have on the Company’s financial statement presentation and disclosures.

     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions”, to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. The Company does not routinely enter into nonmonetary exchanges. Accordingly, the Company does not expect that the adoption of SFAS 153 will have a significant effect on the Company’s financial statement presentation or disclosures.

4. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Significant non-cash investing and financing activities are as follows:

	Years Ended December 31,
	2003	2004
	(in thousands)
Issuance/cancellation of options/warrants	$—	$—
Cumulative effect of consolidation of ARTISTdirect Records, LLC:
Losses previously allocated to minority members of ARTISTdirect Records, LLC, resulting in an increase in loans payable	(5,255)	—

The components of net cash provided by (used in) investing and financing activities related to discontinued operations are as follows:

	Years Ended December 31,
	2003	2004
Investing activities:
Investment in and advances to ARTISTdirect Records, LLC	$(2,750)	$—
Sale of equity interest in ARTISTdirect Records, LLC	—	—
Consolidation of ARTISTdirect Records, LLC	7	—

	$(2,743)	$—

Financing activities:
Proceeds from issuance of bridge notes by ARTISTdirect Records, LLC	$—	$2,778

     The following is the adjustment resulting from the change to consolidation from equity accounting for ARTISTdirect Records, LLC effective December 31, 2003:

(in thousands)
Cash	$7
Other assets	40
Accounts payable	(901)
Accrued expenses	(1,212)
Due to ARTISTdirect, Inc.	(45)
Net liability to BMG	(8,749)
Bridge notes payable — outside investors	(755)
Bridge notes payable — minority interest	(481)
Liability associated with record label joint venture	14,208
Minority interest	(1,312)
Adjustment resulting from change to consolidation from equity accounting for ARTISTdirect Records, LLC	(800)

$––

     As a result of the consolidation of ARTISTdirect Records effective December 31, 2003, the Company recorded a credit to additional paid-in capital of $800,000, which consisted of the net 65% majority interest portion of the total debt forgiven in 2003 by the Chairman of ARTISTdirect Records of $534,000 ($822,000 x 65%), and other adjustments aggregating $266,000.

5. SHORT-TERM INVESTMENTS

     The Company’s short-term investments consist of the following:

	December 31,
	2003		2004
	Fair		Fair
	Market	Amortized	Market	Amortized
	Value	Cost	Value	Cost
	(in thousands)
United States corporate and bank debt	$1,022	$1,012	$—	$—

6. PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and consist of the following:

	December 31,
	2003	2004
	(in thousands)
Computer equipment and software	$8,679	$8,735
Furniture and fixtures	707	706

	9,386	9,441
Less accumulated depreciation	(9,119)	(9,342)

Property and equipment, net	$267	$99

     In June 2003, the Company initiated discussions with its landlord regarding the potential termination or restructuring of its office lease that had a term through April 2010. On June 24, 2003, the landlord filed a lawsuit against the Company for unlawful detainer of its premises and in July 2003 the landlord drew down the entire remaining $1.35 million letter of credit that the Company had provided as a security deposit in conjunction with the execution of the original lease. In September 2003, the Company reached an agreement to terminate its lease with the landlord. In conjunction with the termination, the Company issued to the landlord warrants to purchase 200,000 shares of the Company’s common stock exercisable at $0.50 per share through September 8, 2008. In October 2003, the legal proceedings against the Company were dismissed with prejudice. As a result, the Company recorded an expense of $429,000, comprised of $1.35 million under the letter of credit which was funded by the Company, plus $100,000 of expense related to the issuance of the warrants to the landlord, calculated pursuant to the Black-Scholes option-pricing model, offset by deferred rent obligations and other credits of $1.021 million.

     Effective June 30, 2004, the Company settled a claim by a real estate broker related to the termination of the Company’s former office lease by issuing a warrant to purchase 10,000 shares of common stock exercisable for a period of five years at $0.50 per share. The fair value of the warrant was determined to be $4,000, calculated pursuant to the Black-Scholes option-pricing model, and was charged to operations during 2004.

     Impairment of fixed assets is monitored on a continuing basis, and is assessed based on the undiscounted cash flows generated by the underlying assets. In the event the carrying amount of fixed assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value. During the three months ended June 30, 2003, the Company determined that its fixed assets were impaired due to continuing losses, going concern issues, the delisting of its common stock from the NASDAQ Stock Market, and the likelihood that the majority of these assets would likely be abandoned in the near future. The Company determined that these factors were indicators of impairment and thus reduced the carrying amount of the fixed assets to their estimated fair value by recording a write-off of $2.225 million during the three months ended June 30, 2003. The leasehold improvements were subsequently abandoned when the Company vacated the premises, and most of the Company’s remaining property and equipment was subsequently sold to third party liquidators for cash. This amount has been reported as a loss from sale and abandonment of property and equipment in the consolidated statement of operations for the year ended December 31, 2003.

7. ALLOWANCE FOR DOUBTFUL ACCOUNTS AND RESERVE FOR SALES RETURNS

     A summary of the activity with respect to the allowance for doubtful accounts is as follows:

	Years Ended December 31,
Continuing Operations	2003	2004
	(in thousands)
Balance, beginning of year	$40	$88
Provision for doubtful accounts	83	110
Amounts charged off	(35)	(27)

Balance, end of year	$88	$171

	Years Ended December 31,
Discontinued Operations	2003	2004
	(in thousands)
Balance, beginning of year	$—	$55
Provision for doubtful accounts	—	(16)
Amounts charged off/collected	—	—
Adjustment relating to change to consolidation from equity accounting for Artistdirect Records, effective December 31, 2003	55	—

Balance, end of year	$55	$39

     A summary of the activity with respect to the reserve for sales returns is as follows:

	Years Ended December 31,
Continuing Operations	2003	2004
	(in thousands)
Balance, beginning of year	$18	$12
Provision for sales returns	6	—
Amounts charged off	(12)	(12)

Balance, end of year	$12	$—

	Years Ended December 31,
Discontinued Operations	2003	2004
	(in thousands)
Balance, beginning of year	$264	$255
Provision for sales returns	689	597
Amounts charged off	(858)	(653)
Adjustment relating to change to consolidation from equity accounting for Artistdirect Records, effective December 31, 2003	160	—

Balance, end of year	$255	$199

8. ACCRUED EXPENSES

     Accrued expenses are comprised of the following:

	December 31,
	2003	2004
	(in thousands)
Accrued cost of sales	$180	$239
Accrued payroll and related	78	124
Accrued professional fees	174	180
Accrued rent	56	224
Other accrued expenses	534	507

Total accrued expenses	$1,022	$1,274

9. INVESTMENT IN AND ADVANCES TO ARTISTDIRECT RECORDS, LLC

     In May 2001, ADI, through its wholly-owned subsidiary, ARTISTdirect Recordings, Inc., a Delaware corporation (“ARTISTdirect Recordings”), entered into an agreement with Radar Records Holdings, LLC (“Radar Records”), a company owned by Frederick W. (Ted) Field, to form a new record label, ARTISTdirect Records, LLC (“ARTISTdirect Records”), as a 50/50 co-venture between ADI and Radar Records. On June 29, 2001, ADI’s stockholders approved the employment of Mr. Field as Chairman and Chief Executive Officer of ADI and the formation of the ARTISTdirect Records record label. Mr. Field is the Chief Executive Officer of ARTISTdirect Records.

     ARTISTdirect Records, headquartered in Los Angeles, California, develops new musical artists and produces and distributes their recordings as an independent label utilizing both traditional channels and emerging Internet distribution channels.

     ADI initially committed to fund a total of $50.0 million to ARTISTdirect Records over five years at the rate of $15.0 million per year, subject to a limit of $33.0 million in any three year period. Any funding in excess of these amounts required the approval of ADI’s Board of Directors. ADI funded $33.0 million through December 31, 2003.

     In November 2001, ARTISTdirect Records agreed in principle to enter into a preliminary North America distribution agreement and worldwide license agreement with BMG Music, a wholly-owned partnership of Bertelsmann Music Group, Inc., the global music division of Bertelsmann AG (“BMG”). Under the terms of the agreement, BMG agreed to distribute the label’s releases in North America, and BMG licensed ARTISTdirect Records’ repertoire in territories throughout the world. In April 2002, the agreements with BMG were finalized, including BMG’s purchase of 5% of the equity of ARTISTdirect Records from ADI. As part of this transaction, BMG agreed to advance certain monies against net sales proceeds under the agreements and also assumed $5.0 million of ADI’s funding commitment to ARTISTdirect Records. As a result of the BMG equity purchase, ADI’s funding commitment was reduced to $45.0 million. ADI’s commitment to fund ARTISTdirect Records was subject to a guaranty for the benefit of BMG. If ADI failed to meet its commitment, BMG had the right to choose to enforce the guaranty or provide substitute financing that could have resulted in dilution of ADI’s interest in ARTISTdirect Records.

     In December 2002, BMG exercised its option to extend the term of the distribution and license agreement until September 2004. BMG did not renew its distribution agreement and license agreement upon its expiration in September 2004.

     Under the distribution and license agreements, BMG made non-refundable advances to ARTISTdirect Records of $2.5 million in 2001, $2.5 million in 2002 and $5.0 million in 2003 that are recoupable from net sales proceeds from ARTISTdirect Records’ artist repertoire pursuant to a defined calculation on a monthly basis. As of December 31, 2003 and 2004, the unrecouped balances related to distribution advances from BMG were $8.7 million and $8.9 million, respectively.

     In August 2002, ADI’s Board of Directors approved an agreement (the “Accelerated Funding Agreement”) to accelerate up to $10.0 million of its funding commitment to ARTISTdirect Records. This funding was in addition to the $15.0 million that ADI was obligated to advance to ARTISTdirect Records in 2002 as part of the initial $50.0 million funding commitment. During 2002, ADI funded its $15.0 million commitment plus the additional $10.0 million bridge loan for total advances to the record label of $25.0 million in 2002 and $30.25 million from the inception of the record label through December 31, 2002. The $10.0 million of accelerated funding was credited toward the satisfaction of ADI’s overall funding commitment and funding obligation for 2003, resulting in a remaining funding commitment of $2.75 million for 2003 and $12.0 million for 2004. ADI advanced the $2.75 million during 2003.

     As consideration for entering into the Accelerated Funding Agreement, ADI received an additional 20% interest in ARTISTdirect Records from Radar Records, the entity through which Mr. Field owns his interest in ARTISTdirect Records, which resulted in an increase in ADI’s ownership share of ARTISTdirect Records from 45% to 65% and a decrease in Mr. Field’s ownership share from 50% to 30%. The Accelerated Funding Agreement also provided that any dilution from the issuance of equity interests in ARTISTdirect Records that would have been borne solely by ADI would be borne both by Radar Records and ADI pro rata with their then respective ownership interests. Furthermore, the Accelerated Funding Agreement provided for Radar Records to guarantee a 25% minimum annual compounded return to be realized from ADI’s advances and equity interests in ARTISTdirect Records. Due to the uncertainty with respect to the realization of such rate of return, ADI has not recorded any amounts related to the 25% minimum annual compounded return in its consolidated financial statements.

     Because ADI did not have voting or operating control of ARTISTdirect Records, even with its majority ownership position, through December 31, 2003 it did not consolidate the results of ARTISTdirect Records; ADI recorded its share of losses based on the equity method of accounting as loss from equity investments in its consolidated statements of operations. Prior to the completion of BMG’s purchase of a 5% interest in ARTISTdirect Records in April 2002 and BMG’s assumption of 10% of ADI’s total funding commitment, ADI had committed to fund 100% of the operations of ARTISTdirect Records and had recorded 100% of the losses attributable to that venture from the inception of ARTISTdirect Records to April 30, 2002. From May 1, 2002 through December 31, 2003, ADI has recorded only its proportionate share, on the basis of remaining relative funding commitments, of any losses of ARTISTdirect Records. ADI has funded a total of $33.0 million of its funding commitment. ADI recognized $8.6 million, $29.2 million and $9.3 million of equity loss from ARTISTdirect Records for the years ended December 31, 2001, 2002 and 2003, respectively. The loss for ARTISTdirect Records for the year ended December 31, 2004 was $4.881 million before intercompany interest elimination of $2.011 million.

     In February 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which addresses the consolidation by business enterprises of variable interest entities. FIN 46 defines when a company should evaluate “controlling financial interest”, and thus consolidation, based on factors other than voting rights, and requires that a new “risks and rewards” model be applied in these situations. ADI adopted FIN 46 as of December 31, 2003. As a result of the adoption of FIN 46, the balance sheet of ARTISTdirect Records was consolidated beginning as of December 31, 2003, and the operations of ARTISTdirect Records were consolidated beginning with the year ended December 31, 2004. There was no change in the operating or business relationship between ADI and ARTISTdirect Records as a result of the adoption of FIN 46.

     ADI charged ARTISTdirect Records $563,000 in 2003 for the reimbursement of overhead costs, including rent and other occupancy costs, telephone and internet services, and the services of certain ADI personnel primarily in the areas of accounting, legal, information technology, human resources and administration. These amounts were reflected as a reduction to general and administrative expense in ADI’s consolidated statement of operations for such period.

     Through December 31, 2003, ADI continued to record the losses of ARTISTdirect Records. ADI recorded its loan advances to ARTISTdirect Records as additional equity investments. As of December 31, 2003 and 2004, the Company consolidated the balance sheets of ARTISTdirect Records.

     ADI has no recorded investment in its loans to ARTISTdirect Records, as the carrying amount of the loans had been reduced to zero as a result of ADI recording its share of losses of ARTISTdirect Records during the year ended December 31, 2003. ADI did not record interest income on the loans to ARTISTdirect Records. The interest expense of ARTISTdirect Records is eliminated in consolidation. As such, interest expense related to ADI is not included in allocating losses to the minority interest in ARTISTdirect Records.

     The loan advances provided to ARTISTdirect Records by ADI and BMG bear interest at a rate of LIBOR plus 4% and the principal and interest are not repayable until December 31, 2015 or upon such time as ARTISTdirect Records achieves certain defined levels of excess cash flow and available cash. As of December 31, 2003 and 2004, ARTISTdirect Records had loans payable to ADI of $33.0 million, which have been eliminated in consolidation, and to BMG of $4.75 million. In addition, as of December 31, 2003 and 2004, ARTISTdirect Records had accrued interest payable to ADI of $3.0 million and $5.0 million, respectively, which has been eliminated in consolidation, and to BMG of $447,000 and $747,000, respectively.

     During the years ended December 31, 2003 and 2004, Mr. Field loaned $898,000 and $2.778 million, respectively, to ARTISTdirect Records (see Note 12).

     The activity with respect to ADI’s net investment in ARTISTdirect Records for the year ended December 31, 2003 is as follows:

December 31, 2003
(in thousands)
Balance, beginning of year	$(7,699)
Investment and advances	2,750
Sale of equity interests	––
Intercompany activity with ARTISTdirect Records, LLC	(3)
Equity losses recorded	(9,256)
Consolidation of ARTISTdirect Records, LLC	14,208

Balance, end of year	$––

     During the three months ended September 30, 2003, ARTISTdirect Records significantly reduced its overhead costs and operating activities and laid off the majority of its staff while it continued to restructure its operations and seek additional capital. During 2003, ARTISTdirect Records relied on a loan advance from ADI of $2.75 million and bridge loans from Mr. Field and outside investors aggregating $2.048 million to fund its operations. As of December 31, 2003, ARTISTdirect Records did not have sufficient working capital resources to conduct operations. During 2004, ARTISTdirect Records relied on bridge loans from Mr. Field of $2.778 million to fund its reduced level of operations. Through December 31, 2004, Mr. Field had provided bridge funding to ARTISTdirect Records aggregating $3.676 million, including $898,000 in 2003 and $2.778 million in 2004 (see Note 12).

     Effective July 30, 2004, ADI entered into a Termination Agreement with BMG and ARTISTdirect Records which extinguished all of ADI’s obligations under its funding guaranty, including the remaining $12.0 million funding obligation to ARTISTdirect Records.

10. DISCONTINUED OPERATIONS — ARTISTDIRECT RECORDS, LLC

     On February 28, 2005, ADI completed the sale of 100% of the common stock of ARTISTdirect Recordings to Radar Records pursuant to a Transfer Agreement for a cash payment of $115,000, as a result of which ADI no longer had any equity or other economic interest in ARTISTdirect Records, and Radar Records became the owner of a majority of the membership interests in ARTISTdirect Records and also acquired the receivable reflecting the $33.0 million of loan advances previously provided to ARTISTdirect Records by ADI. In conjunction with this transaction, at February 28, 2005, ADI wrote-off the intercompany balance due from ARTISTdirect Records ($80,000 at December 31, 2004), which was eliminated in consolidation. Radar Records acquired the common stock of ARTISTdirect Recordings subject to the rights of BMG. Radar Records also agreed to offer to investors who had provided bridge funding to ARTISTdirect Records (see Note 12), excluding Frederick W. Field and entities related or controlled by him, the right to acquire proportional shares (based on the amount of bridge funding made by each bridge investor in ARTISTdirect Records) of the common stock of ARTISTdirect Recordings on the same terms and conditions as set forth in the Transfer Agreement.

     The amount of consideration received by ADI was determined with reference to various factors, including, but not limited to, ADI’s future business plans and intention to focus on its internet and web-site operations, ARTISTdirect Records’ current limited capital resources and substantially reduced level of operations, ARTISTdirect Records’ future business plans and capital requirements and the likelihood of obtaining such capital on a timely basis and under reasonable terms and conditions, the unpaid costs that ADI has advanced ARTISTdirect Records to date and would be required to continue to advance ARTISTdirect Records in the future, and the probability of ADI obtaining a return on its investment to date of $33.0 million in ARTISTdirect Records.

     As a result of the existence of various conflicts of interest with respect to this transaction, full disclosure of these conflicts of interest was made to ADI’s Board of Directors and the required approval by the disinterested members of ADI’s Board of Directors was obtained prior to the closing of the transaction.

     As a result of the sale of all of ADI’s interest in ARTISTdirect Recordings to Radar Records effective February 28, 2005, ADI has accounted for its interest in ARTISTdirect Records as a discontinued operation at December 31, 2004 in accordance with SFAS No. 144. Accordingly, the Company has restated its consolidated financial statements as of December 31, 2003 and for the year ended December 31, 2003 to reflect such accounting treatment, and the assets and liabilities of ARTISTdirect Records have been classified as “held for sale”.

     As a result of the disposition of ADI’s interest in ARTISTdirect Records effective February 28, 2005, ADI estimates that it will recognize a net non-cash gain in its consolidated statement of operations for the three months ended March 31, 2005 of approximately $21 million (unaudited), primarily as a result of the elimination of the liabilities of ARTISTdirect Records.

     A summary of ADI’s pro forma consolidated balance sheet at December 31, 2004, assuming that the disposition of ADI’s interest in ARTISTdirect Records had been accomplished effective December 31, 2004, is presented below.

	December 31, 2004
		Pro Forma –
	As Reported	As Adjusted
	(in thousands)
Assets
Current assets	$2,294	$2,393
Property and equipment, net	99	99
Other non-current assets	20	20

Total assets	$2,413	$2,512

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities	$20,732	$1,962
Minority interest – discontinued operations	1,940	—
Stockholders’ equity (deficiency)	(20,259)	550

Total liabilities and stockholders’ equity (deficiency)	$2,413	$2,512

     A summary of the assets and liabilities of ARTISTdirect Records, which were classified as discontinued operations on ADI’s balance sheets at December 31, 2003 and 2004, is as follows:

	December 31,
	2003	2004
	(in thousands)
Assets
Current assets
Cash	$7	$—
Property and equipment, net	40	16

Total assets – discontinued operations	47	16

Liabilities
Current liabilities
Bank overdraft	—	2
Accounts payable and accrued expenses	2,113	399
Net liability to BMG	8,749	8,862
Current portion of bridge notes payable -
Outside investors	—	1,136
Minority investor — Ted Field	—	836

Total current liabilities	10,862	11,235
Non-current liabilities
Loan due to BMG	5,197	5,498
Non-current portion of bridge notes payable -
Outside investors	755	—
Minority investor — Ted Field	539	2,037

Total liabilities – discontinued operations	17,353	18,770

Members’ deficit	$(17,306)	$(18.754)

     A summary of the operations of ARTISTdirect Records for the year ended December 31, 2004 is as follows:

(in thousands)
Net revenue	$(19)
Cost of revenue	986

Gross loss	(1,005)

Operating expenses:
Sales and marketing	285
General and administrative	393
Depreciation and amortization	22

Total operating expenses	700

(in thousands)
Loss from operations	(1,705)
Interest expense	(649)
Amortization of bridge note warrants	(998)
Forgiveness of debt	482
Minority interest	759

Net loss	$(2,111)

11. INVESTMENTS IN OTHER AFFILIATED COMPANIES

     The Company had a 45% ownership in SnoCore, LLC and accounted for this investment under the equity method through December 31, 2003. The Company recorded equity losses of $(64,000) with respect to this investment for the year ended December 31, 2003. Effective December 31, 2003, the Company exchanged its 45% ownership interest in SnoCore, LLC for a 9% net profits interest. The Company did not record any gain or loss on this transaction at December 31, 2003. The Company did not attribute any carrying value to the Company’s 9% net profits interest at December 31, 2003 or 2004, and the Company did not receive any distribution with respect to this net profits interest in 2004.

12. BRIDGE NOTES PAYABLE

     As of December 31, 2003 and 2004, ARTISTdirect Records had outstanding loans of $898,000 and $3.676 million, respectively, due to Ted Field and $1.150 million of loans due to outside investors (including $100,000 from Jonathan V. Diamond, the Company’s President and Chief Executive Officer). The total loans of $4.826 million at December 31, 2004 were obtained through the issuance of convertible promissory notes (the “Bridge Notes”). The Bridge Notes accrue interest at 8% per annum, are due two years from the date of issuance, and are convertible into new preferred equity of ARTISTdirect Records as part of its next equity financing. The Bridge Notes payable to Mr. Field and to outside investors have been included in liabilities of discontinued operations held for disposal in the consolidated balance sheets at December 31, 2003 and 2004.

     The holders of the Bridge Notes also received warrants with a term of five years to purchase additional equity of ARTISTdirect Records at $0.01 per unit equivalent to the number of units of new equity into which their Bridge Notes are ultimately converted. The relative fair value of the warrants issued was $2.413 million (one-half of the amount funded by the investors in the Bridge Notes), which was recorded as a reduction to the carrying amount of the Bridge Notes and a credit to capital, and is being charged to operations as interest expense over the specified term of the Bridge Notes.

     The Bridge Notes are convertible into equity based on their face amount, which results in a beneficial conversion feature with a relative fair value of $2.413 million. Since the commitment date for the beneficial conversion feature is contingent upon the completion of ARTISTdirect Record’s next equity financing, the fair value of the beneficial conversion feature will be charged to operations over the remaining life of the Bridge Notes at that time.

     During the years ended December 31, 2003 and 2004, ARTISTdirect Records recognized $203,000 and $998,000, respectively, as interest expense with respect to the amortization of the fair value of the warrants. Additional interest expense of $1.2 million will be recognized ratably in 2005 and 2006 over the remaining term of the Bridge Notes. As of December 31, 2004, the carrying amount of the Bridge Notes, including accrued interest of $396,000, was $4.009 million.

     A reconciliation of Bridge Notes payable issued by ARTISTdirect Records during 2003 and 2004 to amounts included in liabilities of discontinued operations in the consolidated balance sheets at December 31, 2003 and 2004 is presented below. During the years ended December 31, 2003 and 2004, ARTISTdirect Records recorded costs with respect to such bridge notes as summarized below.

	Outside
	Investors	Ted Field
	(in thousands)
Gross amount funded during 2003	$1,150	$898
Deduct:
Fair value of warrants	(575)	(449)
Add:
Accrued interest	44	23
Amortization of fair value of warrants in 2003	136	67

	Outside
	Investors	Ted Field
	(in thousands)
Net liability at December 31, 2003	755	539
Gross amount funded during 2004	—	2,778
Deduct:
Fair value of warrants	—	(1,389)
Add:
Accrued interest	94	235
Amortization of fair value of warrants in 2004	287	710

Net liability at December 31, 2004	1,136	2,873
Less:
Amounts due within one year	(1,136)	(836)

Amounts due after one year	$—	$2,037

13. DISCONTINUED OPERATIONS — iMUSIC

     During 2002, the Company began operating a record label under the brand name iMusic through its wholly-owned subsidiary, ARTISTdirect Digital, Inc. Operations consisted primarily of the sale of compact discs by artists signed to the iMusic record label. iMusic’s concept was to focus on the signing of established artists with a proven sales base and an ability to generally make records less expensively than developing artists. In addition, the Company expected that substantially less would be spent on marketing and promotion of these releases than on those of new artists. During the three months ended June 30, 2003, management of the Company decided to scale back the activity of its iMusic label in order to conserve capital. During the three months ended September 30, 2003, the Company executed an agreement with GC Music, pursuant to which the Company assigned its rights and obligations to six unreleased artists in exchange for a cash payment of $100,000 as a reduction to prior advances related to the six artists and a profit interest in the projects. The Company retained the distribution rights to the albums previously released under the original terms of its distribution agreements with its other signed artists, but did not intend to sign any additional artists or release any additional albums domestically or internationally under the iMusic label and therefore expected very minimal sales activity subsequent to the transaction. At December 31, 2004, the Company has provided a sufficient reserve for remaining contract obligations and estimated product returns.

     Effective November 23, 2004, pursuant to a Trademark Assignment and Purchase Agreement dated as of November 12, 2004, the Company sold all of its rights, title and interest in and to certain trademarks, service markets and trade names, in certain countries of the world, that consist of or incorporate the term “iMusic” (the “Marks”), including domain names that consist of or incorporate the term iMUSIC (the “Domain Names”) and goodwill related to such marks or trade names, to Apple Computer, Inc. for a cash payment of $500,000. The Marks and Domain Names that the Company sold did not have any carrying value on the Company’s books.

     As a result of the foregoing, during December 2004, the Company ceased the sale of products under the iMusic label and discontinued the operations of the iMusic record label. Accordingly, the Company has accounted for the operations of iMusic as a discontinued operation for all periods presented and has restated its consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2002 and 2003 to reflect the termination of the business operations of iMusic.

     A summary of the assets and liabilities of iMusic, which were classified as discontinued operations on the Company’s balance sheets at December 31, 2003 and 2004, is as follows:

	December 31,
	2003	2004
	(in thousands)
Assets
Current assets
Accounts receivable, net	$10	$—

Total assets – discontinued operations	10	—

Liabilities
Current liabilities
Net liability to BMG	—	41
Accounts payable and accrued expenses	49	49
Reserve for product returns	—	60

Total current liabilities	49	150

Total liabilities – discontinued operations	49	150

Net deficit	$(39)	$(150)

     A summary of the operations of the iMusic record label for the years ended December 31, 2003 and 2004 is as follows:

	Years Ended December 31,
	2003	2004
	(in thousands)
Net revenue	$1,352	$(136)
Cost of revenue	744	(1)

Gross profit (loss)	608	(135)

Operating expenses:
Sales and marketing	810	2
General and administrative	96	—

Total operating expenses	906	2

Net loss	$(298)	$(137)

14. INCOME TAXES

     Income taxes differ from the amount computed using a tax rate of 35% as a result of the following:

	Years Ended December 31,
	2003	2004
	(in thousands)
Computed expected tax benefit	$(7,595)	$(1,145)
State and local income taxes, net of federal income tax benefit	(1,302)	19
Amortization of bridge notes	—	648
Adjustments to deferred tax assets	28,396	2,058
Other	—	20

	19,499	1,600
Increase (decrease) in valuation allowance	(19,499)	(1,600)

Total tax benefit	$––	$––

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2003 and 2004 are as follows:

	December 31,
	2003	2004
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$60,933	$58,152
Amortization of stock-based compensation	2,370	—
Other	2,674	5,991

Total deferred tax assets	65,977	64,143
Less: valuation allowance	(61,854)	(60,087)

Net deferred assets	4,123	4,056
Deferred tax liability — state income taxes	(4,123)	(4,056)

Net deferred tax assets	$––	$––

     At December 31, 2004, the Company had net operating loss carryforwards totaling approximately $135 million for Federal income tax purposes expiring beginning in 2020 and California state net operating loss carryforwards of approximately $123 million expiring beginning in 2008. As a result of the disposition of ARTISTdirect Records effective February 28, 2005, the Company’s net operating loss carryforwards for Federal income tax purposes were reduced by approximately $21 million.

     In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible.

     In addition, Internal Revenue Code Section 382 substantially restricts the ability of a corporation to utilize existing net operating losses in the event of a defined “ownership change”. Accordingly, the Company’s ability to utilize its net operating losses for Federal income tax purposes in subsequent periods may be limited if the Company experiences a change in ownership in the future.

     Due to the uncertainty surrounding the realization of the benefits of the Company’s tax attributes, primarily net operating loss carryforwards as of December 31, 2004, the Company has recorded a 100% valuation allowance against its net deferred tax assets as of December 31, 2003 and 2004.

15. SIGNIFICANT CONTRACTS

     In February 2002, the Company amended an existing agreement with Ticketmaster pursuant to which the Company agreed to purchase online advertising totaling $2.0 million from Ticketmaster and in conjunction became entitled to certain non-exclusive opportunities to “pre-sell” tickets on the ARTISTdirect web-site. The Company recognized as sales and marketing expense the amount paid on a straight-line basis, which approximated how the services were received, over the amended term of the agreement. The term of the amended agreement expired in April 2003.

16. RELATED PARTY TRANSACTIONS

     For the year ended December 31, 2003, the Company incurred legal expenses of approximately $156,000, for legal services provided by Lenard & Gonzalez LLP and its successor firm, Lenard, Brisbin & Klotz LLP. Allen Lenard, a former director of the Company who resigned from the board of directors in September 2002, was managing partner of Lenard & Gonzalez LLP and is managing partner of Lenard, Brisbin & Klotz LLP.

     During the three months ended September 30, 2003, the Company significantly reduced its overhead costs and operating activities and laid off the majority of its staff while it continued to restructure its operations and seek additional capital. The Company also relocated its administrative offices to an office leased by Radar Pictures, Inc., a company owned by Ted Field. The Company sub-leases these offices on a month-to-month basis. During the years ended December 31, 2003 and 2004, the Company accrued $56,000 and $168,000, respectively, to Radar Pictures, Inc. as rent and facilities usage expense. The Company paid Radar Pictures, Inc. the accrued rent through December 31, 2004 of $224,000 on February 28, 2005.

     See Notes 9, 10, 12, 18, 19 and 21 for additional related party transactions.

17. RESCISSION OFFER

     In December 2001, the Company completed a rescission offer in which it rescinded the purchase of 83,403 shares of its common stock purchased upon the exercise of options and the issuance of vested and unvested unexercised options to purchase 636,740 shares of common stock. The shares of stock were repurchased at prices ranging from $12.40 to $40.00 per share and the unexercised options that were rescinded had exercise prices ranging from $12.40 to $140.00 per share. In the aggregate, the Company paid $10.2 million to rescind the shares and options. No compensation expense related to the rescission offer was recorded in 2003 or 2004.

     The Company did not record any compensation expense related to the shares and options of those holders who chose not to accept the rescission offer. The Securities Act of 1933, as amended (the “Securities Act”), does not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered under the Securities Act as required. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. The Company believes that subsequent to the rescission offer, any rights to rescind will be contingent upon legal rulings, the outcome of which are not currently determinable. Accordingly, the Company has accounted for shares and options that were not rescinded in the rescission offer as if there was no right of rescission. In the event any rescissions occur subsequent to December 31, 2001, the Company will account for those rescissions in the manner described above at the time those rescissions are completed.

18. STOCKHOLDERS’ EQUITY (DEFICIENCY)

     COMMON STOCK

     On July 5, 2001, the Company effected a 1-for-10 reverse stock split. The outstanding common securities, options and warrants have been retroactively adjusted to reflect the reverse stock split. All references to equity amounts in these financial statements reflect the effect of the reverse stock split.

     During December 2003, the Company issued 40,000 shares of common stock to a consultant for services rendered which were valued at $0.50 per share, resulting in a charge to operations of $20,000.

     WARRANTS AND NON-PLAN OPTIONS

     During 1999, the Company issued immediately exercisable warrants to purchase 35,967 shares of common stock at $40.00 per share to two vendors from whom it purchased merchandise. None of the warrants had been exercised as of December 31, 2004. The value of the warrants was $864,000, of which $32,000 was recognized as stock-based compensation expense in cost of revenues for the year ended December 31, 2003. The term of the agreements expired in 2003. The warrants expire in June 2007.

     In January 2000, the Company issued warrants to purchase 6,250 shares of common stock at $139.28 per share in connection with an office lease. The warrants were exercisable upon grant and expired unexercised in January 2005. The warrants were valued at $568,000 and were being amortized over the term of the related lease. During the year ended December 31, 2003, $379,000, was recognized as stock-based compensation expense with respect to these warrants. As a result of the termination of this office lease in 2003 (see Note 6), the unamortized portion of these warrants was written off during 2003.

     Effective September 29, 2003, the Company entered into an employment agreement with Jonathan V. Diamond to serve as the Company’s President and Chief Executive Officer through August 15, 2006 (see Note 21). In conjunction with the employment agreement, the Company granted Mr. Diamond a non-plan, non-qualified stock option to purchase 259,659 shares of common stock exercisable through August 15, 2010 at $0.85 per share, which was the approximate fair market value of the common stock on the date of grant. Upon the termination of Mr. Diamond’s employment with the Company prior to the expiration of his employment agreement, 75% of the common stock underlying the option is subject to a repurchase right by the Company at $0.85 per share. The repurchase right lapses in three equal annual installments such that it will have lapsed in its entirety on the third anniversary of Mr.

Diamond’s employment by the Company. The fair value of the stock option, determined pursuant to the Black-Scholes option pricing model, was $221,000.

     On September 8, 2003, the Company issued a warrant to the Company’s former landlord to purchase 200,000 shares of common stock exercisable at $0.50 per share through September 8, 2008 as part of the consideration for an office lease termination. The warrant was valued at $100,000 pursuant to the Black-Scholes option-pricing model and was charged to operations in 2003 (see Note 6).

     Effective January 1, 2004, the Company entered into a one-year consulting agreement with Keith Yokomoto, the Company’s then director and former President and Chief Operating Officer (see Note 21). Effective January 9, 2004, the Company also issued to Mr. Yokomoto two non-qualified stock options to purchase 10,000 shares and 50,000 shares exercisable at $0.50 per share, which was not less than the fair market value on the date of grant, through January 9, 2011. The option for 10,000 shares was immediately vested upon issuance. The option for 50,000 shares was scheduled to vest in increments of 10,000 shares on February 1, 2004, March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, based on the accomplishment of certain milestones by each respective date, which were not attained. Accordingly, the option for 50,000 shares did not vest and thus expired. The fair value of the stock option for 10,000 shares, determined pursuant to the Black-Scholes option pricing model, was $3,500.

     Effective March 29, 2004, the Company issued to Robert N. Weingarten, the Company’s Chief Financial Officer, a non-plan, non-qualified stock option to purchase 120,000 shares at $0.50 per share, which was not less than the fair market value on the date of grant, exercisable through March 29, 2011. The option vests and becomes exercisable in a series of 36 successive equal monthly installments from March 29, 2004. The fair value of the stock option, determined pursuant to the Black-Scholes option pricing model, was $42,000.

     Effective June 30, 2004, the Company settled a claim by a real estate broker related to the termination of the Company’s former office lease by issuing a warrant to purchase 10,000 shares of common stock exercisable for a period of five years at $0.50 per share. The fair value of the warrant was determined to be $4,000, calculated pursuant to the Black-Scholes option-pricing model, and was charged to operations during 2004.

     Effective August 31, 2004, the Company issued a warrant to a consultant for services rendered to purchase 10,000 shares of common stock exercisable for a period of five years at $0.50 per share. The fair value of the warrant was determined to be $3,000, calculated pursuant to the Black-Scholes option-pricing model, and was charged to operations during the year ended December 31, 2004.

19. STOCK OPTION AND STOCK PURCHASE PLANS

     CONSULTANT STOCK PLAN

     Effective September 29, 2004, the Company’s Board of Directors adopted the ARTISTdirect, Inc. 2004 Consultant Stock Plan (the “Consultant Plan”) in order for the Company to be able to compensate consultants, at the option of the Company, who provide bona fide services to the Company not in connection with capital raising or promotion of the Company’s securities. The Consultant Plan will expire on September 29, 2014, and provides for the issuance of up to 500,000 shares of common stock to consultants at fair market value. On January 13, 2005, the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission to register the 500,000 shares of common stock for future issuance under the Consultant Plan. As of December 31, 2004, no shares had been issued under the Consultant Plan.

     EMPLOYEE OPTION PLAN

     In October 1999, the Company implemented the 1999 Employee Stock Option Plan (the “Employee Plan”) that replaced the 1998 Unit Option Plan. The Employee Plan has currently reserved 940,462 shares of the Company’s common stock for issuance to employees, non-employee members of the board of directors and consultants. This share reserve automatically increases on the first trading day in January each calendar year by an amount equal to 2% of the total number of shares of the Company’s common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 87,500 shares. No option may have a term in excess of ten years. The options generally vest within three years. As of December 31, 2004, 829,308 shares remained available for future option grant.

     The Company accounts for its Employee Plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, Interpretation No. 44, and other related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

     A summary of stock option activity under Employee Plan during the years ended December 31, 2003 and 2004 is as follows:

	Options Outstanding
		Weighted
	Number of	Average
	Shares	Exercise Price
Options outstanding at December 31, 2002	248,006	$58.43
Granted	––	––
Exercised	––	––
Cancelled	(129,109)	98.63

Options outstanding at December 31, 2003	118,897	14.79
Granted	—	—
Exercised	—	—
Cancelled	(7,743)	9.11

Options outstanding at December 31, 2004	111,154	$15.18

     The Company recorded stock-based compensation of $0 and $0 related to stock options granted to employees under the Employee Plan during the years ended December 31, 2003 and 2004, respectively.

     The following table summarizes information regarding options outstanding and options exercisable at December 31, 2004 under the Employee Plan:

	Options Outstanding and Exercisable
		Weighted
		Average
		Remaining	Weighted
Exercise	Number	Contractual	Average
Prices	of Shares	Life	Exercise Price
$4.80	33,332	4.78	$4.80
5.10	10,000	4.77	5.10
7.50	58,603	3.74	7.50
12.40	786	0.58	12.40
36.00	439	1.78	36.00
40.00	1,025	2.44	40.00
139.28	6,969	2.24	139.28

$4.80 - $139.28	111,154	4.01	$15.18

ADVISOR OPTION PLAN

     In June 1999, and as amended in October 1999 and March 2000, the Company adopted the 1999 Artist and Artist Advisor Stock Option Plan (the “Advisor Plan”). The Advisor Plan has currently reserved 329,638 shares of common stock for issuance to artists for whom the Company entered into agreements related to online and e-commerce activities and their agents, business managers, attorneys and other advisors. This share reserve automatically increases on the first trading day in January each calendar year by an amount equal to 1% of the total number of shares of the Company’s common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 37,500 shares. As of December 31, 2004, 294,102 shares remained available for future option grants. The options expire seven years from the date of grant and vesting generally varies between one to three years. In December 2001, a majority of the outstanding options under the Advisor Plan were rescinded and cancelled. No new option grants under this plan were made during 2002, 2003 or 2004.

     A summary of stock option activity under the Advisor Plan during the years ended December 31, 2003 and 2004 is as follows:

Options Outstanding
Weighted
	Number	Average
	of Shares	Exercise Price
Options outstanding at December 31, 2002	35,536	$123.29
Granted	––	––
Exercised	––	––
Cancelled	––	––

Options outstanding at December 31, 2003	35,536	123.29
Granted	—	—
Exercised	—	—
Cancelled	—	—

Options outstanding at December 31, 2004	35,536	$123.29

     The following table summarizes information regarding options outstanding and options exercisable under the Advisor Plan at December 31, 2004:

	Options Outstanding and Exercisable
		Weighted
		Average
		Remaining	Weighted
	Number	Contractual	Average
Exercise Prices	of Shares	Life	Exercise Price
$36.00	1,250	1.78	$36.00
40.00	4,422	1.60	40.00
139.28	29,864	2.24	139.28

$36.00 - $139.28	35,536	2.15	$123.29

ARTIST OPTION PLAN

     In June 1999, and as amended in October 1999, the Company adopted the 1999 Artist Stock Plan (the “Artist Plan”). The Artist Plan currently has reserved 690,462 shares of common stock for issuance to artists for whom the Company entered into agreements related to their online and e-commerce activities. This share reserve automatically increases on the first trading day in January each calendar year by an amount equal to 2% of the total number of shares of the Company’s common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 87,500 shares. As of December 31, 2004, 666,588 shares remained available for future option grants. The options expire seven years from the date of grant and vesting generally varies between one to three years. In December 2001, a majority of the outstanding options under the Advisor plan were rescinded and cancelled. No new option grants under this plan were made during 2002, 2003 or 2004.

     A summary of stock option activity under the Artist Plan during the years ended December 31, 2003 and 2004 is as follows:

Options Outstanding
Weighted
	Number	Average
	of Shares	Exercise Price
Options outstanding at December 31, 2002	23,874	$83.15
Granted	––	––
Exercised	––	––
Cancelled	––	––

Options outstanding at December 31, 2003	23,874	83.15
Granted	—	—
Exercised	—	—
Cancelled	—	—

Options outstanding at December 31, 2004	23,874	$83.15

     The following table summarizes information regarding options outstanding and options exercisable under the Artist Plan at December 31, 2004:

	Options Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number	Remaining	Average
Exercise Prices	of Shares	Contractual Life	Exercise Price
$40.00	13,499	1.66	$40.00
139.28	10,375	2.20	139.28

$40.00 - $139.28	23,874	1.89	$83.15

     Total compensation expense related to the Advisor Plan and the Artist Plan (excluding the impact of the rescission offer as described at Note 16) for the years ended December 31, 2003 and 2004 was $540,000 and $0, respectively, of which $33,000 and $0, respectively, was included in cost of revenue, and $527,000 and $0, respectively, was included in operating expenses.

EMPLOYEE STOCK PURCHASE PLAN

     In October 1999, the Company adopted the 1999 Employee Stock Purchase Plan that initially reserved 50,000 shares of common stock for issuance under this plan. As of December 31, 2004, this plan currently had reserved for issuance 150,000 shares, of which 137,831 shares remained available for future issuances. This share reserve automatically increases on the first trading day in January each calendar year, by an amount equal to 1% of the total number of shares of the Company’s common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 25,000 shares. Terms of the plan permit eligible employees to purchase common stock through payroll deduction of up to 15% of each employee’s compensation. The accumulated deductions are applied to the purchase of shares on each semi-annual purchase date at a purchase price per share equal to 85% of the fair market value per share on the participant’s entry date into the offering period or the semi-annual purchase date, whichever is lower. Pursuant to the provisions of APB No. 25, shares issued to employees under this plan are considered non-compensatory. During the years ended December 31, 2003 and 2004, 375 shares and 0 shares, respectively, were issued under this plan for total proceeds of $440 and $0, respectively.

     See Note 21 for a description of non-plan stock options to purchase 259,659 shares of common stock issued to the Company’s President and Chief Executive Officer, 120,000 shares of common stock issued to the Company’s Chief Financial Officer, and 444,480 shares of common stock issued to the Company’s Chairman, who is also the Chief Executive Officer of ARTISTdirect Records.

20. 401(K) PLAN

     The Company has adopted the Cash or Deferred Profit Sharing Plan and Trust under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Under the 401(k) Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service’s annual contribution limit. All employees of the Company who are 21 years or older and who complete three months of service are eligible to participate in the 401(k) Plan. The Company does not match contributions by participants to the 401(k) Plan. Accordingly, there is no related expense for the years ended December 31, 2003 and 2004.

21. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     As of December 31, 2004, the Company did not have any long-term commitments for operating leases.

     Rent expense under operating leases for the years ended December 31, 2003 and 2004 was $2,144,000 and $173,000, respectively, including $56,000 and $168,000 to a related party in 2003 and 2004, respectively (see Note 16).

EMPLOYMENT AGREEMENTS

     Future payments under employment and consulting agreements are as follows:

Years Ended
December 31,
(in thousands)
2005	$305
2006	116

Total	$421

     Effective January 1, 2005, the Company entered into a one-year consulting agreement with Nicholas Turner to serve as the Company’s Executive Vice President with a base annual salary of $120,000 per year plus certain benefits. In conjunction with the consulting agreement, the Company granted Mr. Turner a non-plan, non-qualified stock option to purchase 92,000 shares of common stock at an exercise price of $0.79 per share, which was the approximate fair market value of the common stock on the date of grant, vesting monthly over a period of two years.

     Effective September 29, 2003, the Company entered into an employment agreement with Jonathan V. Diamond to serve as the Company’s President and Chief Executive Officer through August 15, 2006 with a base annual salary of $185,000 plus certain benefits. In conjunction with the employment agreement, the Company granted Mr. Diamond a non-plan, non-qualified stock option to purchase 259,659 shares of common stock exercisable through August 15, 2010 at $0.85 per share, which was the approximate fair market value of the common stock on the date of grant. Upon the termination of Mr. Diamond’s employment with the Company prior to the expiration of his employment agreement, 75% of the common stock underlying the option is subject to a repurchase right by the Company at $0.85 per share. The repurchase right lapses in three equal annual installments such that it will have lapsed in its entirety on the third anniversary of Mr. Diamond’s employment by the Company. The fair value of the stock option, determined pursuant to the Black-Scholes option pricing model, was $221,000.

     Effective May 31, 2003, Marc P. Geiger, the Company’s former Vice Chairman of the Board of Directors and President — Artist Services, resigned as an officer of the Company. Mr. Geiger subsequently resigned as a director of the Company on October 18, 2004. Mr. Geiger’s July 2001 amended employment agreement, which had an initial term extending through June 30, 2006, provided for an annual salary of $500,000 plus certain benefits. The amended employment agreement also provided that under certain conditions, Mr. Geiger would receive a payment of $1,000,000 plus one year’s salary upon the termination of his employment with the Company. In February 2001, the Company loaned Mr. Geiger $150,000, with interest at 7%. The term of the loan was initially one year, but was extended in September 2001 to five years commensurate with the amendment of Mr. Geiger’s employment agreement in July 2001. Mr. Geiger was obligated to repay the loan in five equal annual principal payments of $30,000, along with accrued interest to date, beginning in September 2002. In consideration for Mr. Geiger terminating his employment agreement effective as of the date of his resignation as an officer and waiving all rights to compensation under the employment agreement, the Company paid Mr. Geiger his accrued compensation and benefits of approximately $184,000, and Mr. Geiger repaid the $150,000 loan plus accrued interest to the Company.

     Effective December 31, 2003, Keith Yokomoto, the Company’s former President and Chief Operating Officer, entered into a Termination Agreement and Mutual General Release. Mr. Yokomoto subsequently resigned as a director of the Company on October 22, 2004. Mr. Yokomoto’s July 2001 employment agreement, which had an initial term extending through June 30, 2006, provided for an annual salary of $500,000 plus certain benefits, and a commencement advance of $300,000, representing a pre-payment of $60,000 against any monies that would otherwise become payable to Mr. Yokomoto under the Company’s executive performance bonus pool for each year of the initial five-year term of the employment agreement. The employment agreement also provided that under certain conditions, Mr. Yokomoto would receive a payment of $350,000 plus one year’s salary upon the termination of his employment with the Company. In consideration for Mr. Yokomoto terminating his employment agreement as an officer of the Company effective as of December 31, 2003 and waiving all rights to $1.25 million of remaining compensation under the employment agreement, the Company paid Mr. Yokomoto his accrued but unpaid salary at the rate of $500,000 per year through December 31, 2003 aggregating $412,847 and his accrued but unused vacation pay through December 31, 2003 aggregating $76,924, and Mr. Yokomoto repaid the Company the unearned portion of the commencement advance of $150,000.

     Effective January 1, 2004, the Company entered into a one-year consulting agreement with Mr. Yokomoto that provided for total compensation of $120,000. Effective January 9, 2004, the Company also issued to Mr. Yokomoto two non-qualified stock options to purchase 10,000 shares and 50,000 shares exercisable at $0.50 per share, which was not less than the fair market value on the date of grant, through January 9, 2011. The option for 10,000 shares was immediately vested upon issuance. The option for 50,000 shares was scheduled to vest in increments of 10,000 shares on February 1, 2004, March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, based on the accomplishment of certain milestones by each respective date, which were not attained. Accordingly, the option for 50,000 shares did not vest and thus expired. The fair value of the stock option for 10,000 shares, determined pursuant to the Black-Scholes option pricing model, was $3,500.

     In May 2001, the Company entered into an agreement with Frederick W. (Ted) Field, to serve as Chairman and Chief Executive Officer of the Company. In addition, on May 31, 2001, the Company, through its wholly-owned subsidiary, ARTISTdirect Recordings, Inc., a Delaware corporation (“ARTISTdirect Recordings”), entered into an agreement to acquire a 50% equity interest in a co-venture with Radar Records Holdings, LLC (“Radar Records”), an entity owned by Mr. Field, to form a new record label, ARTISTdirect Records, LLC (“ARTISTdirect Records”). On June 29, 2001, the Company’s stockholders approved the employment of Mr. Field and the formation of the ARTISTdirect Records record label. Mr. Field is the Chief Executive Officer of ARTISTdirect Records. In conjunction therewith, the Company entered into an employment agreement and stock option agreement with Mr. Field.

     Mr. Field’s employment agreement, which has an initial term extending through May 31, 2006, provided for an annual base salary of $500,000 plus certain benefits. The employment agreement also provided that under certain conditions, Mr. Field would receive a lump-sum payment equal to his annual base salary for (i) 50% of the remaining term of the employment agreement if termination occurs within the first three years of his employment, (ii) his annual base salary for one year if termination occurs in the fourth year of his employment, and (iii) his annual base salary for the full remaining term of the employment agreement if termination occurs in the fifth year of his employment.

     In May 2001, the Company also granted Mr. Field three non-qualified stock options, which were not part of any stock option plan maintained by the Company, to purchase 444,480 shares of common stock at an exercise price of $7.50 per share. Options on 302,370 shares were exercisable immediately (the underlying shares pursuant to the exercise of this option vested over five years from the date of the option grant), options on 75,588 shares were exercisable in the event the 30-day average closing price of the Company’s common stock on NASDAQ equaled or exceeded $35.00 per share within three years from the grant date, and options on 66,522 shares were exercisable in the event the 30-day average closing price of the Company’s common stock on NASDAQ equaled or exceeded $70.00 per share within three years of the grant date. The two options that were not exercisable upon grant became exercisable in the event of a de-listing of the Company’s common stock from NASDAQ and a subsequent re-listing, a change in control of the Company or an involuntary termination of the officer (within three years of the date of grant). Since the options for 75,588 shares and 66,522 shares did not vest pursuant to their respective terms on or before June 29, 2004, they expired on such date.

     During 2002, Mr. Field’s employment agreement was amended whereby Mr. Field agreed to defer his future salary until the Company raised new debt or equity financing of at least $20 million. During the three months ended June 30, 2003, Mr. Field’s employment agreement was further amended whereby all deferred and any future salary, except a base amount, would be waived, even if new debt or equity financing was raised. Accordingly, during the year ended December 31, 2003, $411,000 of accrued compensation due to Mr. Field by the Company was recorded as gain from forgiveness of debt in the consolidated statement of operations. As described above, Mr. Diamond replaced Mr. Field as Chief Executive Officer of the Company effective September 29, 2003.

     LITIGATION

     The Company is periodically subject to various pending and threatened legal actions which arise in the normal course of business. The Company’s management believes that the impact of any such litigation will not have a material adverse impact on the Company’s financial position or results of operations.

22. REPORTABLE SEGMENTS

     Information with respect to the Company’s operating segments for the years ended December 31, 2003 and 2004 is presented below. During the years ended December 31, 2003 and 2004, the Company’s continuing operations consisted of two reportable segments: e-commerce (“E-commerce”) and media (“Media”). The segment data presented below has been restated for all periods to reflect the segment structure at December 31, 2004.

     In December 2004, the Company discontinued the operations of its iMusic record label and as a result it has been presented as a discontinued operation in the consolidated statements of operations for the years ended December 31, 2003 and 2004.

     The Company accounted for its interest in ARTISTdirect Records on the equity method of accounting during the years ended December 31, 2003 and consolidated the operations of ARTISTdirect Records for the year ended December 31, 2004. As a result of the sale of the Company’s interest in ARTISTdirect Records effective February 28, 2005, the operations of ARTISTdirect Records have been presented as a discontinued operation for the years ended December 31, 2003 and 2004 and as of December 31, 2003 and 2004.

     As of December 31, 2003, the Company had advanced $30.25 million and $33.0 million to ARTISTdirect Records, and for the years ended December 31, 2002 and 2003, the Company had recorded losses of approximately $29.2 million and $9.3 million, respectively, with respect to this investment (see Note 9). For the year ended December 31, 2004, the Company recorded a loss of $2.1 million with respect to ARTISTdirect Records.

     E-commerce revenue is generated from the sale of recorded music and music-related merchandise. Media revenue is generated from the sale of advertising and sponsorships, both online and offline.

     The factors for determining reportable segments were based on services and products. Each segment is responsible for executing a unique marketing and business strategy. The accounting policies of the segments are as described in the summary of significant accounting policies. The Company evaluates performance based on earnings or loss before interest, taxes, depreciation and amortization, including stock-based compensation, impairment losses, and minority interest (“EBITDA”). Included in EBITDA are direct operating expenses for each segment. The following table summarizes net revenue and EBITDA by segment for the years ended December 31, 2003 and 2004. Corporate expenses consist of general operating expenses that are not directly related to the operations of the segments.

	Years Ended December 31,
	2003	2004
	(in thousands)
Net Revenue:
E-commerce	$3,459	$2,994
Media	1,173	2,149

	$4,632	$5,143

EBITDA:
E-commerce	$553	$293
Media	(576)	789

	(23)	1,082
Corporate	(3,152)	(1,944)

	$(3,175)	$(862)

	Years Ended December 31,
	2003	2004
	(in thousands)
Reconciliation of EBITDA to Net Loss:
EBITDA per segments	$(3,175)	$(862)
Stock-based compensation	(560)	(7)
Depreciation and amortization	(1,014)	(223)
Loss from impairment of goodwill	—	––
Loss from sale and abandonment of property and equipment	(2,225)	—
Loss from equity investment	(64)	—
Loss from discontinued operations – ARTISTdirect Records, LLC	(9,256)	(2,111)
Loss from discontinued operations – iMusic record label and agency business	(298)	(137)
Interest income (expense), net	146	29
Cumulative effect of consolidation of ARTISTdirect Records, LLC	(5,255)	—

	$(21,701)	$(3,311)

     Assets as of December 31, 2003 and 2004 are summarized as follows:

	December 31,
	2003	2004
	(in thousands)
Assets:
Corporate	$2,066	$1,313
E-commerce	528	314
Media	355	772
Discontinued operations	57	14

	$3,006	$2,413

     Assets by segment are those assets used in or employed by the operations of each segment. Corporate assets are principally made up of cash and cash equivalents, short-term investments, prepaid expenses, computer equipment, leasehold improvements and other assets.

23. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth unaudited quarterly results of operations for the years ended December 31, 2004 and 2003. This unaudited quarterly information has been derived from the Company’s unaudited financial statements and, in the Company’s opinion, includes all adjustments, including normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Year Ended
	2004	2004	2004	2004	December 31, 2004
	(in thousands, except for share data)
Net revenue	$963	$1,180	$1,365	$1,635	$5,143
Gross profit	178	456	567	390	1,591
Loss from continuing operations	(489)	(452)	(93)	(29)	(1,063)
Loss from discontinued operations	(223)	(214)	(435)	(1,376)	(2,248)
Net loss	$(712)	$(666)	$(528)	$(1,405)	$(3,311)

Net loss per common share – basic and diluted:
From continuing operations	$(0.14)	$(0.13)	$(0.03)	$(0.01)	$(0.30)
From discontinued operations	(0.06)	(0.06)	(0.12)	(0.39)	(0.64)

Total	$(0.20)	$(0.19)	$(0.15)	$(0.40)	$(0.94)

Weighted average common shares outstanding – basic and diluted	3,502,117	3,502,117	3,502,117	3,502,117	3,502,117

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Year Ended
	2003	2003	2003	2003	December 31, 2003
	(in thousands, except for share data)
Net revenue	$945	$1,478	$815	$1,394	$4,632
Gross profit	33	353	71	556	1,013
Income (loss) from continuing operations	(2,082)	(3,155)	(1,659)	4	(6,892)
Loss from discontinued operations	(5,049)	(2,269)	(11)	(2,225)	(9,554)
Cumulative effect of consolidation of ARTISTdirect Records, LLC	––	––	––	(5,255)	(5,255)
Net loss	$(7,131)	$(5,424)	$(1,670)	$(7,476)	$(21,701)

Net loss per common share – basic and diluted:
From continuing operations	$(0.60)	$(0.91)	$(0.48)	$(0.00)	$(1.99)
From discontinued operations	(1.46)	(0.65)	(0.00)	(0.65)	(2.76)
From cumulative effect of consolidation of ARTISTdirect Records, LLC	—	––	––	(1.52)	(1.52)

Total	$(2.06)	$(1.56)	$(0.48)	$(2.17)	$(6.27)

Weighted average common shares outstanding – basic and diluted	3,461,742	3,461,983	3,462,107	3,462,117	3,461,992

24. SUBSEQUENT EVENTS

     During January and February 2005, Mr. Field advanced an additional $36,500 to ARTISTdirect Records to fund operating expenses and the settlement of artist contracts. In consideration for such advances, Mr. Field received Bridge Notes and warrants as described at Note 12.

     On February 28, 2005, ADI completed the sale of 100% of the common stock of ARTISTdirect Recordings to Radar Records for a cash payment of $115,000, as a result of which ADI no longer had any equity or other economic interest in ARTISTdirect Records, and Radar Records became the owner of a majority of the membership interests in ARTISTdirect Records and also acquired the receivable reflecting the $33.0 million of loan advances previously provided to ARTISTdirect Records by ADI (see Note 10).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
ARTISTdirect Records, LLC

We have audited the accompanying balance sheet of ARTISTdirect Records, LLC (the “Company”) as of December 31, 2003 and the related statements of operations, members’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ARTISTdirect Records, LLC as of December 31, 2003 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that ARTISTdirect Records, LLC will continue as a going concern. As more fully described in Note 1, the Company has incurred substantial operating losses and negative cash flows from operations to date. The Company needs additional capital to fund its operations. As of December 31, 2003, the Company has a net working capital deficiency of $10.9 million and a members’ deficit of $53.355 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GUMBINER SAVETT INC.

Santa Monica, California
April 6, 2004

ARTISTDIRECT RECORDS, LLC

BALANCE SHEET
(IN THOUSANDS)
DECEMBER 31, 2003

Assets
Current assets:
Cash	$7
Accounts receivable, net	—
Inventory, net	—
Prepaid expenses	—

Total current assets	7
Property and equipment, net	40
Other assets, net	—

$47

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable	$901
Accrued expenses	1,212
Due to ARTISTdirect, Inc., a related party	45
Net liability to BMG, a distributor and related party	8,749

Total current liabilities	10,907
Non — current liabilities:
Interest payable	3,451
Loan advances from ARTISTdirect, Inc., a related party, and BMG, a distributor and related party	37,750
Bridge notes payable — outside investors	755
Bridge notes payable — Chief Executive Officer and related party	539

Total liabilities	53,402

Commitments and contingencies
Members’ deficit	(53,355)

$47

See accompanying notes to financial statements.

ARTISTDIRECT RECORDS, LLC

STATEMENTS OF OPERATIONS
(IN THOUSANDS)

Years Ended December 31,
2003
Net revenue	$1,426

Cost of revenue:
Manufacturing and distribution expenses	420
Advances and royalties, net	1,378

Total cost of revenue	1,798

Gross loss	(372)

Operating expenses:
Sales and marketing	3,287
General and administrative	6,450
Depreciation and amortization	39
Loss from sale and abandonment of property and equipment	100

Total operating expenses	9,876

Loss from operations	(10,248)
Interest expense, net, including amortization of bridge note warrants of $203 in 2003	2,447

Net loss	$(12,695)

See accompanying notes to financial statements.

ARTISTDIRECT RECORDS, LLC

STATEMENTS OF MEMBERS’ DEFICIT
(IN THOUSANDS)

Members’
Deficit

Balance at December 31, 2003	$(53,355)

See accompanying notes to financial statements.

ARTISTDIRECT RECORDS, LLC

STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

Year Ended December 31, 2003
Cash flows from operating activities:
Net loss	$(12,695)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	39
Allowance for inventory obsolescence	204
Allowance for sales returns	888
Amortization of bridge note warrants	203
Loss from sale and abandonment of property and equipment	100
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	18
Prepaid expenses and other current assets	(1)
Other assets	85
Increase (decrease) in -
Accounts payable, accrued expenses and other liabilities	282
Due to ARTISTdirect , Inc., a related party	44
Net liability to BMG, a distributor and related party	3,748

Net cash used in operating activities	(7,085)

Cash flows from investing activities:
Purchases of property and equipment	—
Proceeds from sale of property and equipment	52

Net cash provided by (used in) investing activities	52

Cash flows from financing activities:
Proceeds from issuance of bridge notes	2,048
Proceeds from loan advances from ARTISTdirect, Inc., a related party	2,750
Proceeds from loan advances from BMG, a distributor and related party	—
Net increase in interest payable	2,242
Net increase in cash overdraft	—

Net cash provided by financing activities	7,040

Cash:
Net increase (decrease)	7
Balance at beginning of year	—

Balance at end of year	$7

Supplemental disclosure of cash flow information:
Cash paid for -
Interest	$—

Income taxes	$—

See accompanying notes to financial statements.

ARTISTDIRECT RECORDS, LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2003

1.	BASIS OF PRESENTATION

     ORGANIZATION AND BUSINESS ACTIVITIES

     ARTISTdirect Records, LLC (the “Company”) was formed in May 2001 as a 50/50 co-venture between ARTISTdirect, Inc., a Delaware corporation (“ADI”), through its wholly-owned subsidiary, ARTISTdirect Recordings, Inc., a Delaware corporation (“ARTISTdirect Recordings”), and Radar Records Holdings, LLC (“Radar Records”), an entity owned by Frederick W. (Ted) Field, who was also the Chairman and Chief Executive Officer of ADI at that time. At its formation, the Company issued 10,000,000 membership units for total proceeds of $100,000. The Company commenced operations in July 2001. The Company, headquartered in Los Angeles, California, develops new musical artists and produces and distributes their recordings as an independent label utilizing both traditional channels and emerging Internet distribution channels.

     At the time of formation of the Company, ADI committed to provide funding of up to $50.0 million over five years at the rate of $15.0 million per year, subject to a limit of $33.0 million in any three year period. Any funding in excess of these amounts required the approval of ADI’s Board of Directors. ADI has funded $33.0 million through December 31, 2003.

     In November 2001, ADI agreed to sell a 5% equity interest in the Company to BMG Music, a wholly-owned partnership of Bertelsmann Music Group, Inc., the global music division of Bertelsmann AG (“BMG”), in connection with entering into a North American distribution agreement and a worldwide licensing agreement. In April 2002, these agreements were formally executed. As part of these transactions, BMG agreed to advance certain monies against net sales proceeds under the agreements and also assumed $5.0 million of ADI’s funding commitment to the operations of the Company. As a result of the BMG equity purchase, ADI’s funding commitment was reduced to $45.0 million. ADI’s commitment to fund the Company was subject to a guaranty for the benefit of BMG. If ADI fails to meet its commitment, BMG has the right to choose to enforce the guaranty or provide substitute financing that could result in dilution of ADI’s interest in the Company. In December 2002, BMG exercised its option to extend the term of the distribution and license agreement until September 2004.

     In August 2002, ADI’s Board of Directors approved an agreement (the “Accelerated Funding Agreement”) to accelerate up to $10.0 million of its funding commitment to the Company. This funding was in addition to the $15 million that ADI was obligated to advance to the Company in 2002 as part of the initial $50.0 million funding commitment. During 2002, ADI funded its $15.0 million commitment plus the additional $10.0 million bridge loan for total advances to the record label of $25.0 million in 2002 and $30.25 million from the inception of the record label through December 31, 2002. The $10.0 million of accelerated funding was credited toward the satisfaction of ADI’s overall funding commitment and funding obligation for 2003, resulting in a remaining funding commitment of $2.75 million for 2003 and $12.0 million for 2004. ADI advanced the $2.75 million during 2003.

     As consideration for entering into the Accelerated Funding Agreement, ADI received an additional 20% interest in the Company from Radar Records, the entity through which Mr. Field owns his interest in the Company, which resulted in an increase in ADI’s ownership share of the Company from 45% to 65% and a decrease in Mr. Field’s ownership share from 50% to 30%. BMG’s ownership percentage remained at 5%. The Accelerated Funding Agreement also provided that any dilution from the issuance of equity interests in the Company that would have been borne solely by ADI would be borne both by Radar Records and ADI pro rata with their then respective ownership interests. Furthermore, the Accelerated Funding Agreement provided for Radar Records to guarantee a 25% minimum annual compounded return to be realized from ADI’s advances and equity interests in the Company.

     The loan advances provided to the Company by ADI bear interest at a rate of LIBOR plus 4% and the principal and interest are not repayable until December 31, 2015 or upon such time as the Company achieves certain defined levels of excess cash flow and available cash. As of December 31, 2002 and 2003, the Company had loans payable to ADI of $30.25 million and $33.0 million, respectively. In addition, as of December 31, 2002 and 2003, the Company had accrued interest payable to ADI of $1.1 million and $3.0 million, respectively.

     GOING CONCERN

     The Company has incurred losses and negative cash flows from operations since inception in 2001 and has an accumulated deficit of $53.4 million as of December 31, 2003. For the year ended December 31, 2003, the Company incurred a net loss of $12.7 million and had negative working capital of $10.9 million at December 31, 2003. The Company has relied on loan and distribution advances to fund its operations to date. During 2003, the Company received loan advances of $2.75 million from ADI and has received a total of $37.75 million of loan advances through December 31, 2003. The Company also received bridge loans of $2.048 million in 2003, including $898,000 from Ted Field. As of December 31, 2003, the Company did not have sufficient working capital resources to conduct operations. Management expects the Company to continue to incur operating losses for the foreseeable future.

     During the three months ended September 30, 2003, the Company significantly reduced its overhead costs and operating activities and laid off the majority of its staff while it continued to restructure its operations and seek additional capital. During 2003, the Company relied on a loan advance of $2.75 million from ADI and loans from Ted Field of $898,000 and outside investors of $1,150,000 to fund operations. The total loans of $2.048 million during 2003 were obtained through the issuance of convertible promissory notes (see Note 10).

     ADI does not have the resources to meet its remaining $12.0 million funding commitment to the Company for 2004. The Company requires additional capital in order to continue operations, and is therefore continuing to pursue alternatives to raise additional capital. However, there can be no assurances that additional capital can be obtained on reasonable terms or at all. Failure to raise additional capital could seriously harm the Company’s business. In such event, the Company may seek to divest all or certain of its assets in order to raise the capital necessary to sustain business operations. Should this fail, the Company may consider a formal or informal restructuring or reorganization.

     The conditions described above raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SIGNIFICANT ACCOUNTING POLICIES

     REVENUE RECOGNITION

     Revenue consists primarily of the sale of compact discs by artists signed under contract with the Company. The Company recognizes revenues upon the shipment of compact discs from its distributor to retailers and independent wholesalers and records appropriate reserves for product returns. At the time of the shipment of the product, the following criterion under Statement of Financial Accounting Standards No. 48, “Revenue Recognition When Right of Return Exists,” have been met: the seller’s price to the buyer is substantially fixed or determinable at the date of sale; the buyer has paid the seller, or the buyer is obligated to pay the seller, and the obligation is not contingent on resale of the product; the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product; the buyer acquiring the product for resale has economic substance apart from that provided by the seller; the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns can be reasonably estimated.

     The Company estimates the provision for returns on a quarterly basis by album based on the amount of time since the initial album release, the actual returns to date, the trend of sales activity (sales by the retailers and wholesalers) and the number of unsold units at retailers and wholesalers. Returns to the Company’s distributor are deemed to be returns to the Company. Revenues recorded for the year ended December 31, 2003 are net of a provision for actual and estimated future returns of $888,000.

     COST OF REVENUE

     Manufacturing expenses consist of the cost of pressing compact discs, manufacturing printed booklets and packaging materials, and a provision for the obsolescence of finished goods and components. Distribution expenses consist of the distribution fee payable to BMG and other distribution expenses, including the cost of processing returns and warehousing inventory. Artist advances and royalty expenses consist of payments made to artists and others in connection with the recording of an album.

     ARTIST ADVANCES

     Artist advances consists of the amounts advanced to artists in connection with the recording of their albums. In addition, included in artist advances are costs expended for producer fees, musician fees, engineering and studio costs, equipment costs, mastering and remix costs, sample clearances and artist living expenses during recording. Artist advances are typically recoupable from artist royalties earned from the sale of compact discs. The Company expenses these advances when incurred as the Company’s artists have limited or no history of album sales.

     INVENTORY

     Inventory, net of a provision for obsolescence, consists of finished albums maintained in the warehouse of the Company’s distributor and is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. Inventory has been fully reserved at December 31, 2003.

     DEPRECIATION

     Depreciation is provided using the straight-line method over the following estimated useful lives:

Category	Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	7 years
Studio equipment	7 years

     INCOME TAXES

     The Company is treated as a limited liability company for federal and state income tax reporting purposes whereby its income (loss) is reported in the individual income tax returns of the Company’s members.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation”, and complies with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”. Under APB No. 25, compensation expense is recorded based on the difference, if any, between the fair value of the Company’s stock and the exercise price on the measurement date. The Company accounts for stock issued to non-employees in accordance with SFAS No. 123, which requires entities to recognize as expense over the service period the fair value of all stock-based awards on the date of grant and EITF 96-18, “Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, which addresses the measurement date and recognition approach for such transactions. The Company recognizes compensation expense related to variable awards in accordance with FIN 28. For fixed awards, the Company recognizes expense over the vesting period or the period of service

     The Company did not record any stock-based compensation expense for the year ended December 31, 2003.

     IMPAIRMENT OF LONG-LIVED ASSETS

     Impairment of long-lived assets is monitored on a continuing basis, and is assessed based on the undiscounted cash flows generated by the underlying assets. In the event that the carrying amount of long-lived assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value.

     See Note 5 for write-downs in 2003 with respect to the Company’s property and equipment.

     CONCENTRATION OF CREDIT RISK AND SUPPLIER RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company’s exposure to losses on receivables is dependent upon the financial condition of its distributor, BMG, which is responsible for credit losses from retail and wholesale customers.

     The Company purchases its inventory from a limited number of suppliers. However, there are a number of alternative suppliers who can provide such services for the Company.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments, which includes cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value because of the short maturity of these instruments.

     The carrying amount of the bridge notes payable approximates fair value as the related effective interest rate (including the discount) approximates rates currently available to the Company.

     COMPREHENSIVE INCOME (LOSS)

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company did not have any items of comprehensive income (loss) during 2002 or 2003 except the net loss.

     ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Some of the more significant estimates are the allowance for sales returns and inventory obsolescence. Actual results could differ from those estimates.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 addresses the diverse accounting practices for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted SFAS No. 143 effective January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the Company’s financial statement presentation or disclosures.

     In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, it retains many of the fundamental provisions of that statement. The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on the Company’s financial statement presentation or disclosures.

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Upon adoption of SFAS No. 145, the Company will be required to apply the criteria in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of a Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (Opinion No. 30), in determining the classification of gains and losses resulting from the extinguishment of debt. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for in the same manner as sale-leaseback transactions. The Company adopted SFAS No. 145 effective January 1, 2003. The adoption of SFAS No. 145 for long-lived assets held for use did not have a material impact on the Company’s financial statement presentation or disclosures.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities”. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. Under EITF Issue No. 94-3, a liability for an exit cost is recognized at the date of an entity’s commitment to an exit plan. Under SFAS No. 146, the liabilities associated with an exit or disposal activity will be measured at fair value and recognized when the liability is incurred and meets the definition of a liability in the FASB’s conceptual framework. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on the Company’s financial statement presentation or disclosures.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123”. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting”, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company implemented SFAS No. 148 effective December 31, 2002. The Company has determined that it will continue to account for stock-based employee compensation in accordance with APB No. 25.

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company’s financial statement presentation or disclosures.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial statement presentation or disclosures.

     In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (“FIN 45”), an interpretation of FASB Statements Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim and annual periods ended after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company’s financial statement presentation or disclosures.

     In November 2002, the Emerging Issues Task Force (“EITF”) of the FASB issued EITF No. 00-21 “Revenue Arrangements with Multiple Deliverables”. EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF No. 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF No. 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The guidance in EITF No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company adopted EITF No. 00-21 effective July 1, 2003. The adoption of EITF No. 00-21 did not have a material impact on the Company’s financial statement presentation or disclosures.

     In February 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which addresses the consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties, or (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) the direct or indirect ability to make decisions about the entity’s activities through voting or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, or (c) the right to receive the expected residual returns of the entity if they occur. In addition, FIN 46 contains detailed disclosure requirements. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. FIN 46 applies in the first fiscal year or interim period ending after March 15, 2004, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company adopted FIN 46 as of December 31, 2003. The adoption of FIN 46 did not have a material impact on the Company’s financial statement presentation or disclosures. However, as a result of the adoption of FIN 46 by ADI as of December 31, 2003, the Company’s balance sheet was consolidated with ADI’s balance sheet at December 31, 2003, and the Company’s operations will be consolidated with ADI’s operations beginning January 1, 2004. ADI previously accounted for its investment in the Company under the equity method of accounting.

4.	ARTIST ADVANCES

     As of December 31, 2003, the Company had signed recording agreements with six artists and had advanced a total of $1.238 million through such date with respect to these artists. The amount of these advances is recoupable against royalties to be earned by the artists based on sales. However, given that most of the artists signed by the record label have no previous track record, the advances have been expensed by the Company as incurred. As of December 31, 2003, the Company is contractually committed to additional minimum artist advances of approximately $1.5 million, all of which is payable in 2004.

5.	PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and consist of the following:

December 31, 2003
(in thousands)
Computer equipment and software	$58
Furniture and fixtures	30
Studio equipment	10

98
Less accumulated depreciation	(58)

Property and equipment, net	$40

     Impairment of fixed assets is monitored on a continuing basis, and is assessed based on the undiscounted cash flows generated by the underlying assets. In the event the carrying amount of fixed assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value. During the three months ended June 30, 2003, the Company determined that its fixed assets were impaired due to continuing losses, going concern issues, and the likelihood that the majority of these assets would likely be abandoned in the near future. The Company determined that these factors were indicators of impairment and thus reduced the carrying amount of the fixed assets to their estimated fair value by recording a write-off of $100,000 during the three months ended June 30, 2003. Most of the Company’s property and equipment was subsequently sold to third party liquidators for cash. This amount has been reported as a loss from sale and abandonment of property and equipment in the statement of operations for the year ended December 31, 2003.

6.	RESERVE FOR SALES RETURNS

     A summary of the activity with respect to the reserve for sales returns is as follows:

Year Ended December 31, 2003
(in thousands)
Balance at beginning of year	$800
Provision for sales returns	888
Actual returns	(1,528)

Balance at end of year	$160

7.	ACCRUED EXPENSES

     Accrued expenses are comprised of the following:

December 31, 2003
(in thousands)
Accrued compensation and related	$881
Accrued sales and marketing	—
Accrued royalties	250
Other accrued expenses	81

Total accrued expenses	$1,212

8.	SIGNIFICANT CONTRACTS

     In November 2001, the Company agreed in principle to enter into a preliminary North American distribution agreement and worldwide license agreement with BMG Music (“BMG”), the global music division of Bertelsmann AG. Under the terms of the agreement, BMG distributes the Company’s releases in North America, and BMG licenses the Company’s repertoire in territories throughout the world. In April 2002, the agreements with BMG were finalized, including BMG’s purchase of 5% of the equity of the Company from ADI. As part of this transaction, BMG agreed to advance certain monies against net sales proceeds under the agreements and also assumed $5.0 million of ADI’s funding commitment to the Company, which was advanced during 2002. As a result of the BMG equity purchase, ADI’s funding commitment was reduced to $45.0 million. In December 2002, BMG exercised its option to extend the term of the distribution and license agreement until September 2004.

     Under the distribution and license agreements, BMG made non-returnable advances to the Company of $2.5 million in 2001, $2.5 million in 2002 and $5.0 million in 2003 that are recoupable from net sales proceeds from the Company’s artist repertoire pursuant to a defined calculation on a monthly basis. As of December 31, 2003, the unrecouped balances related to distribution advances from BMG was $8.7 million.

     The loan advances provided to the Company by BMG bear interest at a rate of LIBOR plus 4% and the principal and interest are not repayable until December 31, 2015 or upon such time as the Company achieves certain defined levels of excess cash flow and available cash. As of December 31, 2003, the Company had loans payable to BMG of $4.75 million. In addition, as of December 31, 2003, the Company had accrued interest payable to BMG of $447,000.

9.	RELATED PARTY TRANSACTIONS

     Allen Lenard, a former director of ADI who resigned from its board of directors in September 2002, is managing partner of Lenard, Brisbin & Klotz LLP. During the year ended December 31, 2003, the Company paid $155,000 of legal fees to Lenard, Brisbin & Klotz LLP.

     ADI charged the Company $563,000 in 2003, for the reimbursement of overhead costs, including rent and other occupancy costs, telephone and internet services, and the services of certain ADI personnel primarily in the areas of accounting, legal, information technology, human resources and administration. These amounts were included in general and administrative expense.

     During the three months ended September 30, 2003, the Company significantly reduced its overhead costs and operating activities and laid off the majority of its staff while it continued to restructure its operations and seek additional capital. The Company also relocated its administrative offices to offices leased by a company owned by Ted Field. The Company sub-leases these offices on a month-to-month basis. Rent expense for the period September through December 2003 was not material.

     The Company entered into an employment agreement with Ted Field to serve as Chief Executive Officer, which had an initial term extending through May 31, 2006, and which provided for an annual base salary of $1,000,000 plus certain benefits. The employment agreement also provided that under certain conditions, Mr. Field would receive a lump-sum payment equal to his annual base salary for (i) 50% of the remaining term of the employment agreement if termination occurs within the first three years of his employment, (ii) his annual base salary for one year if termination occurs in the fourth year of his employment, and (iii) his annual base salary for the full remaining term of the employment agreement if termination occurs in the fifth year of his employment.

     During 2002, Mr. Field’s employment agreement was amended whereby Mr. Field agreed to defer his future salary until the Company raised new debt or equity financing of at least $20 million. During the three months ended June 30, 2003, Mr. Field’s employment agreement was further amended whereby all deferred and any future salary, except a base amount, would be waived, even if new debt or equity financing is raised. Accordingly, during the year ended December 31, 2003, $822,000 of accrued compensation due to Mr. Field by the Company was credited to capital in the statement of members’ deficit.

     See Notes 1 and 10 for additional related party transactions.

10.	BRIDGE NOTES PAYABLE

     As of December 31, 2003, the Company had received $898,000 of loans from Ted Field and $1,150,000 of loans from outside investors (including $100,000 from Jonathan V. Diamond, ADI’s President and Chief Executive Officer). The total loans of $2.048 million during 2003 were obtained through the issuance of convertible promissory notes (the “Bridge Notes”). The Bridge Notes accrue interest at 8% per annum, are due two years from the date of issuance, and are convertible into new preferred equity of the Company as part of its next equity financing. The loans from Mr. Field and from outside investors of $898,000 and $1,150,000, respectively, have been presented as Bridge Notes payable in the balance sheet at December 31, 2003.

     The holders of the Bridge Notes also received warrants with a term of five years to purchase additional equity of the Company at $0.01 per unit equivalent to the number of units of new equity into which their Bridge Notes are ultimately converted. The relative fair value of the warrants issued was $1.024 million (one-half of the amount funded by the investors in the Bridge Notes), which was recorded as a reduction to the carrying amount of the Bridge Notes and a credit to capital, and is being charged to operations as interest expense over the specified term of the Bridge Notes.

     The Bridge Notes are convertible into equity based on their face amount, which results in a beneficial conversion feature with a relative fair value of $1.024 million. Since the commitment date for the beneficial conversion feature is contingent upon the completion of the Company’s next equity financing, the fair value of the beneficial conversion feature will be charged to operations over the remaining life of the Bridge Notes at that time.

     During the year ended December 31, 2003, the Company recognized $203,000 as interest expense with respect to the amortization of the fair value of the warrants. Additional interest expense of $821,000 will be recognized ratably in 2004 and 2005 over the remaining term of the Bridge Notes. As of December 31, 2003, the carrying amount of the Bridge Notes, including accrued interest of $67,000, was $1.294 million.

     A reconciliation of Bridge Notes payable issued by the Company during 2003 to amounts presented in the balance sheet at December 31, 2003 is presented below.

	Outside
	Investors	Ted Field
	(in thousands)
Gross amount funded during 2003	$1,150	$898
Deduct:
Fair value of warrants	(575)	(449)
Add:
Accrued interest	44	23
Amortization of fair value of warrants in 2003	136	67

Net liability at December 31, 2003	$755	$539

11.	401(K) PLAN

     In 2001, the Company adopted ADI’s Cash or Deferred Profit Sharing Plan and Trust under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Under the 401(k) Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service’s annual contribution limit. All employees of the Company who are 21 years or older and who complete three months of service are eligible to participate in the 401(k) Plan. The Company does not match contributions by participants to the 401(k) Plan. Accordingly, there is no related expense for the year ended December 31, 2003.

12.	LITIGATION

     The Company is periodically subject to various pending and threatened legal actions, which arise in the normal course of business. The Company’s management believes that the impact of such litigation will not have a material adverse impact on its financial position or results of operations.

13.	SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS

     Significant non-cash investing and financing activities are as follows:

Year Ended December 31, 2003
(in thousands)
Compensation forgiven by Chief Executive Officer	$822
Discount related to issuance of bridge note warrants	1,024

14.	SUBSEQUENT EVENTS

     Upon its expiration in September 2004, BMG did not renew its distribution agreement and license agreement with the Company (see Note 8).

     During the year ended December 31, 2004, Mr. Field advanced an additional $2.778 million to the Company to fund operating expenses and the settlement of artist contracts. In consideration for such advances, Mr. Field received Bridge Notes and warrants as described at Note 10.

     During January and February 2005, Mr. Field advanced an additional $36,500 to the Company to fund operating expenses and the settlement of artist contracts. In consideration for such advances, Mr. Field received Bridge Notes and warrants as described at Note 10.

     Effective July 30, 2004, the Company entered into an agreement with BMG and ADI which extinguished all of ADI’s obligations under its funding guaranty, including the remaining $12.0 million funding obligation to the Company (see Note 1).

     On February 28, 2005, ADI completed the sale of 100% of the common stock of ARTISTdirect Recordings to Radar Records for a cash payment of $115,000, as a result of which ADI no longer had any equity or other economic interest in the Company, and Radar Records became the owner of a majority of the membership interests of the Company and also acquired the receivable reflecting the $33.0 million of loan advances previously provided to the Company by ADI.

ARTISTdirect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(amounts in thousands, except for share data)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,292	$1,156
Restricted cash	178	175
Accounts receivable, net	3,622	751
Finished goods inventory	374	138
Prepaid expenses and other current assets	211	58
Prepaid income taxes	303	—
Deferred income taxes	156	—
Assets of discontinued operations	—	16

Total current assets	7,136	2,294

Property and equipment	11,401	9,441
Less accumulated depreciation	(9,471)	(9,342)

Property and equipment, net	1,930	99

Other assets:
Intangible assets:
Customer relationships, net	2,139	—
Proprietary technology, net	7,179	—
Non-compete agreements, net	1,307	—
Goodwill	31,104	—

Total intangible assets, net	41,729	—

Deferred financing costs, net	3,311	—
Deposits	25	20

Total other assets	45,065	20

	$54,131	$2,413

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable	$809	$538
Accrued expenses	1,159	1,274
Accrued interest payable	320	—
Accrued expenses related to MediaDefender acquisition	518	—
Deferred revenue	368	—
Liabilities of discontinued operations	150	18,920

Total current liabilities	3,324	20,732

Long-term liabilities:
Senior secured notes payable, net of discount of $1,335	13,665	—
Subordinated convertible notes payable, net of discount of $840	30,621	—
Guaranteed payments to MediaDefender management	1,050	—
Deferred income taxes	387	—

Total long-term liabilities	45,723	—

Minority interest — discontinued operations	—	1,940

Commitments and contingencies

Stockholders’ equity (deficiency):
Preferred stock, $0.01 par value — Authorized — 5,000,000 shares Issued and outstanding — none	—	—
Common stock, $0.01 par value — Authorized — 60,000,000 shares
Issued and Outstanding — 4,611,149 shares at September 30, 2005 and 3,502,117 shares at December 31, 2004	46	38
Treasury stock, 322,902 shares, at cost	—	(3,442)
Additional paid-in-capital	210,692	209,135
Deferred compensation	(30)	—
Accumulated deficit	(205,624)	(225,990)

Total stockholders’ equity (deficiency)	5,084	(20,259)

	$54,131	$2,413

See accompanying notes to condensed consolidated financial statements.

ARTISTdirect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(amounts in thousands, except for share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenue:
E-commerce	$603	$793	$1,890	$2,198
Media	913	571	4,085	1,310
Anti-piracy services	2,336	—	2,336	—

Total net revenue	3,852	1,364	8,311	3,508

Cost of revenue:
E-commerce	528	630	1,659	1,873
Media	575	215	2,143	631
Anti-piracy services	1,069	—	1,069	—

Total cost of revenue	2,172	845	4,871	2,504

Gross profit	1,680	519	3,440	1,004

Operating expenses:
Sales and marketing	185	14	262	111
General and administrative	1,062	600	2,526	1,946

Total operating costs	1,247	614	2,788	2,057

Income (loss) from operations	433	(95)	652	(1,053)

Other income (expense):
Interest income	7	3	17	19
Interest expense	(622)	—	(622)	—
Amortization of deferred financing costs	(153)	—	(153)	—

Loss from continuing operations before income taxes	(335)	(92)	(106)	(1,034)
Provision for income taxes	336	—	336	—

Loss from continuing operations	(671)	(92)	(442)	(1,034)

Income (loss) from discontinued operations:
Income (loss) from operations:
ARTISTdirect Records, LLC	—	(461)	(271)	(1,422)
iMusic record label	—	25	—	(36)
Gain from sale of interest in ARTISTdirect Records, LLC (substantially all non-cash)	—	—	21,079	—

Income (loss) from discontinued operations	—	(436)	20,808	(1,458)

Net income (loss)	$(671)	$(528)	$20,366	$(2,492)

Net income (loss) per common share — basic:
From continuing operations	$(0.16)	$(0.03)	$(0.12)	$(0.30)
From discontinued operations	—	(0.12)	5.55	(0.42)

Net income (loss)	$(0.16)	$(0.15)	$5.43	$(0.72)

Net income (loss) per common share — diluted:
From continuing operations	$(0.16)	$(0.03)	$(0.11)	$(0.30)
From discontinued operations	—	(0.12)	5.03	(0.42)

Net income (loss)	$(0.16)	$(0.15)	$4.92	$(0.72)

Weighted average common shares outstanding:
Basic	4,241,472	3,502,117	3,748,569	3,502,117

Diluted	4,241,472	3,502,117	4,136,255	3,502,117

See accompanying notes to condensed consolidated financial statements.

ARTISTdirect, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(amounts in thousands, except for share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income (loss)	$(671)	$(528)	$20,366	$(2,492)
Other comprehensive loss:
Unrealized loss on available for sale securities	—	—	—	(10)

Comprehensive income (loss)	$(671)	$(528)	$20,366	$(2,502)

See accompanying notes to condensed consolidated financial statements.

ARTISTdirect, Inc. and Subsidiaries
Condensed Consolidated Statement of Stockholder’s Equity (Deficiency) (Unaudited)
(amounts in thousands, except for share data)

							Total
				Additional			Stockholders’
	Common Stock		Treasury	Paid-In	Accumulated	Deferred	Equity
	Shares	Amount	Stock	Capital	Deficit	Compensation	(Deficiency)
Balance, December 31, 2004	3,502,117	$38	$(3,442)	$209,135	$(225,990)	$—	$(20,259)
Stock options issued for consulting services	—	—	—	77	—	(41)	36
Amortization of deferred compensation	—	—	—	—	—	11	11
Warrants issued to debt holders in conjunction with financing of MediaDefender acquisition	—	—	—	2,276	—	—	2,276
Warrants issued to placement agents in conjunction with financing of MediaDefender acquisition	—	—	—	984	—	—	984
Warrants issued to consultants in conjunction with MediaDefender acquisition	—	—	—	84	—	—	84
Common stock issued to consultants in conjunction with MediaDefender acquisition	1,109,032	11	—	1,575	—	—	1,586
Cancellation of outstanding shares of treasury stock	—	(3)	3,442	(3,439)	—	—	—
Net income	—	—	—	—	20,366	—	20,366

Balance, September 30, 2005	4,611,149	$46	$—	$210,692	$(205,624)	$(30)	$5,084

See accompanying notes to condensed consolidated financial statements.

ARTISTdirect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(amounts in thousands, except for share data)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$20,366	$(2,492)
Income (loss) from discontinued operations	(20,808)	1,458

Loss from continuing operations	(442)	(1,034)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) continuing operating activities, net of effect from acquisition of MediaDefender:
Depreciation and amortization	1,008	198
Provision for doubtful accounts and sales returns	60	182
Stock-based compensation	47	7
Deferred income tax, net	9	—
(Increase) decrease in —
Accounts receivable	(433)	(311)
Finished goods inventory	(236)	19
Prepaid expenses and other current assets	(62)	27
Prepaid income taxes	(303)	—
Deposits	(1)	(5)
Increase (decrease) in —
Accounts payable	230	71
Accrued expenses	(185)	103
Accrued interest payable	320	—
Deferred revenue	313	—
Income taxes payable	(230)	—

Net cash provided by (used in) continuing operations	95	(743)
Net cash used in discontinued operations	(38)	(2,684)

Net cash provided by (used in) operating activities	57	(3,427)

Cash flows from investing activities:
Purchases of property and equipment	(211)	(23)
Proceeds from sale of interest in ARTISTdirect Records, LLC	115	—
Acquisition of MediaDefender	(42,500)	—
Costs incurred in MediaDefender acquisition	(774)	—
Cash acquired in connection with MediaDefender acquisition, net of adjustments and amount due to ADI	435	—
Sale/maturity of short-term investments, net	—	1,012

Net cash provided by (used in) investing activities	(42,935)	989

Cash flows from financing activities:
Proceeds from senior and subordinated debt financings	45,000	—
Payments for deferred financing costs	(1,020)	—
Increase in restricted cash	(3)	—
Net cash provided by discontinued operations —
Proceeds from issuance of bridge notes by ARTISTdirect Records, LLC during the two months ended February 28, 2005 and the nine months ended September 30, 2004	37	2,479

Net cash provided by financing activities	44,014	2,479

Cash and cash equivalents:
Net increase	1,136	41
Balance at beginning of period	1,156	719

Balance at end of period	$2,292	$760

Supplemental disclosure of cash flow information:
Cash paid for —
Interest	$199	$—

Income taxes	$860	$—

Non-cash investing and financing activities:
Issuance of subordinated convertible note payable to placement agent	$1,460	$—

Issuance of warrants to holders of senior secured notes payable	$1,398	$—

Issuance of warrants to holders of subordinated convertible notes payable	$878	$—

Issuance of common stock to directors as consulting fee in conjunction with MediaDefender acquisition	$1,586	$—

Issuance of warrants to directors as consulting fee in conjunction with MediaDefender acquisition	$84	$—

Issuance of warrants to placement agent for senior secured notes payable	$150	$—

Issuance of warrants to placement agent for senior secured notes payable and subordinated convertible notes payable	$834	$—

Guaranteed payments to MediaDefender management accounted for as non-compete agreements	$1,050	$—

Accrued expenses related to MediaDefender acquisition	$518	$—

Assets acquired in MediaDefender transaction, excluding cash and intercompany payable:
Assets acquired	$4,458	$—

Liabilities assumed	$734	$—

Customer relationships	$2,264	$—

Proprietary technology	$7,602	$—

Goodwill	$31,104	$—

See accompanying notes to condensed consolidated financial statements.

ARTISTdirect, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Nine Months Ended September 30, 2005 and 2004
1. BASIS OF PRESENTATION
Organization and Business Activities
     ARTISTdirect, Inc., a Delaware corporation (“ADI”), was formed on October 6, 1999 upon its merger with ARTISTdirect, LLC. The merger was only a change in the form of ownership of ADI. ARTISTdirect, LLC was organized as a California limited liability company and commenced operations on August 8, 1996. ARTISTdirect, LLC has a 99% ownership interest in ARTISTdirect Agency LLC, Kneeling Elephant Records, LLC and ARTISTdirect New Media, LLC, all of which are currently inactive, and has consolidated their results since inception. The Company is headquartered in Los Angeles, California.
     On May 31, 2001, the Company, through its wholly-owned subsidiary, ARTISTdirect Recordings, Inc., a Delaware corporation (“ARTISTdirect Recordings”), entered into an agreement to acquire a 50% equity interest in a co-venture with Radar Records Holdings, LLC (“Radar Records”), an entity owned by Frederick W. (Ted) Field, the Company’s Chairman, to form a new record label, ARTISTdirect Records, LLC (“ARTISTdirect Records”). This transaction became effective as of June 29, 2001.
     Effective September 30, 2004, the Company reorganized its operating structure by transferring its media and e-commerce business operations to a wholly-owned subsidiary, ARTISTdirect Internet Group, Inc., a Delaware corporation. This reorganization did not have any effect on the Company’s business operations or consolidated financial statements. The Company conducts these business operations through an online music network appealing to music fans, artists and marketing partners. The ARTISTdirect Network (www.artistdirect.com) is a network of web-sites offering multi-media content, music news and information, communities organized around shared music interests, music-related specialty commerce and digital music services.
     During December 2004, the Company discontinued the operations of its iMusic record label and has therefore accounted for the operations of iMusic as a discontinued operation for all periods presented. Accordingly, the Company has restated its consolidated financial statements for the three months and nine months ended September 30, 2004 to reflect the termination of the business operations of iMusic.
     Effective February 28, 2005, the Company completed the sale of all of its interest in ARTISTdirect Recordings to Radar Records for a cash payment of $115,000. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has determined that it complied with the provisions of SFAS No. 144 at December 31, 2004 with respect to the classification of the operations of ARTISTdirect Records as a discontinued operation. Accordingly, the Company has accounted for its interest in ARTISTdirect Records as a discontinued operation at December 31, 2004, and has restated its consolidated financial statements for the three months and nine months ended September 30, 2004 to reflect such accounting treatment, and the assets and liabilities of ARTISTdirect Records were classified as “held for sale” through February 28, 2005.
     On July 28, 2005, the Company consummated the acquisition of MediaDefender, Inc., a privately-held Delaware corporation (“MediaDefender”) (see Note 6). MediaDefender was founded in July 2000 and is headquartered in Marina del Rey, California.
     MediaDefender is a leading provider of anti-piracy solutions in the high-growth Internet-piracy-protection (“IPP”) industry designed to thwart Internet piracy and encourage consumers to pay for online content. MediaDefender’s proprietary suite of IPP solutions currently covers the 15 major peer-to-peer (“P2P”)

file-sharing networks that constitute over 95% of all P2P file-sharing activity, as well as Internet relay chat (“IRC”) and Usenet. MediaDefender employs an array of non-invasive technical countermeasures on P2P networks to frustrate attempts by users of P2P networks to locate, copy and share unauthorized copyrighted materials. MediaDefender’s solutions rely on patent-pending technology, which combines proprietary software with a robust, scalable information-technology infrastructure. Over the past four years, MediaDefender’s Internet anti-piracy solutions have been utilized by many of the major music and entertainment companies in the $160 billion global music and movie industries to thwart illegal downloading and drive consumers to pay for authorized digital content. Current customers include four major record labels and six major movie studios.
     This transaction was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations”, and the operations of the two companies have been consolidated commencing August 1, 2005.
     On November 7, 2005, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of its Third Amended and Restated Certificate of Incorporation to increase the authorized number of shares of its common stock from 15,000,000 shares to 60,000,000 shares.
     Unless the context indicates otherwise, ARTISTdirect, Inc. and its subsidiaries are referred to herein as the “Company”.
Principles of Consolidation
     The accompanying financial statements include the consolidated accounts of ADI and its subsidiaries in which it has controlling financial interests. All intercompany accounts and transactions have been eliminated in consolidation for all periods presented.
Going Concern
     The Company incurred losses and negative cash flows from operations in every fiscal period from inception through December 31, 2004, and had an accumulated deficit of $226.0 million as of December 31, 2004. For the year ended December 31, 2004, the Company incurred a net loss of $3.311 million (including $2.248 million from discontinued operations) and negative operating cash flows of $3.473 million. As of December 31, 2004, the Company had a net working capital deficiency of $18.438 million (including liabilities of discontinued operations held for disposal of $18.920 million, almost all of which were liquidated effective February 28, 2005) and a stockholders’ deficiency of $20.259 million.
     As a result of the conditions described above, the Company’s independent registered public accounting firm included an explanatory paragraph in their 2004 report on the Company’s consolidated financial statements indicating that there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
     During 2003, the Company restructured its operations, laid off most of its staff and reduced operating costs. Subsequently, management continued its efforts to improve and expand operations and cash flows at its online music network.
     On July 28, 2005, the Company consummated the acquisition of MediaDefender. The Company anticipates positive results of operations and cash flows from this business.
     As a result of the general improvement in the Company’s media operations and the expected positive impact from the acquisition of MediaDefender, the Company believes that its available cash resources are likely to be sufficient to meet anticipated working capital requirements for the foreseeable future. However, the Company may seek additional funding for possible acquisitions, expansion of existing operations or other purposes, or to the extent that the Company’s operations do not generate sufficient levels of profitability and cash flow. Should the Company seek to raise additional capital, there can be no assurances that such capital can be raised on terms satisfactory to the Company, on a timely basis, or at all.
Interim Financial Information
     The unaudited interim financial statements of the Company included herein have been prepared in accordance with the instructions for Form 10-QSB/A under the Securities Exchange Act of 1934, as amended, and Item 310 of Regulation S-B under the Securities Act of 1933, as amended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.
     In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, including normal recurring accruals and those relating to the MediaDefender acquisition, necessary to present fairly the financial position of the Company at September 30, 2005, the results of operations for the three months and nine months ended September 30, 2005 and 2004, and the cash flows for the nine months ended September 30, 2005 and 2004. The results of operations for the three months and nine months ended September 30, 2005 are not necessarily indicative of the expected results of operations for the full year or any future period. The balance sheet as of December 31, 2004 is derived from the Company’s audited financial statements. These financial statements should be read in conjunction with the consolidated financial statements and footnotes included in the Company’s December 31, 2004 Annual Report on Form 10-K, as amended, and the Company’s Current Reports on Form 8-K and Form 8-K/A related to the MediaDefender acquisition, as filed with the Securities and Exchange Commission.
Estimates
     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassification
     Certain amounts have been reclassified in 2004 to conform to the presentation in 2005. During the three months ended September 30, 2005, the Company reclassified depreciation expense from operating expenses to cost of revenue for all periods presented. This reclassification did not have any effect on income (loss) from operations.
Net Income (Loss) per Common Share
     The Company computes net income (loss) per common share in accordance with SFAS No. 128, “Earnings per Share” and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.
     The calculation of diluted weighted average common shares outstanding for the three months and nine months ended September 30, 2005 is based on the average of the closing price of the Company’s common stock during each respective period. The calculation of diluted income (loss) per share excluded approximately

28,549,000 shares and 1,019,000 shares of common stock for the three months ended September 30, 2005 and 2004, and approximately 27,593,000 shares and 1,019,000 shares of common stock for the nine months ended September 30, 2005 and 2004, since their effect would have been anti-dilutive.
Stock-Based Compensation
     The Company accounts for stock-based employee compensation in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation”, and complies with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”. Under APB No. 25, compensation expense is recorded based on the difference, if any, between the fair value of the Company’s stock and the exercise price on the measurement date. The Company accounts for stock options and warrants issued to non-employees in accordance with SFAS No. 123, which requires entities to recognize as expense over the service period the fair value of all stock-based awards on the date of grant and EITF 96-18, “Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, which addresses the measurement date and recognition approach for such transactions.
     Pro forma information regarding net income (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of such statement rather than disclosure only. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model.
     For purpose of pro forma disclosures, the estimated fair value of the options is amortized to operations over the vesting period of the options or the expected period of benefit. The Company’s unaudited pro forma information is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(amounts in thousands, except for share data)
Net income (loss) — as reported	$(671)	$(528)	$20,366	$(2,492)
Less: Total stock-based compensation expense determined under the fair value method for all awards	(640)	(118)	(961)	(355)

Net income (loss) — pro forma	$(1,311)	$(646)	$19,405	$(2,847)

Net income (loss) per share — basic:
As reported	$(0.16)	$(0.15)	$5.43	$(0.72)
Pro forma	$(0.31)	$(0.18)	$5.18	$(0.81)

Net income (loss) per share — diluted:
As reported	$(0.16)	$(0.15)	$4.92	$(0.72)
Pro forma	$(0.31)	$(0.18)	$4.69	$(0.81)

Deferred Financing Costs
     Deferred financing costs consist of consideration paid to third parties with respect to the acquisition and financing of the MediaDefender transaction, including cash payments for legal fees and placement agent fees, and the issuance of subordinated notes payable and the fair value of warrants issued. Such costs are being deferred and amortized over the term of the related debt.
Discount on Debt
     Additional consideration in the form of warrants issued to lenders was accounted for at fair value based on a report prepared by an independent valuation firm. The fair value of such warrants was recorded as a reduction to the carrying amount of the debt, and is being amortized to interest expense over the term of the debt.
Intangible Assets
     Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Accordingly, non-compete agreements are being amortized over the life of the respective non-compete agreements, ranging from 20 months to 4 years, and customer relationships and proprietary technology are being amortized over 3 years.
     SFAS No. 142 requires goodwill to be tested for impairment on an annual basis and under certain circumstances, and written down when impaired, rather than amortized as previous standards required. An interim impairment test is required if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value.
     We will evaluate the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. We will use a rate corresponding to its cost of capital, risk adjusted where appropriate, in determining discounted cash flows. Estimated cash flows will be determined by disaggregating the business segments to a reporting level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying value of the net assets (tangible and identifiable intangibles) and related goodwill, we will perform an impairment test to measure the amount of the impairment loss, if any. Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill. In determining the estimated future cash flows, we will consider current and projected future levels of income based on management’s plans for that business, as well as business trends, prospects and market and economic conditions.
     Asset allocations and amortization periods were determined by an independent valuation firm.
     A summary of MediaDefender’s significant accounting policies is presented below.
Accounts Receivable
     Accounts receivable are stated at the amount management expects to collect from outstanding balances. When appropriate, management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.
     Concentrations of credit risk with respect to trade receivables are limited due to the fact that the MediaDefender’s customers consist primarily of large reputable companies in the music and entertainment industries.
Revenue Recognition
     Under the provisions of Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable; and (iv) collectibility is reasonably assured. Internet piracy prevention service revenue is recognized on a monthly basis as services are provided to customers. MediaDefender records deferred revenue for customers who prepay the full, or any portion, of their respective contracts.
Property and Equipment
     Expenditures for major renewal and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When property and equipment is sold or otherwise disposed of, the assets and related accumulated depreciation accounts are relieved, and any gain or loss is included in operations.
     Depreciation is computed on the straight-line method based on the estimated useful lives of the assets which is generally seven years for computer equipment and software.
Impairment of Long-Lived Assets
     MediaDefender accounts for the impairment of long-lived assets, such as property and equipment and intangible assets, under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to SFAS No. 144, MediaDefender periodically evaluates, at least annually, whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on various valuation techniques, including a discounted value of estimated future cash flows. MediaDefender reports an impairment cost as a charge to operations at the time it is recognized.
Income Taxes
     MediaDefender accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
Recent Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123R supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS No. 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS No. 123R effective January 1, 2006. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The Company is currently evaluating the potential effect that the adoption of SFAS No. 123R will have on the Company’s financial statement presentation and disclosures.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions”, to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS No. 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. The Company does not routinely enter into nonmonetary exchanges. Accordingly, the Company does not expect that the adoption of SFAS No. 153 will have a significant effect on the Company’s financial statement presentation or disclosures.
2. DISCONTINUED OPERATIONS
     On February 28, 2005, ADI completed the sale of 100% of the common stock of ARTISTdirect Recordings to Radar Records pursuant to a Transfer Agreement for a cash payment of $115,000, as a result of which ADI no longer had any equity or other economic interest in ARTISTdirect Records, and Radar Records became the owner of a majority of the membership interests in ARTISTdirect Records and also acquired the receivable reflecting the $33.0 million of loan advances previously provided to ARTISTdirect Records by ADI. In conjunction with this transaction, at February 28, 2005, ADI wrote-off the intercompany balance due from ARTISTdirect Records ($80,000 at February 28, 2005), which was eliminated in consolidation. Radar Records acquired the common stock of ARTISTdirect Recordings subject to the rights of BMG. Radar Records also agreed to offer to investors who had provided bridge funding to ARTISTdirect Records, excluding Frederick W. Field and entities related to or controlled by him, the right to acquire proportional shares (based on the amount of bridge funding made by each bridge investor in ARTISTdirect Records) of the common stock of ARTISTdirect Recordings on the same terms and conditions as set forth in the Transfer Agreement.
     The amount of consideration received by ADI was determined with reference to various factors, including, but not limited to, ADI’s future business plans and intention to focus on its internet and web-site operations, ARTISTdirect Record’s current limited capital resources and substantially reduced level of operations, ARTISTdirect Record’s future business plans and capital requirements and the likelihood of obtaining such capital on a timely basis and under reasonable terms and conditions, the unpaid costs that ADI has advanced ARTISTdirect Records to date, and would be required to continue to advance ARTISTdirect Records in the future, and the probability of ADI obtaining a return on its investment to date of $33.0 million in ARTISTdirect Records.
     As a result of the existence of various conflicts of interest with respect to this transaction, full disclosure of these conflicts of interest was made to ADI’s Board of Directors and the required approval by the disinterested members of ADI’s Board of Directors was obtained prior to the closing of the transaction.
     As a result of the sale of all of ADI’s interest in ARTISTdirect Recordings to Radar Records effective February 28, 2005, ADI has accounted for its interest in ARTISTdirect Records as a discontinued operation at December 31, 2004 in accordance with SFAS No. 144. Accordingly, the Company has restated its consolidated financial statements for the three months and nine months ended September 30, 2004 to reflect such accounting treatment, and the assets and liabilities of ARTISTdirect Records were classified as “held for sale” through February 28, 2005.
     The loss for ARTISTdirect Records for the three months and nine months ended September 30, 2004 was $1.176 million and $3.479 million, respectively, before intercompany interest elimination of $517,000 and $1.446 million, respectively. The loss for ARTISTdirect Records for the two months ended February 28, 2005 was $802,000, before intercompany interest elimination of $416,000. During 2004 and 2005, ADI recorded its proportionate share of the losses of ARTISTdirect Records.
     As a result of the disposition of ADI’s interest in ARTISTdirect Records effective February 28, 2005, ADI recognized a net gain (primarily non-cash) in its consolidated statement of operations for the nine months ended September 30, 2005 of $21.079 million, primarily as a result of the elimination of the liabilities of ARTISTdirect Records computed as follows:

(in thousands)
Liabilities disposed of:
Current liabilities
Accounts payable and accrued expenses	$421
Net liability to BMG, principal distributor	8,866
Current portion of bridge notes payable —
Outside investors	1,198
Minority investor — Ted Field	1,821

Total current liabilities	12,306
Non-current liabilities
Loan due to BMG, principal distributor	5,558
Non-current portion of bridge notes payable —
Minority investor — Ted Field	1,273

Total liabilities disposed of	19,137
Minority interest relieved	1,842
Cash proceeds received	115

Total	21,094
Less: Assets disposed of
Property and equipment, net	(15)

Net gain from sale	$21,079

     A summary of the loss from discontinued operations for the three months ended September 30, 2004 is presented below. No information with respect to discontinued operations for the three months ended September 30, 2005 is presented below, as the Company’s iMusic record label was discontinued during December 2004 and did not have any business operations during 2005, and the Company had sold its entire interest in ARTISTdirect Records, LLC effective February 28, 2005.

	Three Months Ended September 30, 2004
	ArtistDirect	iMusic
	Records, LLC	Record Label	Total
		(in thousands)
Net revenue	$46	$5	$51
Cost of revenue	123	(19)	104

Gross loss	(77)	24	(53)

Operating expenses:
Sales and marketing	57	(1)	56
General and administrative	77	—	77
Depreciation and amortization	6	—	6

Total operating expenses	140	(1)	139

Loss from operations	(217)	25	(192)
Other income (expense):
Minority interest	198	—	198
Interest expense	(168)	—	(168)
Amortization of bridge note warrants	(274)	—	(274)

	(244)	—	(244)

Net income (loss)	$(461)	$25	$(436)

     A summary of the loss from discontinued operations for the nine months ended September 30, 2005 and 2004 is presented below. No information with respect to discontinued operations of the Company’s iMusic record label for the nine months ended September 30, 2005 is presented below, as the Company’s iMusic record label was discontinued during December 2004 and did not have any business operations during 2005.

	Nine Months Ended September 30,
	2005	2004
	ArtistDirect	ArtistDirect	iMusic
	Records, LLC	Records, LLC	Record Label	Total
		(in thousands)
Net revenue	$—	$(61)	$(68)	$(129)
Cost of revenue	14	803	(34)	769

Gross loss	(14)	(864)	(34)	(898)

Operating expenses:
Sales and marketing	18	195	2	197
General and administrative	25	273	—	273
Depreciation and amortization	1	18	—	18

Total operating expenses	44	486	2	488

Loss from operations	(58)	(1,350)	(36)	(1,386)
Other income (expense):
Minority interest	116	610	—	610
Interest expense	(128)	(455)	—	(455)
Forgiveness of debt	—	482	—	482
Amortization of bridge note warrants	(201)	(709)	—	(709)

	(213)	(72)	—	(72)

Net loss	$(271)	$(1,422)	$(36)	$(1,458)

3. RELATED PARTY TRANSACTIONS
     The Company’s administrative offices are located in an office leased by Radar Pictures, Inc., a company owned by Ted Field, the Chairman of the Company, pursuant to a month-to-month arrangement. For the year ended December 31, 2004, the Company accrued $168,000 to Radar Pictures, Inc. as rent and facilities usage expense. On February 28, 2005, the Company paid Radar Pictures, Inc. accrued rent through December 31, 2004. Commencing January 1, 2005, the Company began paying rent of $7,500 per month for these facilities.
     During 2005, the Company completed the implementation of a new business initiative to create global awareness of the ARTISTdirect brand and increase traffic to the Company’s web-site. Through relationships previously developed by the Company’s senior management in the music and entertainment industry, the Company has begun to develop opportunities for major corporations to sponsor cause-based programs in various parts of the world in conjunction with music and entertainment celebrities. The Company believes that this effort would enhance the global reputation of the Company through associations with leading performers and entertainers, which could then be expected to drive brand awareness and traffic to the Company’s digital media properties. During the nine months ended September 30, 2005, the Company received a fee advance of $35,000 from an international non-profit organization with respect to the first such project. This fee advance was budgeted to fund initial planning and oversight and accordingly, one-half was paid to the Company’s Chief Executive Officer and one-half was paid to the Company’s Executive Vice President as a co-producer’s fee.
     In conjunction with the acquisition of MediaDefender, the Company issued 1,109,032 shares of common stock and a warrant to purchase up to 114,985 shares of common stock with an exercise price of $1.55 per share to WNT07 Holdings, LLC. The managers of WNT07 Holdings, LLC are Eric Pulier and Teymour Boutros-Ghali, both of whom are members of the Company’s Board of Directors. The shares and warrants were issued as consideration for services provided by Mr. Pulier and Mr. Boutros-Ghali as consultants to the Company with respect to the acquisition of MediaDefender (see Note 6).
     On July 28, 2005, the Company entered into a Non-Competition Agreement with WNT07 Holdings, LLC, Eric Pulier and Teymour Boutros-Ghali (collectively, the “Advisors”). The Non-Competition Agreement prohibits any of the Advisors (i) from engaging in certain competitive business activities and (ii) from soliciting existing employees of the Company or its subsidiaries. The covenants not to complete or solicit expire on the earlier of April 1, 2007 or the date of termination of Advisor’s services with the Company.
     The Company also acknowledged the terms of Non-Competition Agreements entered into on July 28, 2005 by MediaDefender and Mr. Saaf and Mr. Herrera. The Non-Competition Agreements prohibit Mr. Saaf and Mr. Herrera from (i) engaging in certain competitive business activities, (ii) soliciting customers of MediaDefender or the Company, (iii) soliciting existing employees of MediaDefender or the Company and (iv) disclosing any confidential information regarding MediaDefender or the Company. Each agreement has a term of four (4) years and shall continue to remain in force and effect in the event the above-referenced Employment Agreements are terminated prior to the end of the four (4) year term of the Non-Competition Agreements. In consideration, Mr. Saaf and Mr. Herrera are each entitled to a cash payment of $525,000 from MediaDefender to be paid on December 31, 2006.
     Randy Saaf and Octavio Herrera, formerly principals and stockholders of MediaDefender and currently both executive officers of the Company’s wholly-owned subsidiary, MediaDefender, each elected to invest $2,250,000 in the Sub-Debt Financing on the same terms and conditions as the other Sub-Debt Financing investors (see Note 6).
4. EQUITY-BASED TRANSACTIONS
     On March 29, 2005, the Company issued to each of the Company’s four non-management directors (including the Chairman of the Board of Directors) a non-plan, non-qualified stock option to purchase 92,000 shares of the Company’s common stock exercisable for a period of seven years at $0.79 per share, the market price on the date of grant. The stock options were fully vested at issuance. The fair value of these options, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $250,000.
     On March 29, 2005, the Company issued to its Chief Executive Officer a non-plan, non-qualified stock option to purchase 200,341 shares of the Company’s common stock exercisable for a period of seven years at $0.79 per share, the market price on the date of grant. The stock option was scheduled to vest monthly over the remaining term of the Chief Executive Officer’s employment agreement, which expires on August 15, 2006. The fair value of this option, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $136,000.
     On March 29, 2005, the Company issued to its Chief Financial Officer a non-plan, non-qualified stock option to purchase 110,000 shares of the Company’s common stock exercisable for a period of seven years at $0.79 per share, the market price on the date of grant. The stock option was scheduled to vest monthly over a three year period from the date of issuance. The fair value of this option, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $75,000.

     On May 12, 2005, the Company issued to a newly-appointed director a non-plan, non-qualified stock option to purchase 92,000 shares of the Company’s common stock exercisable for a period of seven years at $1.00 per share, the market price on the date of grant. The stock option was fully vested at issuance. The fair value of this option, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $79,000.
     The aforementioned stock options were retroactively rescinded in conjunction with the MediaDefender transaction (see Note 6).
     On March 29, 2005, the Company issued to its Executive Vice President a non-plan, non-qualified stock option to purchase 92,000 shares of the Company’s common stock exercisable for a period of seven years at $0.79 per share, the market price on the date of grant. The stock option vests monthly over a period of two years commencing January 1, 2005. The fair value of this option, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $63,000.
     On March 29, 2005, the Company issued to its employees stock options to purchase an aggregate of 205,150 shares of the Company’s common stock pursuant to the Company’s 1999 Employee Stock Option Plan exercisable for a period of seven years at $0.79 per share, the market price on the date of grant. The stock options are scheduled to vest quarterly through September 30, 2006. The fair value of these options, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $140,000.
     On May 6, 2005, the Company issued to three consultants stock options to purchase an aggregate of 73,000 shares of the Company’s common stock pursuant to the Company’s 1999 Employee Stock Option Plan exercisable for a period of five years at $1.00 per share, the market price on the date of the grant, pursuant to short-term consulting agreements with a duration approximating one year. The fair value of these options, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $63,000, of which $33,000 was charged to operations during the nine months ended September 30, 2005 and $30,000 was recorded as deferred compensation at September 30, 2005, which will be amortized to operations through March 31, 2006.
     On May 6, 2005, the Company issued to a consultant a stock option to purchase an aggregate of 22,000 shares of the Company’s common stock pursuant to the Company’s 1999 Employee Stock Option Plan exercisable for a period of five years at $1.00 per share, the market price on the date of the grant, pursuant to short-term consulting agreements. The option was subject to milestones, one which was partially attained during the three months ended September 30, 2005. The fair value of the vested portion of these options, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $40,000, of which $13,000 was charged to operations during the three months and nine months ended September 30, 2005.
     On April 26, 2005, the Company issued a warrant to purchase up to 100,000 shares of its common stock to DKR SoundShore Oasis Holding Fund, Ltd. (“Oasis”) and a warrant to purchase up to 60,000 shares of its common stock to Verus International Group Limited (“Verus”). On May 23, 2005, the Company issued an additional warrant to purchase up to 100,000 shares of its common stock to Oasis. On May 25, 2005, the Company issued a warrant to purchase up to 60,000 shares of its common stock to CCM Master Qualified Fund, Ltd. (“CCM”).
     The warrants were issued in accordance with the terms of financing commitments provided by Oasis, Verus and CCM in conjunction with the acquisition of MediaDefender by the Company (see Note 6). These warrants would only become exercisable if the acquisition of MediaDefender was terminated by the Company or by MediaDefender, or if the transaction was consummated, but not funded by the recipients of the warrants. Since the Company consummated the acquisition of MediaDefender effective July 28, 2005, these warrants were cancelled retroactively and are no longer in force or effect. Accordingly, no accounting effect was given to these warrants.

     Effective as of July 28, 2005, the Company agreed to issue to each of its two independent directors a stock option to purchase up to 85,000 shares of the Company’s common stock exercisable for a period of seven years at 85% of the average closing price of the Company’s common stock for the 30 trading day period prior to July 28, 2005 and the 30 trading day period subsequent to July 28, 2005. The stock options were issued at an exercise price of $1.95 per share on September 9, 2005, which was in excess of the fair value of the common stock issued in the MediaDefender transaction, and were fully vested at issuance. The fair value of each of these options, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $245,650.
     In conjunction with the acquisition of MediaDefender, effective July 28, 2005, the Company granted stock options to each of Randy Saaf, MediaDefender’s Chief Executive Officer, and Octavio Herrera, Media Defender’s President, to purchase up to 200,000 shares of common stock to each of Mr. Saaf and Mr. Herrera, exercisable for a period of five years at $3.00 per share, which was in excess of the fair value of the common stock issued in the MediaDefender transaction. These options are scheduled to vest quarterly over three and one-half years. The fair value of each of these options, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $546,000.
     In conjunction with the acquisition of MediaDefender, effective July 28, 2005, the Company granted stock options to Jonathan Diamond, its Chief Executive Officer, to purchase up to 2,753,098 shares of common stock, exercisable for a period of five years at $1.55 per share, which was in excess of the fair value of the common stock issued in the MediaDefender transaction. Options with respect to 1,045,000 shares are scheduled to vest over five years and options with respect to 1,708,098 shares are scheduled to vest based on specified performance milestones. The fair value of the time-vested options, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $2,936,450.
     In conjunction with the acquisition of MediaDefender, effective July 28, 2005, the Company granted stock options to Robert Weingarten, its Chief Financial Officer, to purchase up to 550,000 shares of common stock, exercisable for a period of five years at $1.55 per share, which was in excess of the fair value of the common stock issued in the MediaDefender transaction. Options with respect to 275,000 shares are scheduled to vest over five years and options with respect to 275,000 shares are scheduled to vest based on specified performance milestones. The fair value of the time-vested options, calculated pursuant to the Black-Scholes option-pricing model, was determined to be $772,750.
     In conjunction with the acquisition of MediaDefender, the Company issued 1,109,032 shares of common stock and a warrant to purchase up to 114,985 shares of common stock with an exercise price of $1.55 per share to WNT07 Holdings, LLC. The managers of WNT07 Holdings, LLC are Eric Pulier and Teymour Boutros-Ghali, both of whom are members of the Company’s Board of Directors. The shares and warrants were issued as consideration for services provided by Mr. Pulier and Mr. Boutros-Ghali as consultants to the Company with respect to the MediaDefender acquisition. WNT07 Holdings, LLC, Mr. Pulier and Mr. Boutros-Ghali entered into a Non-Competition Agreement with the Company effective July 28, 2005, which prohibits them (i) from engaging in certain competitive business activities and (ii) from soliciting existing employees of the Company or its subsidiaries. The covenants not to complete or solicit expire on the earlier of April 1, 2007 or the date of termination of Advisor’s services with the Company. The shares of common stock were valued at $1,585,916 ($1.43 per share) and the warrants were valued at $83,939, based on a valuation report prepared by an independent valuation firm, for an aggregate value of $1,669,855, of which $333,971 was allocated to covenant not to compete and the remaining $1,335,884 was included in total costs that the Company incurred to acquire MediaDefender.
     Effective July 29, 2005, the Company cancelled 322,902 shares of common stock held in treasury with a carrying cost of $3.442 million.
     Warrants and convertible securities were issued in conjunction with the acquisition and financing of the MediaDefender transaction, and are described at Note 6.

5. SEGMENT INFORMATION AND CONCENTRATIONS
     Information with respect to the Company’s operating segments for the three months and nine months ended September 30, 2005 and 2004 is presented below. During the three months and nine months ended September 30, 2004, the Company’s continuing operations consisted of two reportable segments: e-commerce and media. During the three months and nine months ended September 30, 2005, the Company’s continuing operations consisted of three reportable segments: e-commerce, media and anti-piracy services.
     The segment data presented below has been restated for all periods to reflect operations discontinued at December 31, 2004.
     E-commerce revenue is generated from the sale of recorded music and music-related merchandise. Media revenue is generated from the sale of advertising and sponsorships, both online and offline.
     During the three months ended September 30, 2005 and 2004, approximately 68% and 69%, respectively, of revenues from e-commerce were generated from the products related to the same music merchandising entity. During the nine months ended September 30, 2005 and 2004, approximately 67% and 69%, respectively, of revenues from e-commerce were generated from the products related to one music merchandising entity. During the three months and nine months ended September 30, 2005, the Company’s media revenues were generated by one outside sales organization which represented the Company with respect to advertising and sponsorship sales on the Company’s web-site.
     In December 2004, the Company discontinued the operations of its iMusic record label and as a result it has been presented as a discontinued operation for the three months and nine months ended September 30, 2004 and as of December 31, 2004.
     The Company consolidated the operations of ARTISTdirect Records for the year ended December 31, 2004. As a result of the sale of the Company’s interest in ARTISTdirect Records effective February 28, 2005, the operations of ARTISTdirect Records have been presented as a discontinued operation for the three months and nine months ended September 30, 2004 and as of December 31, 2004.
     Information with respect to the three months and nine months ended September 30, 2005 relating to MediaDefender reflects only the two-month period in which MediaDefender has been included in the Company’s consolidated results of operations.
     During the three months and nine months ended September 30, 2005, approximately 62% of MediaDefender’s revenues were from two customers, with one customer accounting for 35% and the other customer accounting for 27%. At September 30, 2005, the amounts due from such customers were $823,015 and $717,333, respectively, which were included in accounts receivable.
     During the three months and nine months ended September 30, 2005, MediaDefender purchased approximately 90% of its bandwidth from three suppliers. At September 30, 2005, amounts payable to one of these suppliers was $11,935 and amounts prepaid to the remaining two suppliers were $85,100. Although there are other suppliers of bandwidth, a change in suppliers would cause delays, which could adversely affect operations in the short-term.
     The factors for determining reportable segments were based on services and products. Each segment is responsible for executing a unique marketing and business strategy. The accounting policies of the segments are as described in the summary of significant accounting policies. The Company evaluates performance based on earnings or loss before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA also excludes stock-based compensation, impairment losses and minority interest. Included in EBITDA are direct operating expenses for each segment.

     The following table summarizes net revenue and EBITDA by operating segment for the three months and nine months ended September 30, 2005 and 2004. Corporate expenses consist of general operating expenses that are not directly related to the operations of the segments.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Net Revenue:
E-commerce	$603	$793	$1,890	$2,198
Media	913	571	4,085	1,310
Anti-piracy services	2,336	—	2,336	—

	$3,852	$1,364	$8,311	$3,508

EBITDA:
E-commerce	$47	$145	$154	$290
Media	251	335	1,700	549
Anti-piracy services	1,422	—	1,422	—

	1,720	480	3,276	839
Corporate	(564)	(528)	(1,694)	(1,694)

	$1,156	$(48)	$1,453	$(855)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Reconciliation of EBITDA to Net Income (Loss):
EBITDA per segments	$1,156	$(48)	$1,453	$(855)
Depreciation and amortization	(852)	(47)	(907)	(198)
Stock-based compensation	(24)	—	(47)	—
Interest income	7	3	17	19
Interest expense, including amortization of debt discount	(622)	—	(622)	—
Provision for income taxes	(336)	—	(336)	—
Loss from discontinued operations:
ARTISTdirect Records, LLC	—	(461)	(271)	(1,422)
iMusic record label	—	25	—	(36)
Gain from sale of ARTISTdirect Records, LLC	—	—	21,079	—

Net income (loss)	$(671)	$(528)	$20,366	$(2,492)

     Assets as of September 30, 2005 and December 31, 2004 are summarized as follows:

	September 30,	December 31,
	2005	2004
	(in thousands)
Assets:
Corporate	$5,097	$1,313
E-commerce	1,101	314
Media	521	772
Anti-piracy services	47,412	—
Discontinued operations	—	14

	$54,131	$2,413

6. ACQUISITION OF MEDIADEFENDER, INC.
     On July 28, 2005, the Company consummated the acquisition (the “Acquisition”) of MediaDefender, Inc., a privately-held Delaware corporation (“MediaDefender”), pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, ARTISTdirect Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and MediaDefender. Under the terms of the Merger Agreement, Merger Sub merged with and into MediaDefender, the separate corporate existence of Merger Sub ceased and MediaDefender survived as a wholly-owned subsidiary of the Company. The stockholders of MediaDefender received aggregate consideration of $42.5 million in cash, subject to a holdback of $4.25 million which has been placed into an escrow account through June 30, 2006 to cover any indemnification claims under the Merger Agreement by the parties. The amount of consideration paid by the Company upon the closing of the Acquisition was determined in arm’s-length negotiations among the parties thereto. Prior to entering into the agreement discussed above, there were no material relationships between or among the Company or any of its affiliates, officers or directors, or associates of any such officers or directors, on the one hand, and MediaDefender or any of its affiliates, officers or directors, or associates of any such officers or directors, on the other.
     MediaDefender is a leading provider of anti-piracy solutions in the high-growth Internet-piracy-protection (“IPP”) industry designed to thwart Internet piracy and encourage consumers to pay for online content. MediaDefender’s proprietary suite of IPP solutions currently covers the 15 major peer-to-peer (“P2P”) file-sharing networks that constitute over 95% of all P2P file-sharing activity, as well as Internet relay chat (“IRC”) and Usenet. MediaDefender employs an array of non-invasive technical countermeasures on P2P networks to frustrate attempts by users of P2P networks to locate, copy and share unauthorized copyrighted materials. MediaDefender’s solutions rely on patent-pending technology, which combines proprietary software with a robust, scalable information-technology infrastructure. Over the past four years, MediaDefender’s Internet anti-piracy solutions have been utilized by many of the major music and entertainment companies in the $160 billion global music and movie industries to thwart illegal downloading and drive consumers to pay for authorized digital content. Current customers include four major record labels and six major movie studios.
     In accordance with the Merger Agreement, the Company acknowledged the terms of Employment Agreements entered into on July 28, 2005 by MediaDefender with each of Randy Saaf, who serves as Chief Executive Officer of MediaDefender, and Octavio Herrera, who serves as President of MediaDefender. Mr. Saaf and Mr. Herrera will each earn a base salary of no less than $350,000 per annum during the initial term of the agreements, which shall continue until December 31, 2008, and are also entitled to receive performance bonuses of up to $350,000 if MediaDefender achieves specified earnings targets in fiscal 2007 and 2008. Mr. Saaf and Mr. Herrera are each entitled to receive twelve (12) months of severance pay at the rate of one hundred percent (100%) of their monthly salary and the pro-rata portion of the performance bonus referenced above if they are terminated “without cause.” In addition, the Company granted stock options to purchase up to 200,000 shares of common stock to each of Mr. Saaf and Mr. Herrera, exercisable for a period of five (5) years at $3.00 per share.
     The Company also acknowledged the terms of Non-Competition Agreements entered into on July 28, 2005 by MediaDefender and Mr. Saaf and Mr. Herrera. The Non-Competition Agreements prohibit Mr. Saaf and Mr. Herrera from (i) engaging in certain competitive business activities, (ii) soliciting customers of MediaDefender or the Company, (iii) soliciting existing employees of MediaDefender or the Company and (iv) disclosing any confidential information regarding MediaDefender or the Company. Each agreement has a term of four (4) years and shall continue to remain in force and effect in the event the above-referenced Employment Agreements are terminated prior to the end of the four (4) year term of the Non-Competition Agreements. In consideration, Mr. Saaf and Mr. Herrera are each entitled to a cash payment of $525,000 from MediaDefender to be paid on December 31, 2006.

     As a result of these agreements, effective July 28, 2005, the Company recorded an asset of $1,050,000 for the non-compete agreements and a related liability of $1,050,000 for the guaranteed payments to MediaDefender management. The $1,050,000 allocated to non-compete agreements will be amortized over the life of the employment agreements.
     Mr. Saaf and Mr. Herrera have each elected to invest $2,250,000 in the Sub-Debt Financing on the same terms and conditions as the other Sub-Debt Financing investors, as described below.
     Concurrent with the consummation of the Acquisition described above, the Company completed a $15 million senior secured debt transaction (the “Senior Financing”) and a $30 million convertible subordinated debt transaction (the “Sub-Debt Financing”). Legal fees paid or reimbursed by the Company for services provided by the respective legal counsels for the lenders were recorded as a charge to deferred financing costs and are being amortized over the terms of the related debt.
     The Senior Financing was completed in accordance with the terms set forth in the Note and Warrant Purchase Agreement entered into on July 28, 2005 by the Company, each of the investors indicated on the schedule of buyers attached thereto and U.S. Bank National Association as Collateral Agent (the “Note Purchase Agreement”). Pursuant to the terms of the Note Purchase Agreement, each investor received a note with a term of three (3) years and eleven (11) months that bears interest at the rate of 11.25% per annum (each a “Senior Note”), payable quarterly. Principal and any accrued interest are due and payable at maturity. Termination and payment of the Senior Notes by the Company prior to maturity will not result in a prepayment fee. As collateral for the $15 million Senior Financing, the investors received a first priority security interest in all existing and future assets of the Company and its subsidiaries, tangible and intangible, including but not limited to, cash and cash equivalents, accounts receivable, inventories, other current assets, furniture, fixtures and equipment and intellectual property. The Company is required to comply with certain financial covenants, including minimum working capital, maximum capital expenditures, minimum leverage ratio, minimum EBITDA and minimum fixed charge coverage ratio. In addition, not later than ninety (90) days after the close of each fiscal year, the Company is obligated to apply 60% of its excess cash flow, as defined, to prepay the principal amount of the Notes. The Company was in compliance with such financial covenants at September 30, 2005.
     In addition, the investors received five (5) year warrants to purchase up to an aggregate of 3,250,000 shares of the Company’s common stock at an exercise price of $2.00 per share, subject to certain anti-dilution adjustments (collectively, the “Senior Warrant Shares”). The warrants were valued at $1,397,500 based on a valuation report prepared by an independent valuation firm and were recorded as a discount to the $15 million senior secured debt, and are being amortized over the term of the debt.
     In consideration of the investment in the Senior Financing, the Company granted to each investor certain registration rights with respect to the Senior Warrant Shares.
     The Sub-Debt Financing was completed in accordance with the terms set forth in the Securities Purchase Agreement entered into on July 28, 2005 by the Company and each of the investors indicated on the schedule of buyers attached thereto (the “Securities Purchase Agreement”). Pursuant to the terms of the Securities Purchase Agreement, each investor received a convertible subordinated note with a term of four (4) years that bears interest at the rate of 4.00% per annum (each a “Sub-Debt Note”). Principal and any accrued interest are due and payable at maturity. Interest is payable quarterly in cash or shares of common stock, at the option of the Company, with payments commencing September 30, 2006. Each Sub-Debt Note has an initial conversion price of $1.55 per share, subject to certain anti-dilution and change-of-control adjustments. In addition, each Sub-Debt Note is subject to mandatory conversion by the Company in the event certain trading price targets for the Company’s common stock are met following effectiveness of a registration statement filed by the Company for the securities issued in the Sub-Debt Financing. The Company is required to comply with certain financial covenants, including minimum working capital, maximum capital expenditures, minimum leverage ratio, minimum EBITDA and minimum fixed charge coverage ratio. The Company was in compliance with such financial covenants at September 30, 2005.
     In addition, the Sub-Debt Financing investors received five (5) year warrants to purchase up to 1,596,774 shares of common stock, equivalent to 8.25% of the number of shares of the Company’s common stock underlying the Sub-Debt Notes at an exercise price of $1.55 per share, subject to certain anti-dilution adjustments (collectively, the “Sub-Debt Warrant Shares”). The warrants were valued at $878,226 based on a valuation report prepared by an independent valuation firm and were recorded as a discount to the $30 million of convertible subordinated debt, and are being amortized over the term of the debt.
     In consideration of the investment in the Sub-Debt Financing, the Company granted to each investor certain registration rights with respect to the shares underlying the Sub-Debt Notes and the Sub-Debt Warrant Shares.
     Pursuant to the terms of the Senior Registration Rights Agreement and the Sub-Debt Registration Rights Agreement, the Company is obligated to have a registration statement covering the securities issued in the Senior Financing and the Sub-Debt Financing on file with and declared effective by the Securities and Exchange Commission within one hundred eighty (180) days of July 28, 2005. In connection therewith, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission on November 10, 2005.
     To induce the Senior Financing investors to participate in the above referenced transaction, the Sub-Debt Financing investors entered into a Subordination Agreement for the benefit of the Senior Financing investors pursuant to which the Sub-Debt Financing investors agreed to subordinate in right of payment all of the indebtedness owed to them by the Company to the final payment of all senior indebtedness owed by the Company.
     If all of the securities issued in the Senior Financing and the Sub-Debt Financing are converted or exercised into shares of the Company’s common stock in accordance with their respective terms, it will result in significant dilution to the Company’s existing stockholders. If all of the Company’s outstanding equity-based instruments are converted or exercised into shares of the Company’s common stock in accordance with their respective terms, including those issued in conjunction with the Acquisition, there will be a total of approximately 37,500,000 shares of the Company’s common stock issued and outstanding.
     Pursuant to the terms of the Note Purchase Agreement and the Securities Purchase Agreement, the Company was required to seek stockholder approval to increase the number of authorized shares of common stock set forth in its Certificate of Incorporation from 15,000,000 shares to 60,000,000 shares (the “Charter Amendment”). The Company obtained voting agreements from certain existing stockholders representing in excess of 67% of the Company’s outstanding voting stock to vote in favor of the Charter Amendment. A Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on November 7, 2005.
     A change in control of the Company could occur as a result of the Senior Financing and the Sub-Debt Financing. Assuming maximum conversion of the securities issued in the Senior Financing and Sub-Debt Financing occurs, the Senior Financing investors would own approximately 9.3% of the Company’s voting stock, on a fully diluted basis, and the Sub-Debt investors would own approximately 55.9% of the Company’s voting stock, on a fully diluted basis.
     On July 28, 2005, the Company entered into an Employment Agreement with Jonathan Diamond, the Company’s Chief Executive Officer. During the term of the Employment Agreement, which shall continue through December 31, 2008, Mr. Diamond will earn a base salary of no less than $350,000 per annum, plus certain specified perquisites that include a monthly car allowance. Mr. Diamond is also eligible to receive an annual discretionary bonus of up to one hundred percent (100%) of base salary, as determined by the Compensation Committee of the Board of Directors or, if none, the Board of Directors, and an annual performance bonus of up to one hundred percent (100%) of base salary if the Company achieves specified earnings targets in fiscal 2007 and 2008. Mr. Diamond shall also be entitled to receive stock options at the discretion of the Company’s Board of Directors. In the event Mr. Diamond is terminated “without cause,” he shall be entitled to receive twelve (12) months of severance pay at the rate of one hundred percent (100%) of his monthly salary, any performance bonus due for the year in which termination occurs and all stock options subject to time vesting shall be deemed fully vested and exercisable.
     On July 28, 2005, the Company entered into an Employment Agreement with Robert Weingarten, the Company’s Chief Financial Officer. During the term of the Employment Agreement, which shall continue through December 31, 2008, Mr. Weingarten will earn a base salary of no less than $195,000 per annum, plus certain specified perquisites that include a monthly car allowance. Mr. Weingarten is also eligible to receive an annual discretionary bonus of up to one hundred percent (100%) of base salary, as determined by the Compensation Committee of the Board of Directors or, if none, the Board of Directors, and an annual performance bonus of up to one hundred percent (100%) of base salary if the Company achieves specified earnings targets in fiscal 2007 and 2008. Mr. Weingarten shall also be entitled to receive stock options at the discretion of the Company’s Board of Directors. In the event Mr. Weingarten is terminated “without cause,” he shall be entitled to receive twelve (12) months of severance pay at the rate of one hundred percent (100%) of his monthly salary, any performance bonus due for the year in which termination occurs and all stock options subject to time vesting shall be deemed fully vested and exercisable.
     Mr. Diamond and Mr. Weingarten were issued stock options in conjunction with the Employment Agreements as described at Note 4.
     The securities issued by the Company in the Senior Financing and the Sub-Debt Financing were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. Each of the investors qualified as an “accredited investor,” as specified in Rule 501 under the Securities Act.
     Pursuant to the terms of a letter agreement, dated July 15, 2005, by and between the Company and Broadband Capital Management LLC (“Broadband”), the Company issued Broadband $1,460,500 worth of a Sub-Debt Note (in addition to the $30 million referred to above) and warrants to purchase up to 1,516,935 shares of common stock with an exercise price of $1.55 per share. The notes and warrants issued to Broadband or its affiliates were issued on the same terms and conditions granted to the other Sub-Debt Financing investors. The securities were issued as partial consideration for Broadband’s services as the Company’s placement agent in the Sub-Debt Financing and the Senior Financing. The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The warrants were valued at $834,314, based on a valuation report prepared by an independent valuation firm. The aggregate value of the Sub-Debt Note, the warrants and additional cash payments to Broadband aggregating $299,500 were charged to deferred financing costs and are being amortized over the term of the debt.
     Pursuant to the terms of a letter agreement, dated June 21, 2005, by and between the Company and Libra FE, LP (“Libra”), the Company issued Libra a warrant to purchase up to 237,500 shares of its common stock with an exercise price of $2.00 per share upon the closing of the Senior Financing (the “Libra Warrant Share”). The warrant was issued as partial consideration for Libra’s services as the Company’s placement agent in the Senior Financing described above. The Company entered into a Registration Rights Agreement with Libra on July 28, 2005 (the “Libra Registration Rights Agreement”), pursuant to which the Company will include the Libra Warrant Shares in the registration statement covering the securities issued in the Senior Financing and the Sub-Debt Financing described above. The warrant was issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The warrants were valued at $149,625, based on a valuation report prepared by an independent valuation firm. The aggregate value of the warrants and additional payments to Libra of $450,997 were charged to deferred financing costs and are being amortized over the term of the debt.
     Pursuant to the terms of a verbal agreement approved and ratified by a majority of the disinterested members of the Company’s Board of Directors, the Company issued 1,109,032 shares of common stock and a warrant to purchase up to 114,985 shares of common stock with an exercise price of $1.55 per share to WNT07 Holdings, LLC upon the closing of the Acquisition. The managers of WNT07 Holdings, LLC are Eric Pulier and Teymour Boutros-Ghali, both members of the Company’s Board of Directors. The shares and warrants were issued as consideration for services provided by Mr. Pulier and Mr. Boutros-Ghali as consultants to the Company in the Acquisition. The shares and warrants were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.
     On July 28, 2005, the Company entered into a Non-Competition Agreement with WNT07 Holdings, LLC, Eric Pulier and Teymour Boutros-Ghali (collectively, the “Advisors”). The Non-Competition Agreement prohibits any of the Advisors (i) from engaging in certain competitive business activities and (ii) from soliciting existing employees of the Company or its subsidiaries. The covenants not to complete or solicit expire on the earlier of April 1, 2007 or the date of termination of Advisor’s services with the Company.
     The shares of common stock were valued at $1,585,916 ($1.43 per share) and the warrants were valued at $83,939, based on a valuation report prepared by an independent valuation firm, for an aggregate value of $1,669,855, of which $333,971 was allocated to the covenant not to compete and the remaining $1,335,884 was included in total costs that the Company incurred to acquire MediaDefender. The amount allocated to the covenant not to compete is being amortized through April 1, 2007.
     Due to the restrictions imposed by the Internal Revenue Code regarding substantial changes in the stock ownership of companies with net operating loss carryforwards, the utilization of the Company’s federal net operating loss carryforwards will likely be severely limited as a result of the change in the effective stock ownership of the Company that could result from the Senior Financing and Sub-Debt Financing transactions described above.
     This transaction was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations”, and the operations of the two companies have been consolidated commencing August 1, 2005. The following table summarizes the assets acquired and liabilities assumed of MediaDefender at July 28, 2005. The fair value of the intangible assets acquired and their respective amortization periods was determined by an independent valuation firm.

(in thousands)
Assets Acquired:
Cash	$1,365
Accounts receivable	2,499
Deferred income tax	116
Prepaid expenses and other current assets	91
Property, plant and equipment	1,749
Deposits	3

Total assets acquired	5,823

Liabilities Assumed:
Accounts payable	41
Accrued expenses	87
Income taxes payable	230
Due to ARTISTdirect, Inc.	930
Deferred revenue	38
Deferred income tax	338

Total liabilities assumed	1,664

Net assets acquired	4,159

(in thousands)
Intangible assets acquired:
Customer relationships	2,264
Proprietary technology	7,602
Goodwill	31,004

Total assets acquired	$45,029

Total purchase consideration paid as follows:
Cash paid to MediaDefender stockholders	$42,500
Transaction costs incurred	2,529

Total purchase consideration	$45,029

     The following pro forma operating data presents the results of operations for the three months and nine months ended September 30, 2005 and 2004, as if the acquisition had occurred on the first day of each such period. Discontinued operations and non-recurring costs for the three months and nine months ended September 30, 2005 and 2004 are not included. The pro forma results are not necessarily indicative of the financial results that might have occurred had the acquisition actually taken place on the respective dates, or of future results of operations. The Company’s unaudited pro forma information is summarized as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Net revenue	$4,893	$4,110	$14,977	$11,568

Net loss	$(938)	$(1,216)	$(2,287)	$(4,676)

Net loss per common share — basic and diluted	$(0.20)	$(0.26)	$(0.50)	$(1.01)

Weighted average common shares outstanding	4,611,149	4,611,149	4,611,149	4,611,149

7. INCOME TAXES
     At December 31, 2004, the Company had net operating loss carryforwards totaling approximately $135 million for Federal income tax purposes expiring beginning in 2020 and California state net operating loss carryforwards of approximately $123 million expiring beginning in 2008. As a result of the disposition of ARTISTdirect Records effective February 28, 2005, the Company’s net operating loss carryforwards for Federal income tax purposes were reduced by approximately $21 million.
     Due to the uncertainty surrounding the realization of the benefits of the Company’s tax attributes, primarily net operating loss carryforwards, the Company recorded a 100% valuation allowance against its net deferred tax assets as of June 30, 2005 and 2004.
     Internal Revenue Code Section 382 substantially restricts the ability of a corporation to utilize existing net operating losses in the event of a defined “ownership change”. Effective July 28, 2005, the Company acquired MediaDefender (see Note 6). As a result of the Senior Financing and Sub-Debt Financing transactions completed in conjunction with the MediaDefender acquisition, the utilization of the Company’s federal net operating loss carryforwards will likely be severely limited as a result of the change in the effective stock ownership of the Company that could result from such financings.
     As a result of the profitable operations of MediaDefender for the period that it was consolidated with the Company’s operations during the three months and nine months ended September 30, 2005, the non-deductibility of certain non-cash charges for tax reporting purposes, and likely permanent limitations on the Company’s ability to utilize its net operating loss carryforwards, the Company recorded a provision for income taxes of $336,000 for the three months and nine months ended September 30, 2005. The Company did not record a provision for income taxes for the three months and nine months ended September 30, 2004.

MediaDefender, Inc.

For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)

Page
Accountant’s report:
Report of independent registered public accounting firm	F-75

Financial statements:
Balance sheets	F-76
Statements of income	F-77
Statements of stockholders’ equity	F-78
Statements of cash flows	F-79
Notes to financial statements	F-81

Report of Independent Registered Public Accounting Firm

Board of Directors
MediaDefender, Inc.
Marina Del Rey, California
We have audited the accompanying balance sheets of MediaDefender, Inc. as of December 31, 2003 and 2004, and the related statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MediaDefender, Inc. as of December 31, 2003 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ GUMBINER SAVETT INC.
Santa Monica, California
September 6, 2005

MediaDefender, Inc.
Balance Sheets
December 31, 2003 and 2004
and June 30, 2004 and 2005 (unaudited)

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Assets
Current assets:
Cash	$1,092,448	$1,257,951	$3,039,867	$3,003,091
Accounts receivable, net of allowance for doubtful accounts of $25,000 at December 31, 2004 and June 30, 2005	1,582,948	3,079,521	1,825,428	2,007,691
Due from affiliate	13,815	—	1,227	—
Deferred income tax	171,860	95,545	41,264	99,471
Prepaid expenses and other current assets	77,100	172,667	20,000	33,777

Total current assets	2,938,171	4,605,684	4,927,786	5,144,030

Property and equipment:
Computer equipment and software	1,859,178	2,286,619	2,259,968	2,295,712
Computer software not in service	1,267,756	49,153	1,244,186	49,153

	3,126,934	2,335,772	3,504,154	2,344,865
Less: Accumulated depreciation	(178,498)	(437,412)	(274,207)	(601,533)

	2,948,436	1,898,360	3,229,947	1,743,332

Other assets:
Intangible assets, net	44,021	—	8,324	—
Security deposit	3,100	3,100	3,100	3,100

Total other assets	47,121	3,100	11,424	3,100

Total assets	$5,933,728	$6,507,144	$8,169,157	$6,890,462

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$24,293	$105,620	$89,766	$50,615
Accrued liabilities	50,943	494,194	87,996	66,780
Income taxes payable	243,949	1,239,423	662,346	6,306
Deferred revenue	10,000	25,926	35,000	276,793

Total current liabilities	329,185	1,865,163	875,108	400,494
Deferred income tax	538,704	326,192	655,355	325,227

Total liabilities	867,889	2,191,355	1,530,463	725,721

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; authorized: 5,000,000 shares; issued and outstanding: none	—	—	—	—
Common stock, $0.0001 par value; authorized: 30,000,000 shares; 26,633,605 shares issued and outstanding at December 31, 2003 and June 30, 2004; 26,483,605 shares issued and outstanding at December 31, 2004 and June 30, 2005	2,664	2,649	2,664	2,649
Additional paid-in capital	4,165,362	4,081,627	4,165,362	4,081,627
Common stock subscription receivable	—	(41,250)	—	(41,250)
Retained earnings	897,813	272,763	2,470,668	2,121,715

Total stockholders’ equity	5,065,839	4,315,789	6,638,694	6,164,741

Total liabilities and stockholders’ equity	$5,933,728	$6,507,144	$8,169,157	$6,890,462

See accompanying notes to financial statements.

MediaDefender, Inc.
Statements of Income
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Service revenue	$5,612,811	$10,522,483	$5,314,236	$5,625,185

Cost of services provided:
Direct cost of services provided	2,263,389	3,276,820	1,732,575	1,673,920
Depreciation and amortization	344,553	346,611	175,083	164,122

	2,607,942	3,623,431	1,907,658	1,838,042

Gross profit	3,004,869	6,899,052	3,406,578	3,787,143

Operating expenses:
General and administrative	979,596	1,172,901	345,706	464,342
Provision for doubtful accounts	—	25,000	—	—
Corporate transaction costs	82,131	647,137	293,282	187,338
Litigation costs	—	387,875	26,733	62,015
Impairment loss	—	1,193,349	—	—

Total operating expenses	1,061,727	3,426,262	665,721	713,695

Income from operations	1,943,142	3,472,790	2,740,857	3,073,448

Other expense (income):
Loss on disposal of property and equipment	—	117,812	117,812	—
Interest expense	9,693	1,247	267	2,991
Interest income	(2,728)	(3,095)	(1,035)	(12,856)

Total other expense (income)	6,965	115,964	117,044	(9,865)

Income before provision for income taxes	1,936,177	3,356,826	2,623,813	3,083,313

Provision for income taxes	788,970	1,333,516	1,050,958	1,234,361

Net income	$1,147,207	$2,023,310	$1,572,855	$1,848,952

See accompanying notes to financial statements.

MediaDefender, Inc.
Statements of Stockholder’ Equity
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2005 (unaudited)

						Common
					Additional	Stock	Retained	Total
	Preferred Stock		Common Stock		Paid-In	Subscription	Earnings	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	(Deficit)	Equity

Balance at January 1, 2003	—	$—	23,827,605	$2,383	$2,762,643	$—	$(249,394)	$2,515,632
Sale of common stock	—	—	2,806,000	281	1,402,719	—	—	1,403,000
Net income	—	—	—	—	—	—	1,147,207	1,147,207

Balance at December 31, 2003	—	—	26,633,605	2,664	4,165,362	—	897,813	5,065,839
Common stock issued for exercise of stock options	—	—	110,000	11	46,239	(41,250)	—	5,000
Repurchase and cancellation of common stock	—	—	(260,000)	(26)	(129,974)	—	—	(130,000)
Net income	—	—	—	—	—	—	2,023,310	2,023,310
Dividends paid ($0.10 per share)	—	—	—	—	—	—	(2,648,360)	(2,648,360)

Balance at December 31, 2004	—	—	26,483,605	2,649	4,081,627	(41,250)	272,763	4,315,789

Net income (unaudited)	—	—	—	—	—	—	1,848,952	1,848,952

Balance at June 30, 2005 (unaudited)	—	$—	26,483,605	$2,649	$4,081,627	$(41,250)	$2,121,715	$6,164,741

See accompanying notes to financial statements.

MediaDefender, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$1,147,207	$2,023,310	$1,572,855	$1,848,952

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	344,553	346,611	175,083	164,122
Bad debt provision	—	25,000	—	—
Deferred income taxes	512,381	(136,197)	247,247	(4,891)
Loss on disposal of property and equipment	—	117,812	117,812	—
Loss on impairment of property and equipment	—	1,193,349	—	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(308,569)	(1,521,573)	(242,480)	1,071,830
Prepaid expenses and other assets	(18,737)	(95,567)	57,100	138,890
Increase (decrease) in:
Accounts payable	(28,022)	81,327	65,473	(55,005)
Accrued liabilities	7,207	443,251	37,053	(427,414)
Due from affiliate	(328,601)	13,815	12,588	—
Income taxes payable	243,949	995,474	418,397	(1,233,117)
Deferred revenue	10,000	15,926	25,000	250,867

Net cash provided by operating activities	1,581,368	3,502,538	2,486,128	1,754,234

Cash flows from investing activities:
Acquisition of property and equipment	(1,555,146)	(563,675)	(538,709)	(9,094)
Security deposits paid	(3,100)	—	—	—
Security deposits refunded	5,887	—	—	—

Net cash used in investing activities	(1,552,359)	(563,675)	(538,709)	(9,094)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	5,000	—	—
Payments for repurchase and cancellation of common stock	—	(130,000)	—	—
Dividends paid	—	(2,648,360)	—	—

Net cash used in financing activities	—	(2,773,360)	—	—

Net increase in cash	29,009	165,503	1,947,419	1,745,140

Cash at beginning of period	1,063,439	1,092,448	1,092,448	1,257,951

Cash at end of period	$1,092,448	$1,257,951	$3,039,867	$3,003,091

(continued)

MediaDefender, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest	$9,693	$1,247	$267	$2,991
Income taxes	$69,324	$474,299	$385,314	$2,493,107

Supplemental disclosures of non-cash investing and financing activities:
On January 1, 2003, the Company issued 2,806,000 shares of common stock valued at $1,403,000 to a company affiliated through common ownership, in exchange for 15,000 copies of a computer software program.
On November 1, 2004, the Company received a short-term note receivable for $41,250 in connection with the exercise of stock options for the purchase of 100,000 shares of common stock.
See accompanying notes to financial statements.

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
1.	Summary of significant accounting policies

Business of the Company

MediaDefender, Inc. (the Company) is a technology company providing internet piracy prevention services to major music and entertainment companies worldwide. The Company was founded in July 2000 and is incorporated under the laws of the State of Delaware. The Company’s operations and administrative facility is located in Marina Del Rey, California.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. When appropriate, management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Revenue recognition

Under the provisions of Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB No. 104, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable; and (iv) collectibility is reasonably assured. Internet piracy prevention service revenue is recognized on a monthly basis as services are provided to customers. The Company records deferred revenue for customers who prepay the full, or any portion of their respective contracts.

Credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables.

The Company places its cash with high credit quality institutions. The balances in the Company’s cash accounts generally exceed the Federal Deposit Insurance Corporation (FDIC) limit of $100,000.

Concentrations of credit risk with respect to trade receivables are limited due to the fact that the Company’s customer list consists primarily of large reputable companies in the music and entertainment industries. (See Note 10 for discussion of specific customer concentrations.)

Property and equipment

Expenditures for major renewal and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When property and equipment is sold or otherwise disposed of, the assets and related accumulated depreciation accounts are relieved, and any gain or loss is included in operations.

Depreciation is computed on the straight-line method based on the estimated useful lives of the assets which is generally seven years for computer equipment and software.

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
1.	Summary of significant accounting policies (continued)
Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets, such as property and equipment, under the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment of Long-Lived Assets.” SFAS No. 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to SFAS No. 144, the Company periodically evaluates, at least annually, whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on various valuation techniques, including a discounted value of estimated future cash flows. The Company reports an impairment cost as a charge to operations at the time it is recognized.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes”. This statement requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Use of estimates

The process of preparing financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions by management regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts. The Company’s most significant accounting estimates include the provision for bad debt and useful lives of fixed and intangible assets for purposes of computing depreciation and amortization.

Stock-based compensation

The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Since the Company is not required to adopt the fair-value based recognition provisions prescribed under Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, it has elected only to comply with the Statement’s disclosure requirements (see Note 6).

Fair value of financial instruments

The Company measures its financial assets and liabilities in accordance with the requirements of Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments.” The carrying values of accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to the short-term maturities of these instruments.

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
1.	Summary of significant accounting policies (continued)

Recently issued accounting standards

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share-based Payment”: an Amendment of FASB Statements No. 123 and 95. The statement requires companies to expense share-based payments to employees, including stock options, based on the fair value of the award at the grant date. The statement also eliminates the intrinsic value method of accounting for stock options permitted by APB No. 25, which the Company currently follows. The Company is required to adopt the standard for the year that begins January 1, 2006. While the fair value method under SFAS No. 123R is very similar to the fair value method under SFAS No. 123 with regards to measurement and recognition of stock-based compensation, management is currently evaluating the impact of several of the key differences between the two standards on the Company’s financial statements. For example, SFAS No. 123 permits recognition of forfeitures as they occur while SFAS No. 123R will require estimating future forfeitures and adjusting estimates on a quarterly basis. SFAS No. 123R will also require a classification change in the statement of cash flows, whereby a portion of any tax benefit from stock options will move from operating cash flows to financing cash flows.

2.	Property and equipment

Depreciation expense charged to operations was $169,170 and $302,590 for the years ended December 31, 2003 and 2004, respectively. Depreciation expense charged to operations was $139,386 and $164,122 for the six months ended June 30, 2004 and 2005, respectively (unaudited). Depreciation expense is included in cost of services provided.

Impairment loss

Effective December 31, 2004, the Company recorded an impairment loss of $1,193,349 representing the cost of 12,759 packages of software purchased by the Company from an affiliate (see Note 8). This software is currently utilized in the operations of the Company, and 15,000 packages had been purchased, in bulk, in January 2003. At the time of purchase, management of the Company anticipated a significantly higher operational demand for these software packages.

The Company placed 1,716 packages of this software in service during 2003 and 2004. In the fourth quarter of 2004, however, management determined that an additional 525 of these software packages, with an original cost of $49,153 would be required for operations through December 31, 2006. The remaining 12,759 packages of software were deemed to be of nominal value, and accordingly, an impairment loss was recognized. This software is no longer being manufactured and sold by the affiliate from which it was purchased, and newer versions of software with similar functionality have come into the market since January 2003.

As such, in accordance with SFAS No. 144, management deemed it appropriate to adjust the balance of this computer software to the original cost of the additional 525 software packages projected to be utilized in operations through December 31, 2006, and to record the resulting impairment loss.

3.	Intangible assets

Capitalized software costs

During 2001 and 2002, the Company capitalized certain labor costs in connection with of its anti-piracy technology, in accordance with Statement of Position (SOP) No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Management of the Company estimated a useful life for such expenditures to be two years. These capitalized costs are amortized on the straight-line method.

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
And for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
3.	Intangible assets (continued)

Following is a summary of the capitalized software costs at December 31, 2003 and 2004, and at June 30, 2004 and 2005:

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Capitalized labor and related costs	$387,702	$387,702	$387,702	$—
Less: Accumulated amortization	(343,681)	(387,702)	(379,378)	—

	$44,021	$—	$8,324	$—

Amortization expense charged to operations was $175,383 and $44,021 for the years ended December 31, 2003 and 2004, respectively. Amortization expense charged to operations was $35,697 for the six months ended June 30, 2004 (unaudited). Amortization expense is included in cost of services provided.

4.	Accrued liabilities

Following is a summary of accrued liabilities at December 31, 2003 and 2004, and at June 30, 2004 and 2005:

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Accrued payroll, compensated absences, and related taxes	$23,733	$445,651	$87,996	$42,494
Employee benefit plan contribution payable	27,210	38,543	—	24,286
Other	—	10,000	—	—

	$50,943	$494,194	$87,996	$66,780

5.	Leases

The Company leases its operations and administrative facility and certain transportation equipment under non-cancelable operating lease agreements expiring through August 2006. Minimum future rental payments under non-cancelable operating leases having initial lease terms in excess of one year are approximately as follows at June 30, 2005:

Amount
Six months ending December 31, 2005	$43,000
Year ending December 31, 2006	69,000

$112,000

Rent expense charged to operations was $70,207 and $54,890 for the years ended December 31, 2003 and 2004, respectively. Rent expense charged to operations was $26,670 and $29,413 for the six months ended June 30, 2004 and 2005, respectively (unaudited).

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
6.	Stock option plan

Stock Incentive Plan — qualified options

The Company’s Stock Incentive Plan (the Plan) authorizes the granting of qualified stock options to its full-time employees for up to 2,000,000 shares of common stock, which includes non-qualified stock options. Under the Plan, the exercise price of each option equals the fair value of the Company’s stock on the grant date, and an option’s maximum term is ten years. Options vest at a rate of 25% in the first year, and at 6.25% for each quarter thereafter, for a total vesting period of four years from the date of grant. The Plan also provides for the administrator to allow full or partial automatic vesting in the event of a corporate transaction, change in control or related entity disposition. The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model.

There were no qualified stock options granted during the years ended December 31, 2003 and 2004. Additionally, there were no qualified stock options granted during the six months ended June 30, 2004 and 2005 (unaudited). A summary of the status of the qualified options of the Plan as of December 31, 2004, and the changes during the year ending December 31, 2004 is presented below:

		Weighted
		Average
	Number of	Exercise
	Options	Price

Balance, January 1, 2004	1,005,000	$0.27
Options exercised in November 2004	(10,000)	$0.50

Balance, December 31, 2004	995,000	$0.27

There was no qualified option activity during the year ended December 31, 2003, and during the six months ended June 30, 2004 and 2005 (unaudited).

The following table summarizes information about the Company’s qualified stock options outstanding at December 31, 2004:

	Outstanding Options			Exercisable Options
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Life (Months)	Price	Exercisable	Price

$0.25	925,000	71	$0.25	693,750	$0.25
$0.50	70,000	71	$0.50	39,375	$0.50

	995,000			733,125

Pro forma information regarding net income as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123 is presented below. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The effects of applying SFAS No. 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years, due to the impact of the staggered vesting periods of the Company’s stock option grants.

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
6.	Stock option plan (continued)

The Company’s pro forma information is as follows:

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Net income — as reported	$1,147,207	$2,023,310	$1,572,855	$1,848,952
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(35,682)	(35,682)	(17,841)	(17,841)

Net income — pro forma	$1,111,525	$1,987,628	$1,555,014	$1,831,111

Stock Incentive Plan — non-qualified options

The Company’s Stock Incentive Plan (the Plan) authorizes the granting of non-qualified stock options to its directors and consultants for up to 2,000,000 shares of common stock, which includes qualified stock options. Under the Plan, the exercise price of each option may not be less than 85% of the market price of the Company’s stock on the grant date, and an option’s maximum term is ten years. Non-qualified options are 100% vested at the date of grant. The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model.

There were no non-qualified stock options granted during the years ended December 31, 2003 and 2004. Additionally, there were no non-qualified stock options granted during the six months ended June 30, 2004 and 2005 (unaudited).

A summary of the status of the non-qualified options of the Plan as of December 31, 2004, and the changes during the year ending December 31, 2004 is presented below:

		Weighted
		Average
	Number of	Exercise
	Options	Price

Balance, January 1, 2004	425,000	$0.29
Options exercised in November 2004	(100,000)	$0.41

Balance, December 31, 2004	325,000	$0.26

There was no non-qualified option activity during the year ended December 31, 2003, and during the six months ended June 30, 2005 (unaudited).

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
6.	Stock option plan (continued)

The following table summarizes information about the Company’s non-qualified stock options outstanding at December 31, 2004:

	Outstanding Options			Exercisable Options
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Life (Months)	Price	Exercisable	Price

$0.25	315,000	71	$0.25	315,000	$0.25
$0.50	10,000	71	$0.50	10,000	$0.50

	325,000			325,000

7.	Income taxes

Deferred income taxes arise from temporary differences resulting from income and expense items being reported in different periods for financial accounting and tax purposes. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The temporary differences giving rise to the current deferred income tax asset and the non-current deferred income tax liability consist of the following:

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Deferred income tax asset:
State income taxes	$47,064	$85,586	$41,264	$89,512
Net operating losses	37,665	—	—	—
Other	87,131	9,959	—	9,959

Total deferred tax asset	$171,860	$95,545	$41,264	$99,471

Deferred income tax liability:
Depreciation and amortization	$538,704	$326,192	$655,355	$365,062
Capitalized costs	—	—	—	(39,835)

Deferred tax liability, net	$538,704	$326,192	$655,355	$325,227

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
7.	Income taxes (continued)

A reconciliation of the actual income tax rates to the federal statutory rate are as follows for the years ended December 31, 2003 and 2004, and for the six months ended June 30, 2004 and 2005:

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Tax expense at U.S. statutory rate	34.0%	34.0%	34.0%	34.0%
State tax expense, net of federal income tax benefit	5.8%	5.8%	5.8%	5.8%
Other	0.9%	-0.1%	0.3%	0.2%

	40.7%	39.7%	40.1%	40.0%

The components of the provision for income taxes for the years ended December 31, 2003 and 2004, and for the six months ended June 30, 2004 and 2005 are as follows:

			June 30,	June 30,
	December 31,	December 31,	2004	2005
	2003	2004	(unaudited)	(unaudited)

Current:
Federal	$138,166	$1,217,989	$682,346	$975,979
State	138,423	251,724	121,365	263,273

	276,589	1,469,713	803,711	1,239,252

Deferred:
Federal	497,447	(180,406)	135,385	(15,545)
State	14,934	44,209	111,862	10,654

	512,381	(136,197)	247,247	(4,891)

	$788,970	$1,333,516	$1,050,958	$1,234,361

The Company had available at December 31, 2003, a state operating loss carryforward of $645,565 expiring in 2010 and 2011, which was fully utilized in 2004.

8.	Related party transactions

Stock subscription receivable

In November 2004, the Company received a note receivable for $41,250 with interest at 7% per annum, in connection with the exercise of 100,000 nonqualified stock options issued to the Company’s financial consultant prior to January 1, 2003. Subsequent to June 30, 2005, this note was paid in connection with the sale of the Company (see Note 13).

During the years ended December 31, 2003 and 2004, the Company incurred $41,826 and $62,138 in professional fees with this consultant, respectively. At December 31, 2003 and 2004, fees payable to this consultant totaled $1,138 and $1,580, respectively, and are included in accounts payable.

During the six months ended June 30, 2004 and 2005, the Company incurred $37,920 and $83,953 in professional fees with this consultant, respectively (unaudited). At June 30, 2004 and 2005, fees payable to this consultant totaled $9,030 and $22,293, respectively, and are included in accounts payable (unaudited).

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
8.	Related party transactions (continued)

Computer software

In January 2003, the Company purchased $1,403,000 of computer software from an affiliated company in which the officer-shareholders and certain other shareholders of the Company have an aggregate majority ownership interest that is a non-controlling ownership interest in accordance with Emerging Issues Task Force (EITF) 02-05, “Definition of “Common Control” in relation to FASB No. 141”. The consideration for this software was 2,806,000 shares of common stock of the Company valued at $0.50 per share, which represented the estimated fair value of the stock on the date of purchase. The $1,403,000 in computer software was capitalized and included in property and equipment.

Litigation

The litigation settlement expense of $306,096 described in Note 12 includes approximately $148,000 paid on behalf of an inactive company affiliated through common ownership.

9.	Employee benefit plan

Effective July 1, 2003, the Company began sponsoring an employee benefit plan (the Plan) under which employees meeting the eligibility requirements of age twenty-one and one year of service, could defer up to 25% of their income on a pretax basis, subject to a maximum limit established annually by the Internal Revenue Service. The Plan also provided for a discretionary employer contribution. The total employer contribution to the Plan for the years ended December 31, 2003 and 2004 was $27,210 and $38,543, respectively. The total employer contribution to the Plan for the six months ended June 30, 2005 was $22,061 (unaudited). The Plan was terminated in July 2005.

10.	Concentrations

Customers

During 2003, 67% of the Company’s revenues were from two customers. One customer accounted for 48% and the other customer accounted for 19%. At December 31, 2003, the amounts due from such customers were $390,553 and $341,389, respectively, which were included in accounts receivable.

During 2004, 66% of the Company’s revenues were from two customers. One customer accounted for 39% and the other customer accounted for 27%. At December 31, 2004, the amounts due from such customers were $576,575 and $1,059,760, respectively, which were included in accounts receivable.

During the six months ended June 30, 2004, 70% of the Company’s revenues were from two customers (unaudited). One customer accounted for 44% and the other customer accounted for 26% (unaudited). At June 30, 2004, the amounts due from such customers were $514,325 and $564,415, respectively, which were included in accounts receivable (unaudited).

During the six months ended June 30, 2005, 66% of the Company’s revenues were from three customers (unaudited). These customers accounted for 29%, 27% and 10% (unaudited). At June 30, 2005, the amounts due from such customers were $115,515, $507,503 and $221,893, respectively, which were included in accounts receivable (unaudited).

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
10.	Concentrations (continued)

Suppliers

During 2003 and 2004, the Company purchased 92% and 99%, respectively, of its bandwidth from two suppliers. Although there are other suppliers of bandwidth, a change in suppliers would cause delays, which could ultimately affect operations. For the year ended December 31, 2004, the Company had accounts payable to these suppliers of $78,280.

During the six months ended June 30, 2004 and 2005, the Company purchased 99% and 79%, respectively, of its bandwidth from two suppliers (unaudited). Although there are other suppliers of bandwidth, a change in suppliers would cause delays, which could ultimately affect operations. There were no amounts due these suppliers at June 30, 2004 and 2005 (unaudited).

11.	Corporate transaction costs

During 2003, the board of directors made a decision to put the Company up for sale. In connection with this decision, the Company entered into a contract with an investment banker to actively pursue potential buyers. The Company entered into various negotiations and agreements with potential buyers during 2003 and 2004, which did not result in the sale of the Company. During the six months ended June 30, 2005, the Company entered into a letter of intent which resulted in the sale of the Company effective July 28, 2005 (see Note 13).

Total costs incurred in connection with these efforts to sell the Company for the years ended December 31, 2003 and 2004 were $82,131 and $647,137, respectively. Total costs incurred in connection with these efforts to sell the Company for the six months ended June 30, 2004 and 2005 were $293,282 and $187,338, respectively (unaudited). These costs included investment banking, legal and accounting fees.

12.	Litigation costs

During the year ended December 31, 2003, legal complaints were filed against the Company by certain stockholders. The allegations included misrepresentation by the Company during the initial capitalization, non-payment of commissions on the sale of common stock, excessive commissions paid on the sale of common stock, and breach of fiduciary duty. Although management of the Company rejected these claims, in lieu of lengthy court proceedings and legal fees and costs, it was decided to enter into settlement agreements with the plaintiffs.

As such, in October 2004, the Company entered into a settlement agreement with the plaintiffs. In accordance with the agreement, the Company made payments aggregating approximately $436,000. These payments consisted of $130,000 (the original purchase price of the 260,000 common shares held by the respective plaintiff stockholders, collectively), 10% simple interest on the $130,000 balance (computed individually, based on the stockholders’ respective dates of investment), and certain other costs, including the plaintiffs’ legal fees. During the six months ended June 30, 2005, all remaining complaints of the stockholders in this case were dismissed.

The total amount paid in connection with the settlement in excess of the cost of the 260,000 common shares ($130,000) aggregated approximately $306,000, and was recorded as a legal settlement expense during the year ended December 31, 2004. In conjunction with this settlement, the 260,000 common shares held by these stockholders were returned to the Company and canceled.

MediaDefender, Inc.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2004
and for the Six Months Ended June 30, 2004 and 2005 (unaudited)
(continued)
12.	Litigation costs (continued)

During the six months ended June 30, 2005, the Company paid $48,740 to certain stockholders, and incurred $13,275 in legal fees, to satisfy complaints brought by the stockholders alleging breach of fiduciary duty (unaudited). In exchange, each of the stockholders agreed not to bring suit against the Company regarding their complaints. Although management of the Company rejected this claim, in lieu of the filing of a lawsuit that could result in lengthy court proceedings and additional legal costs, it was decided to enter into settlement agreements with the stockholders.

Following is a summary of the total amount recorded as litigation expense at December 31, 2004, and at June 30, 2004 and 2005:

		June 30,	June 30,
	December 31,	2004	2005
	2004	(unaudited)	(unaudited)

Legal settlement	$306,096	$—	$48,740
Legal and accounting fees incurred	81,779	26,733	13,275

	$387,875	$26,733	$62,015

13.	Subsequent events (unaudited)

Sale of the Company

On July 28, 2005, all of the issued and outstanding common stock of the Company was acquired by ARTISTdirect, Inc. through a merger of the Company into a wholly-owned subsidiary of ARTISTdirect, Inc. In connection with this sale, all unvested stock options became fully vested, and all option holders elected to exercise their options. The total consideration payable in the transaction was a cash purchase price of $42.5 million, subject to a holdback of $4.25 million which has been placed into an escrow account to cover any indemnification claims under the acquisition agreement by the parties for a limited period of time.

Employee benefit plan

In connection with the consummation of the sale of the Company, the Company’s employee benefit plan was terminated during July 2005 and the Plan’s participants will be allowed to participate in any similar plan of ARTISTdirect, Inc.

Litigation

The Company received correspondence from two stockholders demanding an appraisal of the fair value of their respective shares of common stock in connection with the sale of the Company. The correspondence also alleges fraud, deceit, material omissions and breach of fiduciary duty in connection with certain activities prior to the sale of the Company. Management of the Company has rejected these claims. As of the date of this report, legal counsel for the Company is not able to express an opinion as to the likelihood of a favorable or an unfavorable outcome, nor is legal counsel able to estimate the amount or range of recovery in the event of an unfavorable outcome.

ARTISTdirect, Inc. and Subsidiaries
Summary of Unaudited Pro Forma Condensed Consolidated Financial Information
Effective July 28, 2005, ARTISTdirect, Inc., a Delaware corporation (the “Company”), consummated the acquisition (the “Acquisition”) of MediaDefender, Inc., a privately-held Delaware corporation (“MediaDefender”), pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, the stockholders of MediaDefender received aggregate cash consideration of $42,500,000, subject to a holdback of $4,250,000 which has been placed in escrow to cover any indemnification claims under the Merger Agreement by the parties for a limited period of time. The Acquisition was funded through a $15,000,000 senior secured debt transaction and a $30,000,000 convertible subordinated debt transaction.
The unaudited pro forma condensed consolidated statements of income (loss) for the year ended December 31, 2004 and the six months ended June 30, 2005 presented herein give effect to the Acquisition as if the transaction had occurred at the beginning of each such period. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2005 presented herein gives effect to the Acquisition as if the transaction had occurred on June 30, 2005.
The unaudited pro forma condensed consolidated statements of income (loss) for the year ended December 31, 2004 and the six months ended June 30, 2005 include certain adjustments that are directly attributable to the transaction, which are expected to have a continuing impact on the Company, and are factually supportable, as summarized in the accompanying notes. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2005 includes certain adjustments that are directly attributable to the transaction and are factually supportable, as summarized in the accompanying notes.
The cash purchase price and the cash and non-cash transaction costs have been allocated to specific identifiable tangible and intangible assets and liabilities in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations” and supported by a report prepared by an independent valuation firm.
The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only. The unaudited pro forma condensed consolidated financial information presented herein is based on management’s estimate of the effects of the Acquisition, had such transaction occurred on the dates indicated herein, based on currently available information and certain assumptions and estimates that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or financial position that actually would have been achieved had the Acquisition been consummated on the dates indicated, or that may be achieved in the future.
The unaudited pro forma condensed consolidated financial information presented herein should be read in conjunction with the financial statements of MediaDefender contained elsewhere in this Current Report on Form 8-K/A, as well as the information contained in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 3, 2005, Amendment No. 1 to the Company’s Current Report on Form 8-K/A, as filed with the Securities and Exchange Commission on August 5, 2005, Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on July 26, 2005, and the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005, as filed with the Securities and Exchange Commission on August 18, 2005.

ARTISTdirect, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet ($000)
June 30, 2005

			Pro Forma		Pro Forma
	ARTISTdirect	MediaDefender	Adjustments		Total
Assets
Current assets:
Cash and cash equivalents	$683	$3,003	$15,000	(a)	$2,196
			30,000	(b)
			(42,500	) (c)
			(930	) (l)
			(557	) (d)
			(2,503	) (e)
Restricted cash	177	—	—		177
Accounts receivable	2,310	2,008	—		4,318
Inventory	252	—	—		252
Prepaid assets	71	34	—		105
Deferred income tax asset	—	99	—		99

Total current assets	3,493	5,144	(1,490)		7,147

		—
Property and equipment	9,481	2,345	(602	) (f)	11,224
Less: Depreciation	(9,397)	(602)	602	(f)	(9,397)

	84	1,743	—		1,827

Investment in MediaDefender	437	—	42,500	(c)	—
			1,586	(i)
			557	(d)
			65	(n)
			84	(g)
			(45,229	) (j)
Deferred financing costs	—	—	1,461	(k)	3,374
			930	(l)
			983	(m)
Other non-current assets	20	3	—		23
Intangible assets:
Customer relationships	—	—	2,257	(j)	2,257
Proprietary technology	—	—	7,602	(j)	7,602
Non-compete agreements	—	—	1,000	(j)	1,000
Goodwill	—	—	34,370	(j)	30,708
			(3,662	) (r)

	457	3	44,504		44,904

	$4,034	$6,890	$43,014		$53,938

ARTISTdirect, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet ($000)
June 30, 2005

			Pro Forma		Pro Forma
	ARTISTdirect	MediaDefender	Adjustments		Total
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,392	$50	$—		$1,442
Accrued expenses	1,177	67	—		1,244
Income tax payable	—	6	—		6
Accrued management bonuses	125	—	—		125
Accrued expenses relating to acquisition of MediaDefender	389	—	65	(n)	454
Deferred revenue	—	277	—		277
Liabilities of discontinued operations	150	—	—		150

Total current liabilities	3,233	400	65		3,698

Long-term liabilities:
Senior secured notes payable	—	—	15,000	(a)	15,000
Discount on senior secured notes payable		—	(1,398	) (o)	(1,398)
Subordinated convertible notes payable	—	—	30,000	(b)	31,461
			1,461	(k)
Discount on subordinated convertible notes payable	—	—	(878	) (p)	(878)
Deferred income tax	—	325	—		325

	—	325	44,185		44,510

Stockholders’ equity:
Preferred stock, $0.01 par value	—	—	—		—
Common stock, $0.01 par value	38	3	11	(i)	46
			(3	) (q)
			(3	) (r)
Common stock held in treasury	(3,442)	—	3,442	(q)	—
Additional paid-in-capital	209,198	4,082	878	(p)	210,677
			983	(m)
			1,398	(o)
			1,574	(i)
			84	(g)
			(3,439	) (q)
			(2,503	) (e)
			(1,578	) (r)
Stock subscription receivable	—	(41)	41	(r)	—
Deferred compensation	(40)	—	—		(40)
Retained earnings (accumulated deficit)	(204,953)	2,121	(2,121	) (r)	(204,953)

Total stockholders’ equity	801	6,165	(1,236)		5,730

	$4,034	$6,890	$43,014		$53,938

ARTISTdirect, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2005
(a)	To record receipt of $15,000,000 cash from the issuance of senior secured notes payable.

(b)	To record receipt of $30,000,000 cash from the issuance of subordinated convertible notes payable.

(c)	To record cash payment of $42,500,000 for the purchase of MediaDefender.

(d)	To record cash payments for professional fees related to MediaDefender acquisition.

(e)	To reduce cash and cash equivalents on MediaDefender’s balance sheet at closing to $500,000 pursuant to acquisition agreement.

(f)	To record MediaDefender property and equipment at fair value.

(g)	To record the fair value of warrants to purchase 114,985 shares of common stock issued to WNT07 Holdings, LLC as a finder’s fee.

(h)	To record cash payments and accrued legal and accounting fees related to MediaDefender acquisition.

(i)	To record the fair value of 1,109,032 shares of common stock issued to WNT07 Holdings, LLC as a finder’s fee in connection with MediaDefender acquisition.

(j)	To eliminate the investment in MediaDefender in consolidation and record the fair value of intangible assets acquired.

(k)	To record the issuance of $1,460,500 of subordinated convertible notes payable as a finder’s fee for related debt financing.

(l)	To record cash payments for finder’s fees and legal expenses related to debt financings.

(m)	To record the fair value of warrants to purchase shares of common stock issued to finder’s in conjunction with the issuance of the senior secured notes payable (237,500 warrants) and the subordinated convertible notes payable (1,516,935 warrants).

(n)	To record additional accrual of professional fees related to MediaDefender acquisition.

(o)	To record the fair value of warrants to purchase 3,250,000 shares of common stock issued to holders of senior secured notes payable in connection with (a) above.

(p)	To record the fair value of warrants to purchase 1,596,774 shares of common stock issued to holders of subordinated convertible notes payable.

(q)	To record the cancellation of 322,902 shares of common stock held in treasury at cost.

(r)	To eliminate MediaDefender’s stockholders’ equity in consolidation.

ARTISTdirect, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) ($000)
For the Year Ended December 31, 2004

			Pro Forma		Pro Forma
	ARTISTdirect	MediaDefender	Adjustments		Total

Net revenue	$5,143	$10,522	$—		$15,665

Cost of revenue:
Direct cost of revenue	3,552	3,276	—		6,828
Depreciation and amortization	—	347	223	(a)	570

	3,552	3,623	223		7,398

Gross profit	1,591	6,899	(223)		8,267

Operating expenses:
Sales and marketing	167	—	—		167
General and administrative	2,676	1,173	652	(b)	4,501
Corporate transaction costs	—	647	(647	) (c)	—
Litigation costs	—	388	—		388
Provision for doubtful accounts	110	25	—		135
Impairment loss	—	1,193	—		1,193
Stock-based compensation	7	—	—		7
Depreciation and amortization	223	—	(223	) (a)	3,549
			3,549	(d)

Total operating costs	3,183	3,426	3,331		9,940

Income (loss) from operations	(1,592)	3,473	(3,554)		(1,673)

Interest income	29	3	—		32
Interest expense	—	(1)	(1,706	) (e)	(2,965)
			(1,258	) (f)
Amortization of deferred financing costs	—	—	(847	) (g)	(1,423)
			(576	) (h)
Loss on disposal of fixed assets	—	(118)	—		(118)
Gain from sale of trade name	500	—	—		500

Income (loss) from continuing operations	(1,063)	3,357	(7,941)		(5,647)

Provision for income taxes	—	1,334	(1,334	) (i)	—

Net income (loss)	$(1,063)	$2,023	$(6,607)		$(5,647)

Net income (loss) per common share - basic and diluted	$(0.30)				$(1.22)

Weighted average number of common shares outstanding - basic and diluted	3,502,117		1,109,032	(j)	4,611,149

[Note: Presentation excludes discontinued operations of ARTISTdirect]

ARTISTdirect, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) ($000)
For the Six Months Ended June 30, 2005

			Pro Forma		Pro Forma
	ARTISTdirect	MediaDefender	Adjustments		Total
Net revenue	$4,459	$5,625	$—		$10,084

Cost of revenue:
Direct cost of revenue	2,643	1,674	—		4,317
Depreciation and amortization	—	164	55	(a)	219

	2,643	1,838	55		4,536

Gross profit	1,816	3,787	(55)		5,548

Operating expenses:
Sales and marketing	77	—	—		77
General and administrative	1,442	464	326	(b)	2,232
Corporate transaction costs	—	187	(187	) (c)	—
Litigation costs	—	62	—		62
Provision for doubtful accounts	—	—	—		—
Impairment loss	—	—	—		—
Stock-based compensation	23	—	—		23
Depreciation and amortization	55	—	(55	) (a)	1,774
			1,774	(d)

Total operating costs	1,597	713	1,858		4,168

Income (loss) from operations	219	3,074	(1,913)		1,380

Interest income	10	13	—		23
Interest expense	—	(3)	(848	) (e)	(1,480)
			(629	) (f)
Amortization of deferred financing costs	—	—	(424	) (g)	(712)
			(288	) (h)
Loss on disposal of fixed assets	—	—	—		—
Gain from sale of trade name	—	—	—		—

Income (loss) from continuing operations	229	3,084	(4,102)		(789)

Provision for income taxes	—	1,234	(1,234	) (i)	—

Net income (loss)	$229	$1,850	$(2,868)		$(789)

Net income (loss) per common share:
Basic	$0.07				$(0.17)

Diluted	$0.06				$(0.17)

Weighted average number of common shares outstanding:
Basic	3,502,117		1,109,032	(j)	4,611,149

Diluted	3,652,081		1,109,032	(j)	4,611,149

[Note: Presentation excludes discontinued operations of ARTISTdirect]

ARTISTdirect, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss)
For the Year Ended December 31, 2004 and the Six Months Ended June 30, 2005
(a)	To reclassify ARTISTdirect’s depreciation and amortization expense to cost of revenue.

(b)	To record increased compensation per employment and consulting contracts.

(c)	To record the elimination of corporate transaction costs relating to sale of MediaDefender.

(d)	To record the amortization of intangible assets acquired in MediaDefender acquisition.

(e)	To record interest expense at 11.25% per annum on the senior secured notes payable.

(f)	To record interest expense at 4.00% per annum on the subordinated convertible notes payable.

(g)	To record the amortization of the finder’s fees related to the senior secured notes payable and the subordinated convertible notes payable.

(h)	To record the amortization of the discount on the senior secured notes payable and the subordinated convertible notes payable.

(i)	To record the elimination of the provision for income taxes due to pro forma consolidated loss.

(j)	To include 1,109,032 shares of common stock issued to WNT07 Holdings, LLC as a finder’s fee.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors And Officers
     Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
     Our Bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our Bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our Bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our Bylaws.
     We also have directors’ and officers’ liability insurance.
Item 25. Other Expenses of Issuance and Distribution
     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$10,330
Printing and engraving expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Transfer agent and registrar’s fees and expenses	2,000
Miscellaneous expenses	5,000

Total	$82,330

Item 26. Recent Sales of Unregistered Securities
     During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act. All recipients had adequate access, through their relationships with us, to information about us.

     On September 8, 2003, we issued a warrant to our former landlord to purchase 200,000 shares of our common stock. The warrant was issued as partial consideration for an office lease termination. The securities were issued in reliance from exemptions from registration pursuant to Section 4(2) under the Securities Act.
     Effective January 9, 2004, we issued non-qualified stock options to a former executive to purchase up to 60,000 shares of our common stock (of which 50,000 have since expired). The securities were issued in reliance from exemptions from registration pursuant to Section 4(2) under the Securities Act.
     On June 30, 2004, we issued a warrant to purchase 10,000 shares of our common stock to a real estate broker. The warrant was issued as partial consideration for an office lease. The securities were issued in reliance from exemptions from registration pursuant to Section 4(2) under the Securities Act.
     On April 26, 2005, we issued a warrant to purchase up to 100,000 shares of our common stock to DKR SoundShore Oasis Holding Fund, Ltd. and a warrant to purchase up to 60,000 shares of our common stock to Verus International Group Limited. The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. Each of the warrants were deemed financing commitment warrants and were cancelled retroactively upon consummation of our acquisition of MediaDefender, Inc.
     On May 23, 2005, we issued a warrant to purchase up to 100,000 shares of our common stock to DKR SoundShore Oasis Holding Fund, Ltd. The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The warrant was deemed a financing commitment warrant and was cancelled retroactively upon consummation of our acquisition of MediaDefender, Inc.
     On May 25, 2005, we issued a warrant to purchase up to 60,000 shares of our common stock to CCM Master Qualified Fund, Ltd. The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The warrant was deemed a financing commitment warrant and was cancelled retroactively upon consummation of our acquisition of MediaDefender, Inc.
     On July 28, 2005, we issued $31,460,500 worth of subordinated promissory notes (including $1,460,500 worth of promissory notes issued to our placement agent for services rendered) to a total of 15 investors that convert into up to an aggregate of 20,297,097 shares of our common stock. The investors also received warrants to purchase up to an aggregate of 3,113,709 shares of our common stock. The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.
     On July 28, 2005, we issued $15,000,000 worth of secured promissory notes to a total of 4 investors. The investors also received warrants to purchase up to an aggregate of 3,250,000 shares of our common stock. The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.
     On July 28, 2005, we issued a warrant to purchase up to 237,500 shares of our common stock to Libra FE, LP. The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.
     On July 28, 2005, we issued 1,109,032 shares of common stock and a warrant to purchase up to 114,985 shares of common stock to WNT07 Holdings, LLC. The securities were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.
Item 27. Exhibits and Financial Statement Schedules

Exhibit No.	Title
2.1	Agreement and Plan of Merger, dated July 28, 2005, by and among ARTISTdirect, Inc., ARTISTdirect Merger Sub, Inc. and MediaDefender, Inc. (incorporated by reference to current report on Form 8-K filed August 5, 2005).

3.1	Amended and Restated Certificate of Incorporation of ARTISTdirect, Inc. (incorporated by reference to registration statement on Form S-1 filed on September 22, 1999).

Exhibit No.	Title
3.2	Amended and Restated Bylaws of ARTISTdirect, Inc. (incorporated by reference to registration statement on Form S-1 filed on September 22, 1999).

3.3	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2001).

3.4	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2002).

3.5	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to current report on Form 8-K filed November 9, 2005).

4.1	Registration Rights Letter Agreement dated May 31, 2001 between ARTISTdirect, Inc. and Frederick W. Field (incorporated by reference to definitive proxy statement filed June 11, 2001).

4.2	Form of 11.25% Senior Note Due July 28, 2009 issued to each of the Senior Financing investors dated July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.3	Form of Warrant to Purchase Common Stock issued to each of the Senior Financing investors dated July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.4	Registration Rights Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and each of the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.5	Form of Convertible Subordinated Note issued to each of the Sub-debt investors dated July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.6	Form of Sub-Debt Financing Warrant issued July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.7	Registration Rights Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and each of the Sub-Debt Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.8	Warrant issued to Libra FE, LP on July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.9	Registration Rights Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and Libra FE, LP. (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.10	Warrant issued to WNT07, LLC on July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.11	Waiver of Registration Rights Agreement, dated November 25, 2005, by and among ARTISTdirect, Inc. and certain of the Senior Financing investors (incorporated by reference to current report on Form 8-K filed November 30, 2005).

4.12	Waiver of Registration Rights Agreement, dated November 25, 2005, by and among ARTISTdirect, Inc. and certain of the Sub-Debt Financing investors (incorporated by reference to current report on Form 8-K filed November 30, 2005).

5.1	Opinion of Sheppard Mullin Richter & Hampton LLP.

10.1	Amendment No. 1 dated February 27, 2002 to the Agreement dated July 19, 2000 between ARTISTdirect, Inc. and Ticketmaster (incorporated by reference to quarterly report on Form 10-Q filed May 15, 2002).

10.2	Escrow Agreement dated March 13, 2002 among ARTISTdirect, Inc., Ticketmaster and JPMorgan Chase Bank (incorporated by reference to quarterly report on Form 10-Q filed May 15, 2002).

10.3	Agreement dated October 22, 2001 between ARTISTdirect, Inc. and Old Glory Boutique Distributing, Inc. (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2002).

Exhibit No.	Title

10.4	Letter Agreement, dated as of December 9, 2002, by and between ARTISTdirect, Inc. and Frederick W. Field to amend the Employment Agreement dated May 31, 2001 between ARTISTdirect, Inc. and Mr. Field (incorporated by reference to current report on Form 8-K filed December 13, 2002).

10.5	Letter Agreement, dated as of December 9, 2002, by and between ARTISTdirect Records, L.L.C. and Frederick W. Field to amend the Employment Agreement dated May 31, 2001 between ARTISTdirect Records, L.L.C. and Mr. Field (incorporated by reference to current report on Form 8-K filed December 13, 2002).

10.6	Letter Agreement, dated as of December 23, 2002, by and between ARTISTdirect, Inc. and Keith Yokomoto to amend the Employment Agreement dated July 1, 2001 between ARTISTdirect, Inc. and Mr. Yokomoto (incorporated by reference to quarterly report on Form 10-Q/A filed December 23, 2002).

10.7	Letter Agreement, dated as of December 23, 2002, by and between ARTISTdirect, Inc. and Marc Geiger to amend the Employment Agreement dated July 28, 1998, as amended on July 1, 2001, between ARTISTdirect, Inc. and Mr. Geiger (incorporated by reference to current report on Form 8-K filed December 23, 2002).

10.8	Letter Agreement dated December 11, 2002 between ARTISTdirect, Inc. and Benn Co., LLC consenting to the assignment by Old Glory Boutique Distributing, Inc. to Benn Co., LLC of the Agreement dated October 22, 2001 between ARTISTdirect, Inc. and Old Glory Boutique Distributing, Inc. (incorporated by reference to annual report on Form 10-K filed March 31, 2003).

10.9	Agreement for Services dated as of June 13, 2002 between ARTISTdirect, Inc. and Frankel & Company (incorporated by reference to annual report on Form 10-K filed March 31, 2003).

10.10	Letter Agreement, dated as of May 1, 2003, by and between ARTISTdirect, Inc. and Frederick W. Field to amend the Employment Agreement dated May 31, 2001 between ARTISTdirect, Inc. and Mr. Field (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2003).

10.11	Letter Agreement, dated as of May 1, 2003, by and between ARTISTdirect Records, L.L.C. and Frederick W. Field to amend the Employment Agreement dated May 31, 2001 between ARTISTdirect Records, L.L.C. and Mr. Field (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2003).

10.13	Notice of Grant of Stock Option dated as of September 29, 2003 by and between ARTISTdirect, Inc. and Jon Diamond (incorporated by reference to quarterly report on Form 10-Q filed November 14, 2003).

10.14	Settlement, Release and Termination of Lease Agreement dated as of September 8, 2003, by and between 5670 Wilshire L.P. and ARTISTdirect, Inc. (incorporated by reference to quarterly report on Form 10-Q filed on November 14, 2003).

10.15	Termination Agreement and Mutual Release by Keith Yokomoto and ARTISTdirect, Inc. dated as of December 31, 2003 (incorporated by reference to annual report on Form 10-K filed on May 17, 2004).

10.16	Form of Director Indemnification Agreement (incorporated by reference to registration statement on Form S-1 filed September 22, 1999).

10.17	Form of Officer Indemnification Agreement (incorporated by reference to registration statement on Form S-1 filed September 22, 1999).

Exhibit No.	Title
10.18	Notice of Grant of Stock Option dated as of March 29, 2004 by and between ARTISTdirect, Inc. and Robert N. Weingarten (incorporated by reference to quarterly report on Form 10-Q filed August 20, 2004).

10.19	Termination Agreement made as of July 30, 2004 among ARTISTdirect, Inc., ARTISTdirect Records, LLC and BMG Music (incorporated by reference to quarterly report on Form 10-Q filed August 20, 2004).

10.20	Trademark Assignment and Purchase Agreement between ARTISTdirect, Inc. and Apple Computer, Inc. dated November 12, 2004 (incorporated by reference to current report on Form 8-K filed November 29, 2004).

10.21	Transfer Agreement between ARTISTdirect Recordings, Inc., ARTISTdirect, Inc. and Radar Records Holdings, Inc. dated as of December 31, 2004 (incorporated by reference to current report on Form 8-K filed March 4, 2005).

10.22	Employment, Confidentiality and Noncompetition Agreement, dated July 28, 2005, by and between MediaDefender, Inc. and Randy Saaf (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.23	Employment, Confidentiality and Noncompetition Agreement, dated July 28, 2005, by and between MediaDefender, Inc. and Octavio Herrera (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.24	Non-Competition Agreement, dated July 28, 2005, entered into between MediaDefender, Inc. and Randy Saaf (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.25	Non-Competition Agreement, dated July 28, 2005, entered into between MediaDefender, Inc. and Octavio Herrera (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.26	Note and Warrant Purchase Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc., the investors indicated on the schedule of buyers thereto and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.27	Security Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and its subsidiaries and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.28	Pledge Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.29	Form of Copyright Security Agreement (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.30	Patent Security Agreement, dated July 28, 2005, by and among MediaDefender, Inc. and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.31	Trademark Security Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and U.S. Bank National Association, as Collateral Agent for the benefit of the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

Exhibit No.	Title
10.32	Subsidiary Guaranty, dated July 28, 2005, made by ARTISTdirect, Inc. and its subsidiaries in favor of U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.33	Securities Purchase Agreement, dated July 28, 2005, entered into by and among ARTISTdirect, Inc. and the Sub-debt Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.34	Subordination Agreement, dated July 28, 2005, among ARTISTdirect, Inc., and certain of its subsidiaries, the Sub-debt Financing investors and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.35	Non-Competition Agreement, dated July 28, 2005, entered into between ARTISTdirect, Inc. and WNT07, LLC (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.36	Employment Agreement, dated July 28, 2005, entered into between ARTISTdirect, Inc. and Jon Diamond (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.37	Employment Agreement, dated July 28, 2005, entered into between ARTISTdirect, Inc. and Robert Weingarten (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.38	Amendment No. 1 to Employment Agreement, dated October 11, 2005), entered into between ARTISTdirect, Inc. and Jon Diamond (incorporated by reference to current report on Form 8-K filed October 14, 2005).

16.1	Letter from KPMG LLP regarding change in certifying accountants (incorporated by reference to current report on Form 8-K filed February 12, 2004).

21.1	Subsidiaries of ARTISTdirect, Inc. (incorporated by reference to registration statement on Form SB-2 filed November 10, 2005).

23.1	Consent of Gumbiner Savett Inc.

23.2	Consent of Sheppard Mullin Richter & Hampton LLP (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to registration statement on Form SB-2 filed November 10, 2005).

     (B) Financial Statement Schedules
     All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 28. Undertakings
     (a) The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:
          (1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:
               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) Include any additional or changed material information on the plan of distribution.
          (2) For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
          (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by on or behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
               (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     (e) Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (g) That, for purposes of determining liability under the Securities Act to any purchaser:
          (1) If the small business issuer is relying on Rule 430B:
               (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

               (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (2) If the small business issuer is subject to Rule 430C, include the following:
     Each prospectus filed pursuant to Rule 424(b)as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on the 6th day of December, 2005.

ARTISTdirect, Inc.
By:	/s/ Jonathan V. Diamond
Jonathan V. Diamond
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Robert N. Weingarten
Robert N. Weingarten
Chief Financial Officer (Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Jonathan V. Diamond Jonathan V. Diamond	President, Chief Executive Officer and Director (Principal Executive Officer)	December 6, 2005
/s/ Robert N. Weingarten Robert N. Weingarten	Chief Financial Officer (Principal Financial and Accounting Officer)	December 6, 2005
* Frederick W. Field	Chairman of the Board of Directors	December 6, 2005
* Eric Pulier	Director	December 6, 2005

SIGNATURE	TITLE	DATE
* Teymour Boutros-Ghali	Director	December 6, 2005
* Dimitri Villard	Director	December 6, 2005
* James N. Lane	Director	December 6, 2005
* Fred Davis	Director	December 6, 2005

*By:	/s/ Jonathan V. Diamond
Jonathan V. Diamond
(Attorney-in-Fact)

*By:	/s/ Robert N. Weingarten
Robert N. Weingarten
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.	Title
2.1	Agreement and Plan of Merger, dated July 28, 2005, by and among ARTISTdirect, Inc., ARTISTdirect Merger Sub, Inc. and MediaDefender, Inc. (incorporated by reference to current report on Form 8-K filed August 5, 2005).

3.1	Amended and Restated Certificate of Incorporation of ARTISTdirect, Inc. (incorporated by reference to registration statement on Form S-1 filed on September 22, 1999).

3.2	Amended and Restated Bylaws of ARTISTdirect, Inc. (incorporated by reference to registration statement on Form S-1 filed on September 22, 1999).

3.3	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2001).

3.4	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2002).

3.5	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to current report on Form 8-K filed November 9, 2005).

4.1	Registration Rights Letter Agreement dated May 31, 2001 between ARTISTdirect, Inc. and Frederick W. Field (incorporated by reference to definitive proxy statement filed June 11, 2001).

4.2	Form of 11.25% Senior Note Due July 28, 2009 issued to each of the Senior Financing investors dated July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.3	Form of Warrant to Purchase Common Stock issued to each of the Senior Financing investors dated July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.4	Registration Rights Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and each of the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.5	Form of Convertible Subordinated Note issued to each of the Sub-debt investors dated July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.6	Form of Sub-Debt Financing Warrant issued July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.7	Registration Rights Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and each of the Sub-Debt Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.8	Warrant issued to Libra FE, LP on July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.9	Registration Rights Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and Libra FE, LP. (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.10	Warrant issued to WNT07, LLC on July 28, 2005 (incorporated by reference to current report on Form 8-K filed August 3, 2005).

4.11	Waiver of Registration Rights Agreement, dated November 25, 2005, by and among ARTISTdirect, Inc. and certain of the Senior Financing investors (incorporated by reference to current report on Form 8-K filed November 30, 2005).

4.12	Waiver of Registration Rights Agreement, dated November 25, 2005, by and among ARTISTdirect, Inc. and certain of the Sub-Debt Financing investors (incorporated by reference to current report on Form 8-K filed November 30, 2005).

5.1	Opinion of Sheppard Mullin Richter & Hampton LLP.

10.1	Amendment No. 1 dated February 27, 2002 to the Agreement dated July 19, 2000 between ARTISTdirect, Inc. and Ticketmaster (incorporated by reference to quarterly report on Form 10-Q filed May 15, 2002).

10.2	Escrow Agreement dated March 13, 2002 among ARTISTdirect, Inc., Ticketmaster and JPMorgan Chase Bank (incorporated by reference to quarterly report on Form 10-Q filed May 15, 2002).

10.3	Agreement dated October 22, 2001 between ARTISTdirect, Inc. and Old Glory Boutique Distributing, Inc. (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2002).

Exhibit No.	Title
10.4	Letter Agreement, dated as of December 9, 2002, by and between ARTISTdirect, Inc. and Frederick W. Field to amend the Employment Agreement dated May 31, 2001 between ARTISTdirect, Inc. and Mr. Field (incorporated by reference to current report on Form 8-K filed December 13, 2002).

10.5	Letter Agreement, dated as of December 9, 2002, by and between ARTISTdirect Records, L.L.C. and Frederick W. Field to amend the Employment Agreement dated May 31, 2001 between ARTISTdirect Records, L.L.C. and Mr. Field (incorporated by reference to current report on Form 8-K filed December 13, 2002).

10.6	Letter Agreement, dated as of December 23, 2002, by and between ARTISTdirect, Inc. and Keith Yokomoto to amend the Employment Agreement dated July 1, 2001 between ARTISTdirect, Inc. and Mr. Yokomoto (incorporated by reference to quarterly report on Form 10-Q/A filed December 23, 2002).

10.7	Letter Agreement, dated as of December 23, 2002, by and between ARTISTdirect, Inc. and Marc Geiger to amend the Employment Agreement dated July 28, 1998, as amended on July 1, 2001, between ARTISTdirect, Inc. and Mr. Geiger (incorporated by reference to current report on Form 8-K filed December 23, 2002).

10.8	Letter Agreement dated December 11, 2002 between ARTISTdirect, Inc. and Benn Co., LLC consenting to the assignment by Old Glory Boutique Distributing, Inc. to Benn Co., LLC of the Agreement dated October 22, 2001 between ARTISTdirect, Inc. and Old Glory Boutique Distributing, Inc. (incorporated by reference to annual report on Form 10-K filed March 31, 2003).

10.9	Agreement for Services dated as of June 13, 2002 between ARTISTdirect, Inc. and Frankel & Company (incorporated by reference to annual report on Form 10-K filed March 31, 2003).

10.10	Letter Agreement, dated as of May 1, 2003, by and between ARTISTdirect, Inc. and Frederick W. Field to amend the Employment Agreement dated May 31, 2001 between ARTISTdirect, Inc. and Mr. Field (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2003).

10.11	Letter Agreement, dated as of May 1, 2003, by and between ARTISTdirect Records, L.L.C. and Frederick W. Field to amend the Employment Agreement dated May 31, 2001 between ARTISTdirect Records, L.L.C. and Mr. Field (incorporated by reference to quarterly report on Form 10-Q filed August 14, 2003).

10.13	Notice of Grant of Stock Option dated as of September 29, 2003 by and between ARTISTdirect, Inc. and Jon Diamond (incorporated by reference to quarterly report on Form 10-Q filed November 14, 2003).

10.14	Settlement, Release and Termination of Lease Agreement dated as of September 8, 2003, by and between 5670 Wilshire L.P. and ARTISTdirect, Inc. (incorporated by reference to quarterly report on Form 10-Q filed on November 14, 2003).

10.15	Termination Agreement and Mutual Release by Keith Yokomoto and ARTISTdirect, Inc. dated as of December 31, 2003 (incorporated by reference to annual report on Form 10-K filed on May 17, 2004).

10.16	Form of Director Indemnification Agreement (incorporated by reference to registration statement on Form S-1 filed September 22, 1999).

10.17	Form of Officer Indemnification Agreement (incorporated by reference to registration statement on Form S-1 filed September 22, 1999).

Exhibit No.	Title
10.18	Notice of Grant of Stock Option dated as of March 29, 2004 by and between ARTISTdirect, Inc. and Robert N. Weingarten (incorporated by reference to quarterly report on Form 10-Q filed August 20, 2004).

10.19	Termination Agreement made as of July 30, 2004 among ARTISTdirect, Inc., ARTISTdirect Records, LLC and BMG Music (incorporated by reference to quarterly report on Form 10-Q filed August 20, 2004).

10.20	Trademark Assignment and Purchase Agreement between ARTISTdirect, Inc. and Apple Computer, Inc. dated November 12, 2004 (incorporated by reference to current report on Form 8-K filed November 29, 2004).

10.21	Transfer Agreement between ARTISTdirect Recordings, Inc., ARTISTdirect, Inc. and Radar Records Holdings, Inc. dated as of December 31, 2004 (incorporated by reference to current report on Form 8-K filed March 4, 2005).

10.22	Employment, Confidentiality and Noncompetition Agreement, dated July 28, 2005, by and between MediaDefender, Inc. and Randy Saaf (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.23	Employment, Confidentiality and Noncompetition Agreement, dated July 28, 2005, by and between MediaDefender, Inc. and Octavio Herrera (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.24	Non-Competition Agreement, dated July 28, 2005, entered into between MediaDefender, Inc. and Randy Saaf (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.25	Non-Competition Agreement, dated July 28, 2005, entered into between MediaDefender, Inc. and Octavio Herrera (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.26	Note and Warrant Purchase Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc., the investors indicated on the schedule of buyers thereto and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.27	Security Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and its subsidiaries and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.28	Pledge Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.29	Form of Copyright Security Agreement (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.30	Patent Security Agreement, dated July 28, 2005, by and among MediaDefender, Inc. and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.31	Trademark Security Agreement, dated July 28, 2005, by and among ARTISTdirect, Inc. and U.S. Bank National Association, as Collateral Agent for the benefit of the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

Exhibit No.	Title
10.32	Subsidiary Guaranty, dated July 28, 2005, made by ARTISTdirect, Inc. and its subsidiaries in favor of U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.33	Securities Purchase Agreement, dated July 28, 2005, entered into by and among ARTISTdirect, Inc. and the Sub-debt Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.34	Subordination Agreement, dated July 28, 2005, among ARTISTdirect, Inc., and certain of its subsidiaries, the Sub-debt Financing investors and U.S. Bank National Association, as Collateral Agent for the Senior Financing investors (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.35	Non-Competition Agreement, dated July 28, 2005, entered into between ARTISTdirect, Inc. and WNT07, LLC (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.36	Employment Agreement, dated July 28, 2005, entered into between ARTISTdirect, Inc. and Jon Diamond (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.37	Employment Agreement, dated July 28, 2005, entered into between ARTISTdirect, Inc. and Robert Weingarten (incorporated by reference to current report on Form 8-K filed August 3, 2005).

10.38	Amendment No. 1 to Employment Agreement, dated October 11, 2005), entered into between ARTISTdirect, Inc. and Jon Diamond (incorporated by reference to current report on Form 8-K filed October 14, 2005).

16.1	Letter from KPMG LLP regarding change in certifying accountants (incorporated by reference to current report on Form 8-K filed February 12, 2004).

21.1	Subsidiaries of ARTISTdirect, Inc. (incorporated by reference to registration statement on Form SB-2 filed November 10, 2005).

23.1	Consent of Gumbiner Savett Inc.

23.2	Consent of Sheppard Mullin Richter & Hampton LLP (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to registration statement on Form SB-2 filed November 10, 2005).